   As filed with the Securities and Exchange Commission on December 23, 1996

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                              ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                              ----------------

                                PLD TELEKOM INC.
                    (FORMERLY PETERSBURG LONG DISTANCE INC.)
             (Exact name of registrant as specified in its charter)

            Ontario                                   4813                                                N/A
(State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer Identification No.)
incorporation or organization)                 Classification No.)


                                166 Pearl Street
                        Toronto, Ontario, Canada M5H 1L3
                                 (416) 593-4989

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             CT CORPORATION SYSTEM
                                 1633 Broadway
                              New York, NY  10019
                                 (212) 664-7666

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:

                            E. Clive Anderson, Esq.
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                          Philadelphia, PA 19103-6993

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after (a) the effectiveness of this Registration Statement and (b) the effective date of the continuance of PLD Telekom Inc., an Ontario corporation (the "Company") as a domestic corporation under the Delaware General Corporation Law (the "DGCL") (the Company, as continued under the
DGCL, "PLD Delaware" or the "Registrant").

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                 PROPOSED            PROPOSED
                                                 AMOUNT           MAXIMUM            MAXIMUM            AMOUNT OF
           TITLE OF EACH CLASS OF                 TO BE       OFFERING PRICE        AGGREGATE         REGISTRATION
        SECURITIES TO BE REGISTERED            REGISTERED        PER UNIT         OFFERING PRICE           FEE
--------------------------------------------------------------------------------------------------------------------
 Common Stock, without par value . . . .     34,248,534 (1)     $5.813 (2)      $199,086,728  (2)        $60,330
--------------------------------------------------------------------------------------------------------------------
 Series II Convertible Preferred Stock,
 without par value . . . . . . . . . . .           405,217       $.732 (3)        $296,457  (3)            $90
--------------------------------------------------------------------------------------------------------------------
 Series III Convertible Preferred Stock,
 without par value . . . . . . . . . . .            41,667       $.732(3)          $30,484 (3)             $10
====================================================================================================================


(1) Consists of (i) 31,696,034 shares of PLD Delaware Common Stock issuable upon the conversion, pursuant to the continuance of the Company under the DGCL, of currently outstanding Common Shares of the Company and (ii) up to 2,552,500 shares of PLD Delaware Common Stock issuable upon the exercise of Company options and warrants, converted as of the date of the continuance of the Company under the DGCL to PLD Delaware options and warrants, that are outstanding and unexercised on the date of such continuance.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of Common Shares, no par value, of the Company on December 19, 1996 on the Nasdaq National Market.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2), based on a book value of Cdn. $1.00 per share and a $/Cdn.$ exchange rate of $.7316/Cdn.$1 on December 18, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

                                PLD TELEKOM INC.

                                166 PEARL STREET
                                TORONTO, ONTARIO
                                    M5H 1L3

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of the shareholders of PLD Telekom Inc. (the "Company") will be held at ______ Toronto, Ontario on ____________, 1997 at 10:00 a.m. Toronto time, for the purpose of:

    (a) Considering, and if thought fit, approving a special resolution (the "Special Resolution") authorizing the Company to (i) continue the Company as a Delaware corporation ("PLD Delaware") under the Delaware General Corporation Law (the "DGCL") and simultaneously discontinue the Company's existence in Ontario under the Business Corporations Act (Ontario) (the "OBCA") (the "Continuance"); (ii) approve the Certificate of Incorporation of PLD Delaware (the "Certificate of Incorporation"), which will be filed with the Secretary of State of the State of Delaware along with a Certificate of Domestication (together with the Certificate of Incorporation, the "Delaware Filings") as part of the Continuance; (iii) authorize the Company to apply to the Director under the OBCA for authorization to continue (the "OBCA Authorization"), file the OBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director under the OBCA in order to obtain a Certificate of Discontinuance under the OBCA and
                 (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders; and

    (b) The transaction of such further and other business as may properly come before the meeting or any adjournment thereof.

The text of the Special Resolution concerning the Continuance is attached as Schedule "A" to the Information Circular/Prospectus accompanying this Notice. The Special Resolution will be approved if passed by at least 66-2/3% of the votes cast at the Meeting. A dissenting shareholder is entitled to be paid the fair value of his or her shares in accordance with section 185 of the OBCA. Shareholder approval of the Continuance further authorizes the directors of the Company, in their discretion, to abandon the Continuance without further approval of the shareholders. Holders of Preferred Shares Series II and III of the Company are not entitled to vote at the Meeting or to dissent with respect to the Special Resolution.

Shareholders who are unable to attend the meeting in person are requested to date, complete, sign and return the enclosed form of proxy to the Secretary of the Company, c/o Montreal Trust Company, in the return envelope provided.

DATED at Toronto, Ontario this ___ day of January, 1997

By Order of the Board

James R.S. Hatt
Chairman and Chief Executive Officer

                SUBJECT TO COMPLETION, DATED DECEMBER 23, 1996


                                PLD TELEKOM INC.
                                166 PEARL STREET
                            TORONTO, ONTARIO M5H 1L3

                               -----------------

                              INFORMATION CIRCULAR

                                      For
                        Special Meeting of Shareholders
                          To be Held ___________, 1997

                               -----------------

                                   PROSPECTUS

                                  COMMON STOCK
                     SERIES II CONVERTIBLE PREFERRED STOCK
                     SERIES III CONVERTIBLE PREFERRED STOCK
                                       OF
                                PLD TELEKOM INC.



    This Information Circular/Prospectus (the "Circular/Prospectus") is being furnished as a management proxy circular in connection with the solicitation by the Board of Directors and management of PLD Telekom Inc., an Ontario corporation (the "Company"), of proxies for use at the special meeting of shareholders of the Company to be held on ______________, 1997 (the "Meeting") at _______, Toronto, Ontario, or any adjournment or adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors and/or officers of the Company at nominal cost. The cost of such solicitation will be borne by the Company.

    At the Meeting, the Company's common shareholders will be asked to vote upon a proposal to (i) continue the Company as a Delaware corporation ("PLD Delaware") under the Delaware General Corporation Law (the "DGCL") and simultaneously discontinue the Company's existence in Ontario under the Business Corporations Act (Ontario) (the "OBCA") (the "Continuance"); (ii) approve the Certificate of Incorporation of PLD Delaware (the "Certificate of Incorporation"), which is attached as Schedule "D" hereto and will be filed with the Secretary of State of the State of Delaware along with a Certificate of Domestication (together with the Certificate of Incorporation, the "Delaware Filings"), which is attached as Schedule "C" hereto and incorporated herein by reference, as part of the Continuance; (iii) authorize the Company to apply to the Director under the OBCA for authorization to continue (the "OBCA Authorization"), file the OBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director under the OBCA in order to obtain a Certificate of Discontinuance under the OBCA and (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders. In order to take effect, the proposal must be passed by at least 66-2/3% of the votes cast at the Meeting. The text of the Special Resolution concerning the Continuance is attached as Schedule "A" hereto. The persons named in the enclosed form of proxy intend to
vote for the Special Resolution.   The Continuance, if approved, will effect a
change in the legal domicile of the Company as of the effective date of the Continuance, but will not change the business or operations of the Company.
The directors and officers of the Company immediately following the Continuance will be identical to the current directors and officers of the Company. By operation of law, when the Continuance becomes effective, all of the assets, property, rights, liabilities and obligations of the Company immediately prior to the Continuance will continue to be the assets, property, rights, liabilities and obligations of PLD Delaware, and PLD Delaware will retain the original incorporation date of the Company in Ontario as PLD Delaware's date of incorporation for purposes of the DGCL.

    This Circular/Prospectus also constitutes the Prospectus of PLD Delaware under the United States Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of PLD Delaware Common Stock without par value (the

"PLD Delaware Common Stock"), PLD Delaware Series II Preferred Stock, without par value (the "Series II Preferred Stock") and PLD Delaware Series III Preferred Stock, without par value (the "Series III Preferred Stock"), to be held by the Company's shareholders following the effective date of the Continuance.

    A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY ATTACHED HERETO, WHO ARE DIRECTORS OF THE COMPANY. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company on or before ______________, 1997. A shareholder who has given a proxy may revoke it at any time prior to its use either (i) by signing a proxy bearing a later date and delivering it to the Secretary of the Company on or before ___________, 1997 or (ii) by signing a written notice of revocation and delivering it to the Chairman of the Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND OBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE CERTIFICATE OF INCORPORATION, THE OBCA AUTHORIZATION AND THE AUTHORIZATION OF THE DIRECTORS OF THE COMPANY, IN THEIR DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.

THE VOTE APPROVING THE SPECIAL RESOLUTION AND THE SECURITIES SUBJECT HEREOF INVOLVE CERTAIN IMPORTANT FACTORS TO BE CONSIDERED. SEE "RISK FACTORS."

                               ---------------

THE COMPANY HAS FILED A REGISTRATION STATEMENT WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN WASHINGTON, D.C. COVERING SHARES OF STOCK OF PLD DELAWARE TO BE HELD BY SHAREHOLDERS OF THE COMPANY FOLLOWING THE EFFECTIVE DATE OF THE CONTINUANCE DESCRIBED IN THIS CIRCULAR/PROSPECTUS. THIS CIRCULAR/PROSPECTUS WAS FILED AS PART OF SUCH REGISTRATION STATEMENT.

                               ---------------

THE SECURITIES SUBJECT HEREOF HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY IN CANADA NOR HAS THE COMMISSION OR SUCH CANADIAN REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



 The date of this Information Circular/Prospectus is January __, 1997 and is being mailed to shareholders on or about January __, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Ontario Securities Commission, 20 Queen Street West, 18th Floor, Toronto, Ontario M5H 358. The Company's Common Shares are quoted on the Nasdaq National Market and the Toronto Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at The Toronto Stock Exchange, Exchange Tower, 2 First Canadian Place, P.O. Box 450, 4th Floor, Toronto, Ontario M5X 152. Upon completion of the Continuance, PLD Delaware will continue to be subject to such informational requirements.

    The Company has filed with the SEC a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act, of which this Circular/Prospectus forms a part, with respect to the shares of PLD Delaware Common Stock, Series II Preferred Stock and Series III Preferred Stock to be held by shareholders of the Company following the effective date of the Continuance in connection with the Continuance and pursuant to this Circular/Prospectus. This Circular/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. A copy of the Registration Statement may be inspected without charge at the principal offices of the SEC in Washington D.C. or electronically by means of the SEC's home page on the Internet (http://www.sec.gov).


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
                           FOR UNITED STATES PURPOSES

    The following documents are incorporated herein by reference solely for the purposes of the United States securities laws:

    (1) The Company's annual report on Form 20-F for the fiscal year ended December 31, 1995 (the "1995 Form 20-F");

    (2)          The Company's interim report on Form 6-K filed with the SEC
May 28, 1996;

    (3)          The Company's interim report on Form 6-K filed with the SEC
June 13, 1996;

    (4) The Company's interim report on Form 6-K filed with the SEC August 30, 1996;

    (5) The Company's interim report on Form 6-K filed with the SEC December 2, 1996; and

    (6) The description of the Company's Common Shares contained in the Company's registration statement on Form 20-F filed with the SEC under the Company's former name, NWE Capital Corp., on July 23, 1992.

    In addition, all reports and other documents subsequently filed by the Company prior to the date of the Meeting pursuant to Sections 13 and 15(d) of the Exchange Act after the date of this Circular/Prospectus and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

    THIS CIRCULAR/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE REGARDING THE COMPANY WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CLAYTON A. WAITE, VICE PRESIDENT, ADMINISTRATION, PLD TELEKOM INC., 166 PEARL STREET, TORONTO, ONTARIO M5H 1L3. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY __, 1997.

    Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Circular/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular/Prospectus. Subject to the foregoing, all information appearing in this Circular/Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR/PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS CIRCULAR/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS CIRCULAR/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              ------------------

PROSPECTIVE INVESTORS SHOULD BE AWARE THAT THE CONTINUANCE AND THE ACQUISITION OF SECURITIES OF PLD DELAWARE AND THE DISPOSITION OF SECURITIES OF THE COMPANY WHICH IS DEEMED TO HAVE OCCURRED THEREBY FOR PURPOSES OF THE UNITED STATES SECURITIES LAWS MAY HAVE TAX CONSEQUENCES BOTH IN THE UNITED STATES AND IN CANADA WHICH ARE MORE FULLY DESCRIBED HEREIN.

                              ------------------

THE ENFORCEMENT BY INVESTORS OF CIVIL LIABILITIES UNDER THE FEDERAL SECURITIES LAWS OF THE UNITED STATES IN EITHER UNITED STATES OR CANADIAN COURTS MAY BE AFFECTED ADVERSELY PRIOR TO THE EFFECTIVE DATE OF THE CONTINUANCE BY THE FACT THAT (i) THE COMPANY IS CURRENTLY INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO AND SHALL CONTINUE TO BE SO DOMICILED UNTIL THE EFFECTIVE DATE OF THE CONTINUANCE, (ii) SOME OR ALL OF THE COMPANY'S OFFICERS AND DIRECTORS MAY BE RESIDENT OF CANADA BOTH PRIOR TO AND AFTER THE EFFECTIVE DATE OF THE CONTINUANCE AND (iii) ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF THE COMPANY AND SAID PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES BOTH PRIOR TO AND AFTER THE EFFECTIVE DATE OF THE CONTINUANCE. IT MAY NOT BE POSSIBLE FOR INVESTORS TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR TO ENFORCE AGAINST THEM OUTSIDE THE UNITED STATES JUDGMENTS OF COURTS OF THE UNITED STATES PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES. IN THE OPINION OF CANADIAN COUNSEL TO THE COMPANY, BLAKE, CASSELS & GRAYDON, A JUDGMENT OF A COURT OF THE UNITED STATES PREDICATED SOLELY UPON SUCH SECURITIES LAWS WOULD BE RECOGNIZED BY A CANADIAN COURT IF THE UNITED STATES COURT IN WHICH THE JUDGMENT WAS OBTAINED HAD JURISDICTION OVER THE DEFENDANT(S), AS DETERMINED BY RULES OF PRIVATE INTERNATIONAL LAW. THERE IS SUBSTANTIAL DOUBT WHETHER AN ORIGINAL ACTION COULD BE BROUGHT SUCCESSFULLY IN CANADA AGAINST ANY OF SUCH PERSONS PREDICATED SOLELY UPON SUCH SECURITIES LAWS.

                               TABLE OF CONTENTS


                                                                                                                           Page
                                                                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE FOR UNITED STATES PURPOSES  . . . . . . . . . . . . . . . . . . . . . . . . . 3

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Purpose of the Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Voting Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    Solicitation and Revocation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

THE CONTINUANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    Continuation by the Company as PLD Delaware in Accordance with the Special Resolution   . . . . . . . . . . . . . . . .  22
    Effects of the Continuance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    Background to and Principal Reasons for the Continuance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    Selection of State of Delaware    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    Shareholders Resident in Canada   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    Shareholders Not Resident in Canada   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Tax-Free Reorganization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    Consequences to the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Consequences to Participating U.S. Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    Dissenting Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Dividends Paid to Non-U.S. Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    Consequences to Warrant Holders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Consequences to Debt Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Backup Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

COMPARISON OF SHAREHOLDERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    Vote Required for Extraordinary Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    Amendment to Governing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    Oppression Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    Derivative Action   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    Shareholder Consent in Lieu of Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    Director Qualifications   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    Fiduciary Duties of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Indemnification of Officers and Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
    Director Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    Anti-takeover Provisions and Interested Stockholder Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
DISSENTING SHAREHOLDERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

MANAGEMENT OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    Compensation of Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    PLD Delaware Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
    PLD Delaware Preferred Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

NATURE OF THE TRADING MARKET  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PLD TELEKOM INC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SCHEDULES

    Schedule "A" -- Special Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Sch. A-1
    Schedule "B" -- Section 185 of the OBCA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Sch. B-1
    Schedule "C" -- Certificate of Domestication of PLD Telekom Inc. (Delaware)   . . . . . . . . . . . . . . . . . . Sch. C-1
    Schedule "D" -- Certificate of Incorporation of PLD Telekom Inc. (Delaware)   . . . . . . . . . . . . . . . . . . Sch. D-1
    Schedule "E" -- By-Laws of PLD Telekom Inc. (Delaware)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Sch. E-1

                                    SUMMARY


    The following is a brief summary of certain information contained in this Circular/ Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Circular/Prospectus and, with respect to financial information, by the financial statements appearing in the 1995 Form 20-F and other documents filed with the SEC and incorporated herein by reference. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS CIRCULAR/PROSPECTUS, INCLUDING THE EXHIBITS HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN ITS ENTIRETY.

THE COMPANY AND PLD DELAWARE

    The Company, through its operating subsidiaries, is a major provider of local, long distance and international telecommunications services in the Russian Federation and Kazakstan. The Company's four principal operating subsidiaries are: (i) PeterStar Company Limited ("PeterStar"), which provides integrated local, long distance and international telecommunications services in St. Petersburg through a fully digital fiber optic network; (ii) Baltic Communications Limited ("BCL"), which provides dedicated international telecommunications over fiber optic cable from St. Petersburg; (iii) Technocom Limited ("Technocom") which, through Teleport-TP, currently provides dedicated international telecommunications services to Russian and foreign businesses and is in the process of commencing the operation of a satellite-based pan-Russian long distance network; and (iv) BECET International ("BECET"), which currently provides the only national cellular service in Kazakstan. Since 1994, Cable and Wireless plc, a company incorporated in England and listed on the London and New York Stock Exchanges ("Cable & Wireless"), has invested approximately $85 million for an approximately 32% stake in the Company's Common Shares. See "The Meeting -- Voting Rights." The Company's Common Shares are traded on the Nasdaq National Market under the symbol "PLDIF" and the Toronto Stock Exchange under the symbol "PLD." Effective August 1, 1996, the Company changed its name from Petersburg Long Distance Inc. to PLD Telekom Inc.

    The Company's objective is to be a leading participant in the targeted development of telecommunications infrastructure in the emerging markets of the Russian Federation and other countries of the former Soviet Union. The Company expects to achieve this goal through: (i) expanding and further integrating its existing business and network infrastructure into the public telecommunications networks; (ii) providing high quality national long distance services in the Russian Federation to complement the international long distance services it currently provides to its business customers; (iii) providing additional value-added services such as fax, data, paging, card validation and Internet service as a means of developing new traffic streams; and (iv) further developing relationships with local and national strategic partners in the Russian Federation and other countries of the former Soviet Union.

    The Company does not intend to change its business or operations as a result of the Continuance as PLD Delaware. See "The Continuance -- Effects of the Continuance."

THE CONTINUANCE

    GENERAL. The Continuance, if approved, will effect a change in the legal domicile of the Company as of the effective date thereof, but will not change the business or operations of the Company. See "The Continuance," "Business of the Company," "Certain Canadian Federal Income Tax Considerations" and "Certain United States Federal Income Tax Considerations." On the effective date of the Continuance, holders of Common Shares of the Company ("Common Shares") will continue to hold one share of PLD Delaware Common Stock for each Common Share held and holders of Series II Convertible Preferred Shares and Series III Convertible Preferred Shares of the Company will continue to hold one share of Series II Preferred Stock or Series III Preferred Stock, as the case may be, for each Series II Convertible Preferred Share or Series III Convertible Preferred Share held. The existing share certificates representing shares of the Company's stock will not be canceled. Holders of options to purchase the Company's Common Shares on the effective date of the Continuance will continue to hold options to purchase an identical number of shares of PLD Delaware Common Stock on substantially the same terms. Similarly, holders of warrants to purchase the Company's Common Shares will continue to hold warrants to purchase an identical number of shares of PLD Delaware Common Stock on substantially the same terms. See "The Continuance -- Effects of the Continuance" and "Description of Capital Stock."

    The principal attributes of the classes and series of capital stock of PLD Delaware will be identical to those of the corresponding shares of the Company, other than differences in shareholders' rights under the OBCA and the DGCL.
The change of jurisdiction from the Province of Ontario to the State of Delaware, and certain provisions of the PLD Delaware Certificate of Incorporation, will result in various changes in the existing rights of the Company's shareholders. See "The Continuance -- Effects of the Continuance," "Comparison of Shareholders' Rights" and "Description of Capital Stock."

    EFFECTIVE DATE OF THE CONTINUANCE. Assuming that the Special Resolution is approved by the Company's shareholders at the Meeting, it is currently expected that the Delaware Filings will be filed with the Secretary of State of the State of Delaware and a notice of the Delaware Filings will be filed with the Director under the OBCA as soon as practicable thereafter in order to give effect to the Continuance. See "The Continuance -- General."

    DIRECTORS AND OFFICERS. The directors and officers of PLD Delaware immediately following the Continuance will be identical to the current directors and officers of the Company. As of the effective date of the Continuance, the election, duties, resignation and removal of PLD directors and officers shall be governed by the DGCL, the Certificate of Incorporation and the By-Laws of PLD Delaware. See "The Continuance -- Effects of the Continuance" and "Management of the Company."

    STOCK EXCHANGE LISTINGS. The Common Shares are listed and traded on the Nasdaq National Market under the symbol "PLDIF" and the Toronto Stock Exchange under the symbol "PLD." The Company anticipates that it will maintain both listings as PLD Delaware following the Continuance, although the trading symbols may change as of the effective date of the Continuance.

    SECURITIES REGULATION. Following the Continuance, PLD Delaware will be subject to the reporting obligations of domestic U.S. issuers under the U.S. securities laws, which are more comprehensive than the disclosure obligations applicable to the Company as a non-U.S. issuer. The Company also anticipates that it will continue to be a "reporting issuer" in each Province of Canada immediately following the Continuance.

    MATERIAL ADVERSE CONSEQUENCES OF THE CONTINUANCE. The Company does not believe that the proposed Continuance will result in any material adverse consequences to the Company or its Canadian or United States shareholders. However, if certain proposed United States Treasury Regulations become effective prior to the effective date of the Continuance, United States Shareholders would be required to recognize gain (but not loss) in connection with the Continuance. See "Certain United States Federal Income Tax Consequences." In addition, the management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has concluded that no Canadian federal taxes should be due and payable by the Company under the Income Tax Act (Canada) (the "Act") as a result of the Continuance. In reaching its conclusions, the Company made certain assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. No opinion has been obtained in respect of this matter, and other facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling. Moreover, it is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of
the determinations involved.   There can be no assurance that the Canadian
federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such
amounts.   Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE CONTINUANCE

    The Board of Directors believes that it is desirable for the Company to continue its corporate existence under the laws of the State of Delaware for the following reasons (See "The Continuance -- Background to and Principal Reasons for the Continuance"):

    COST OF CAPITAL. The Company's principal sources of capital are located outside Canada, principally in the U.S. The need to pay, or to structure the Company's financing arrangements or operations to avoid or minimize the impact of,

Canadian withholding taxes imposes additional costs and administrative burdens on the Company which would not be applicable if it were a U.S. corporation.

    IMPROVED MARKET ACCESS. In addition, the Continuance is viewed by the Board of Directors as facilitating access to the capital markets in the U.S., currently the Company's principal source of debt and equity financing, and to investors currently not permitted or not interested in investing in the Company because its securities are treated as foreign securities.

    ACCESS TO U.S. GOVERNMENT FINANCING.   The Board further believes that
continuation as a U.S. corporation will assist the Company in accessing various financing programs administered by agencies of the United States Government, such the Overseas Private Investment Corporation, currently foreclosed to the Company as a non-U.S. company.

    IMPACT OF UNITED STATES INCOME TAX CODE ON COMPANY'S FINANCING ACTIVITIES. Pursuant to the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Company is currently classified as a "passive foreign investment company ("PFIC") and may be expected to continue to be so classified as long as it is engaging in the financing activities needed to grow its businesses. This has certain adverse impacts upon its U.S. shareholders who may be required at worst to pay increased taxes in the U.S., either currently or on any future disposition (or deemed disposition) of the Company's shares, and at best to submit to filing and other administrative burdens to minimize such additional taxes. PFIC status, and the problems for U.S. shareholders associated with it can, however, be entirely avoided if the Company was to become a U.S. corporation.

    INCREASINGLY LIMITED CONTACT WITH CANADA. While the Company's operations at one time were located in, or closely associated with Canada, as the Company's business has focused increasingly upon the telecommunications business in the former Soviet Union, its connections with Canada have become increasingly tenuous. In addition to the fact that the principal trading market for the Company's shares is now the U.S., currently the Company has no business operations in Canada, all but two of its employees are located outside of Canada, and, as of January __, 1997, more than __% of its outstanding Common Shares were held by shareholders of record who are Canadian non-residents.

    DIRECTOR RESIDENCY REQUIREMENTS. The OBCA requires that a majority of the directors, and a majority of any committee of the directors, be Canadian residents. This requirement has substantially inhibited the Company's ability to diversify the composition of its board of directors.

SELECTION OF STATE OF DELAWARE

    For many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations initially have chosen Delaware for their domicile or subsequently have reincorporated, continued or domesticated in Delaware. As a consequence of these circumstances, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that Delaware corporate law will continue to be interpreted and explained in a number of significant court decisions which may provide greater predictability with respect to the corporate legal affairs of Delaware corporations.

COMPARISON OF THE COMPANY'S SHARES AND PLD DELAWARE CAPITAL STOCK

    The principal attributes of the Company's Common Shares and the PLD Delaware Common Stock will be identical, other than differences in
shareholders' rights under the OBCA and DGCL.   The principal attributes of the
shares of Series II Preferred Stock and Series III Preferred Stock will be identical to the Company's Series II Convertible Preferred Shares and Series III Convertible Preferred Shares, respectively, other than differences in shareholders' rights under the OBCA and DGCL. See "The Continuance -- Effects of the Continuance," "Description of Capital Stock" and "Comparison of Shareholders' Rights."

DIFFERENCES IN SHAREHOLDER RIGHTS UNDER THE OBCA AND THE DGCL

    While the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of an Ontario corporation, there are certain material differences between the OBCA and the DGCL in several areas, including:

    -            Votes required for extraordinary transactions
    -            Amendment to governing documents
    -            Dissenters' Rights
    -            Oppression remedies
    -            Shareholder derivative actions
    -            Shareholder consent in lieu of a meeting
    -            Director qualifications
    -            Fiduciary duties of directors
    -            Indemnification of directors
    -            Liability of directors
    -            Anti-takeover provisions
    -            Interested shareholder transactions

See "Comparison of Shareholders' Rights."

CERTAIN CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    THE INFORMATION CONTAINED IN THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS UNDER "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS." ALL CANADIAN AND UNITED STATES SHAREHOLDERS SHOULD READ THESE SECTIONS CAREFULLY AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

    THE CONTINUANCE MAY ALSO HAVE TAX CONSEQUENCES TO SHAREHOLDERS WHO ARE NEITHER CANADIAN NOR UNITED STATES SHAREHOLDERS. SUCH SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS.

    CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the Continuance. The Company will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares at the rate of 5%. Provided the management of the Company does not reside in Canada at any time thereafter, the Company will not be resident in Canada for purposes of the Act after the Continuance. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has concluded that no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. No opinion has been obtained in respect of this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling prior to the Continuance. It is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. In reaching its conclusions, the Company has made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

    Shareholders will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their Common Shares.

    Following the Continuance, the dividends received by a shareholder resident in Canada on shares of PLD Delaware Common Stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

    Following the Continuance, the shares of Common Stock of PLD Delaware will be a qualified investment for trusts governed by registered retirement savings plans, deferred profit sharing plans and registered retirement income funds ("Deferred Income Plans"), provided such shares of Common Stock remain listed on The Toronto Stock Exchange, the Nasdaq National Market or another prescribed stock exchange. However, such shares will be foreign property after the effective date of the Continuance, and accordingly, the holding of such shares by Deferred Income Plans or by certain other tax-exempt entities including registered investments and registered pension plans may subject such holders to penalty taxes under the Act.

    After the effective date of the Continuance, dividends received by a shareholder that is a non-resident of Canada on shares of PLD Delaware Common Stock will not be subject to Canadian withholding tax.

    UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.   For United States
federal income tax purposes, the Continuance should qualify as a reorganization in which neither gain nor loss is recognized to the Company or its shareholders, except in certain limited circumstances. A United States corporation, citizen or resident for United States income tax purposes (a "U.S. Shareholder") who does not recognize gain or loss in the Continuance will obtain a tax basis in the shares of PLD Delaware held following the effective date of the Continuance equal to the U.S. Shareholder's adjusted tax basis in the shares of the Company held immediately prior to the effective date of the Continuance, and the U.S. Shareholder's holding period in the shares of PLD Delaware received in the Continuance will include the holding period of the shares of the Company.

     Holders of the Company's 14% Senior Discount Notes due 2004 (the "Senior Notes") and the Company's 9% Convertible Subordinated Notes due 2006 (the "Convertible Notes"), both of which will become obligations of PLD Delaware as of the effective date of the Continuance, who are United States corporations, citizens or residents for United States income tax purposes will not recognize gain or loss in connection with the Continuance.

    There is a possibility that holders of the Company's warrants will recognize gain or loss with respect to their warrants in the Continuance, if the IRS were to take certain interpretive positions.

    Dissenting shareholders who receive cash in exchange for their shares may recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered if, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company.

    The Company has not requested and does not intend to request the Internal Revenue Service (the "IRS") for a ruling that the Continuance will qualify as a tax-free reorganization.

    Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States. In addition, it appears that the Senior Notes may be considered "high-yield discount obligations" within the meaning of Section 163(e)(5) of the Code. As a result, any original issue discount ("OID") associated with the Senior Notes will not be deductible by PLD Delaware until actually paid and no deduction may be allowed to PLD Delaware for a portion of the OID. PLD Delaware shareholders are not directly affected by these rules, except that a corporate shareholder may be entitled to a dividends-received deduction equal to the portion of the OID which is not deductible, assuming PLD Delaware has sufficient earnings and profits.

    The Company and one of its subsidiaries, Technocom Limited ("Technocom") may be PFICs for United States federal income tax purposes. The Company has previously recommended to shareholders who are U.S. Shareholders that they each make a qualified election fund ("QEF") election with respect to the Company and Technocom in order to eliminate the potentially significant additional United States federal income tax liability to which they might otherwise be subject on any sale of the Company's shares (and deemed sale of Technocom stock). The QEF election is also a condition to tax-free treatment with respect to the Continuance. Thus, assuming they have made the QEF elections with respect to the Company and Technocom, U.S. Shareholders will not recognize gain or loss in connection with the Continuance to the extent that they participate in the Continuance, except in certain circumstances. In order to qualify for such nonrecognition treatment, a U.S. Shareholder who realizes gain on the Continuance must comply with detailed notice requirements presently set forth in Temp. Reg. Section 7.367(b)-1(c). EACH U.S. SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR IN CONNECTION WITH THE REPORTING REQUIREMENTS OF THE TREASURY REGULATIONS.

    Under Proposed Treasury Regulation Section 1.367(b)-3(c), which is not yet in effect, U.S. Shareholders would be required to recognize gain (but not loss) in connection with the Continuance. This Proposed Regulation would be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, U.S. Shareholders would recognize gain (but not loss) in the Continuance.

    Under Temporary and Proposed Treasury Regulations, the IRS may take the position that a shareholder which is a domestic corporation must recognize gain (but not loss) in the Continuance unless the shareholder includes in gross income the "all earnings and profits amount" as defined by Prop. Reg. Section 1.367(b)-2(d), i.e., earnings and profits of the Company (subject to certain adjustments) which are deemed attributable to the shareholder's stock. See Temp. Treas. Reg. Section 7.367(b)-7(c)(2). The Company does not presently expect that there will be an "all earnings and profits amount" with respect to its shares.

    PLD Delaware does not anticipate paying dividends in the foreseeable future. Any dividends that are paid to non-U.S. Shareholders after the Continuance will be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty, including treaties with Canada and the United Kingdom, and potential further reduction to the extent that the source of PLD Delaware's income complies with certain "foreign business requirements" of the Code. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

    A holder of PLD Delaware stock may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends if any paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.


THE MEETING

    DATE, TIME, PLACE AND PURPOSE OF THE MEETING. The Meeting will be held on __________, 1997 at _____________________________, Toronto, Ontario at 10:00
a.m. (Toronto time). At the Meeting, shareholders will be asked to approve the Special Resolution necessary to implement the Continuance. See the Notice of the Meeting accompanying the Circular/Prospectus and "The Continuance."

    RECORD DATE.  January ___, 1997.  See "The Meeting -- Voting Rights."

    SHAREHOLDER APPROVALS REQUIRED AT THE MEETING FOR THE SPECIAL RESOLUTION. The Special Resolution is required to be passed by at least 66-2/3% of the votes cast by holders of Common Shares present in person or represented by proxy and entitled to vote at the Meeting. See "The Meeting --Voting Rights" and "The Continuance -- Procedures under the OBCA." In the event that the shareholders do not approve the Continuance, the Company will continue to be an Ontario corporation under the OBCA. The Board of Directors has not considered any alternative action if the Continuance is not approved. Holders of Series II Convertible Preferred Shares Series III Convertible Preferred Shares of the Company are not entitled to vote at the Meeting or to dissent with respect to the Special Resolution.

BOARD MAY ABANDON CONTINUANCE

    Shareholder approval of the Continuance will include authorization to the Board of Directors, in its discretion, to abandon the Continuance without further approval of the shareholders. Accordingly, the Continuance may be abandoned by the Board of Directors of the Company in its sole discretion at any time prior to the filing of the Delaware Filings. This could occur if the Board of Directors determines that the Continuance is no longer in the best interest of the Company or its shareholders for reasons which could include:
(i) a material change in the business or financial condition of the Company;
(ii) a change in the anticipated tax consequences of the Continuance to the Company or its shareholders; (iii) the existence of any injunction or pending litigation relating to the Continuance or (iv) rights of dissent being exercised by shareholders of the Company to a degree which, in the opinion of the Board of Directors, would represent an unacceptable cash cost in light of the Company's current or anticipated cash requirements or would have adverse tax consequences to the Company or its shareholders.

    In the event the Board of Directors abandons the proposed Continuance subsequent to shareholder approval, the Board of Directors will not reinstate the Continuance at a later date, unless the Company resolicits shareholder approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND OBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE CERTIFICATE OF INCORPORATION, THE OBCA AUTHORIZATION AND THE AUTHORIZATION OF THE DIRECTORS OF THE COMPANY, IN THEIR DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.


OTHER CONSENTS REQUIRED

    Under the OBCA, the consents of the Corporations Tax Branch of the Ministry of Revenue of the Province of Ontario and the Ontario Securities Commission are required in respect of the Continuance. The Company has made application for such consents and believes that such consents will be granted.

RIGHT TO DISSENT

    Pursuant to Section 182 of the OBCA, common shareholders of the Company are provided with a right to dissent from the Special Resolution relating to the Continuance under and in compliance with Section 185 of the OBCA, reprinted in its entirety as Schedule "B" to this Circular/Prospectus. See "Dissenting Shareholders' Rights."

RECENT MARKET PRICES FOR COMMON SHARES

    The closing sales prices of the Company's Common Shares on the Nasdaq National Market and The Toronto Stock Exchange on January __, 1997 were $____________ and Cdn. $____________, respectively. See "Nature of Trading Market."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial and operating data was derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, incorporated herein by reference to the 1995 Form 20-F, and the unaudited interim consolidated financial statements of the Company incorporated herein by reference to the Company's Form 6-K filed on December 2, 1996 (the "September 30, 1996 Financial Statements"). The Company's audited Consolidated Financial Statements contained in the 1995 Form 20-F and the September 30, 1996 Financial Statements have been prepared in accordance with Canadian GAAP, which differ in certain respects from U.S. GAAP. See Note 19 to the Company's audited Consolidated Financial Statements included in the 1995 Form 20-F, incorporated herein by reference. After the Continuance, the financial statements of PLD Delaware will be prepared in accordance with U.S. GAAP. The audited Consolidated Financial Statements of the Company for the fiscal year ended December 31, 1995 and the September 30, 1996 Financial Statements, prepared in accordance with U.S. GAAP, are restated as an attachment to this Circular/Prospectus.


                                                        NINE MONTHS
                                                           ENDED
                                                       SEPTEMBER 30,
                                                        (UNAUDITED)                        FISCAL YEAR ENDED DECEMBER 31,
                                                      ----------------       -------------------------------------------------------
                                                       1996       1995        1995         1994        1993       1992       1991(1)
                                                                             (IN THOUSANDS OF U.S. DOLLARS)
               STATEMENT OF OPERATIONS DATA:

               CANADIAN GAAP:
                 Operating revenues: . . . . . . .    $40,673     $20,833     $29,120        $8,526        $--        $--        $--
                 Operating expenses  . . . . . . .     38,617      25,851      38,902        18,649      2,076      2,661         --
                                                                               ------        ------      -----      -----         --
                 Operating income (loss) . . . . .      2,056     (5,018)     (9,782)      (10,123)    (2,076)    (2,661)         --
                 Loss from continuing operations
                    before minority interest . . .    (6,318)     (6,194)    (15,566)      (10,892)    (2,042)    (1,550)         --
                 Minority interest . . . . . . . .    (1,649)       (939)       (551)            --         --         --         --
                                                      -------       -----       -----            --         --         --         --
                Loss from continuing operations  .    (7,967)     (7,133)    (16,117)      (10,892)    (2,042)    (1,550)         --
                 Discontinued operations . . . . .         --          --          --            --    (5,138)    (2,395)       (30)
                                                           --          --          --            --    -------    -------       ----
                 Loss for the year/period  . . . .   $(7,967)    $(7,133)   $(16,117)     $(10,892)   $(7,180)   $(3,945)      $(30)
                                                     ========    ========   =========     =========   ========   ========      =====

                 Loss per common share(2)  . . . .    $(0.25)     $(0.23)     $(0.51)       $(0.89)    $(0.94)    $(0.76)    $(0.01)
                                                      =======     =======     =======       =======    =======    =======    =======
                 Weighted average number of shares
                    outstanding (in thousands)   .     31,540      31,250      31,315        12,663      8,155      5,338      2,943

               UNITED STATES GAAP:
                 Loss for the year/period  . . . .   $(7,189)    $(6,082)   $(15,481)      $(9,491)  $(10,402)   $(4,926)      $(30)

                 Loss per common share(2)  . . . .    $(0.23)     $(0.20)     $(0.49)       $(0.78)    $(1.33)    $(0.94)    $(0.01)
                                                      =======     =======     =======       =======    =======    =======    =======



                                                      SEPTEMBER 30, 1996
                                                          (UNAUDITED)                            DECEMBER 31,
                                                          -----------        -------------------------------------------------------
                                                                             1995           1994       1993       1992       1991(1)
                                                                              (IN THOUSANDS OF U.S. DOLLARS)
                 BALANCE SHEET DATA:

                 CANADIAN GAAP:
                  Cash and term deposits(3)                $43,477           $15,676        $56,710      $948     $6,695       $242
                  Working capital (deficit)                 36,441            (6,325)        38,994    (4,173)      (414)    (4,913)



                                          SEPTEMBER 30,
                                           (UNAUDITED)                              DECEMBER 31,
                                           -----------        -------------------------------------------------------
                                              1996              1995           1994       1993      1992      1991(1)
                                                                   (IN THOUSANDS OF U.S. DOLLARS)
BALANCE SHEET DATA:

CANADIAN GAAP:
   Escrow Funds . . . . . . . . . .          46,665                 --            --         --         --         --
   Property and equipment, net. . .          64,946             45,357        21,718      6,306      4,715        329
   Telecommunications licenses. . .          47,894             49,583        54,099     18,337     19,789         --

   Investments and other assets . .          39,203             31,459        21,727      6,426      6,808      7,506
   Investment in Teleport-TP. . . .          26,651             23,564        15,699         --         --         --
      Total assets  . . . . . . . .          292,094           180,258       174,562     32,903     38,998     10,194
  Shareholders' equity (deficiency)          158,514           137,998       152,148     22,599     26,427    (2,951)

UNITED STATES GAAP:
      Total assets  . . . . . . . .         $290,564          $178,092      $171,760    $28,700    $38,017    $10,194
  Shareholders' equity (deficiency)          143,226           135,832       144,460     11,448     18,793    (2,951)

----------

         (1) Nine month period ending December 31. In 1991, the Company changed its reporting period from March 31 to December 31.

         (2) In 1993, 1992 and 1991, loss per common share includes a loss from discontinued operations of $(0.63), $(0.45) and $(0.01), respectively, under both Canadian and U.S. GAAP.

         (3) The September 30, 1996 and December 31, 1995 balances include cash of $9.0 million and $6.1 million, respectively, held on deposit as collateral to secure bank indebtedness of the same amount.

                                  RISK FACTORS

         Holders of the Company's Common Shares should carefully consider the information set forth below, together with the other information contained in this Circular/Prospectus, in light of their own circumstances.

         CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof, and will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares at the rate of 5%. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has concluded that no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. In reaching its conclusions, the Company has made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. No opinion has been obtained in respect of this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling. It is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

         Although the matter is not free from doubt, the amount paid to a dissenting shareholder who is resident in Canada should be treated as proceeds of disposition of his or her Common Shares of the Company. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Common Shares to the holder. If a holder is a corporation, any capital loss arising on the disposition of a Common Share of the Company may in certain circumstances be reduced by the amount of any dividends, which have been received on the Common Share. Analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary.

         Following the Continuance, the dividends received by a shareholder on PLD Delaware Common Stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

         Also, following the Continuance, the Common Stock of PLD Delaware will be a qualified investment for Deferred Income Plans, provided such Common Stock remains listed on The Toronto Stock Exchange, the Nasdaq National Market or another prescribed stock exchange. However, such stock will be foreign property after the effective date of the Continuance, and accordingly, the holding of such stock by Deferred Income Plans or by certain other tax-exempt entities including registered investments and registered pension plans may subject such holders to penalty taxes under the Act.

         UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. While the management of the Company, in consultation with certain of its advisors, believes that the Continuance should qualify as a reorganization in which neither gain nor loss is recognized to the Company or its shareholders for United States tax purposes, except in certain limited circumstances, the Company has not requested and does not intend to request the IRS for a ruling that the Continuance will qualify as a tax-free reorganization. There is a possibility that holders of the Company's Warrants will recognize gain or loss with respect to their Warrants in the Continuance, if the IRS were to take certain interpretive positions.

         Dissenting shareholders who receive cash in exchange for their shares may recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered if, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company.

         Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States. U.S. Shareholders who participate in the Continuance and fail to make the QEF elections with respect to the Company and Technocom may recognize gain or loss in connection with the Continuance. In order to qualify for such nonrecognition treatment, a U.S. Shareholder who realizes gain on the Continuance must comply with detailed notice requirements presently set forth in Temp. Reg. Section 7.367(b)-1(c).

         Under Proposed Treasury Regulation Section 1.367(b)-3(c), which is not yet in effect, U.S. Shareholders would be required to recognize gain (but not loss) in connection with the Continuance. This Proposed Regulation would be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, U.S. Shareholders would recognize gain (but not loss) in the Continuance. In addition, the IRS may take the position that a shareholder which is a domestic corporation must recognize gain (but not loss) in the Continuance unless the shareholder includes in gross income the "all earnings and profits amount" as defined by Prop. Reg. Section 1.367(b)-2(d), i.e., earnings and profits of the Company (subject to certain adjustments) which are deemed attributable to the shareholder's stock. See Temp. Treas. Reg. Section 7.367(b)-7(c)(2). The Company does not presently expect that there will be an "all earnings and profits amount" with respect to its shares.

         PLD Delaware does not anticipate paying dividends in the foreseeable future. However, any dividends that are paid to non-U.S. Shareholders after the Continuance will be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty, including treaties with Canada and the United Kingdom, and potential further reduction to the extent that the source of PLD Delaware's income complies with certain "foreign business requirements" of the Code. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

         A shareholder of PLD Delaware may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends, if any, paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.

         ALL CANADIAN AND UNITED STATES SHAREHOLDERS SHOULD READ CAREFULLY THE MORE DETAILED DISCUSSIONS UNDER "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

         EFFECTS OF THE CONTINUANCE ON SHAREHOLDERS' RIGHTS. Upon the effective date of the Continuance, all shareholders of the Company will become shareholders of PLD Delaware. The Company is a corporation organized under and governed by Ontario law, the Articles of the Company and the By-Laws of the Company. PLD Delaware will be a corporation organized under and governed by Delaware law, the Certificate of Incorporation and the By-Laws of PLD Delaware. The principle attributes of PLD Delaware Common Stock and the Company's Common Shares on the one hand, and PLD Delaware Series II and III Preferred Stock and the Company's Series II Convertible Preferred Shares and Series III Convertible Preferred Shares on the other hand, will be identical other than differences in shareholders' rights under the OBCA and DGCL. While the rights and privileges of stockholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of an Ontario corporation under the OBCA, there are certain material differences, which are summarized below (see "Comparison of Shareholders' Rights" for a more complete description of these differences):

         VOTES REQUIRED FOR EXTRAORDINARY TRANSACTIONS

                 Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

                 The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a
         corporation surviving a merger in certain circumstances.   The
         Certificate of Incorporation does not require such a vote.

         AMENDMENT TO GOVERNING DOCUMENTS

                 Under the OBCA, any amendment to the articles generally requires the approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Under the OBCA, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present and entitled to vote on the resolution.

                 The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the corporation's certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Certificate of Incorporation will not require a greater level of approval for an amendment thereto. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation.
         The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation resides in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Certificate of Incorporation expressly authorizes the board of directors to adopt, amend or repeal PLD Delaware's By-Laws.

         DISSENTERS' RIGHTS AND OPPRESSION REMEDIES

                 The OBCA provides that shareholders of an OBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Under the OBCA, a shareholder may, in addition to exercising dissent rights and in certain circumstances, seek an oppression remedy upon application to the Director under the OBCA for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest.

                 Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, except in certain circumstances. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. The DGCL does not provide for an oppression remedy similar to that of the OBCA. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors.

         SHAREHOLDER CONSENT IN LIEU OF A MEETING

                 Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

                 Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Certificate of Incorporation will not provide otherwise.

         DIRECTOR QUALIFICATIONS

                 A majority of the directors of an OBCA corporation generally must be resident Canadians but where a corporation has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded must not be officers or employees of the Company or any of its affiliates.

                 The DGCL does not have comparable requirements.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 Both the OBCA and DGCL permit indemnification of directors and officers. Unlike the OBCA, however, the DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which such expenses were advanced.

         LIABILITY OF DIRECTORS

                 The DGCL provides that a corporation's certificate of incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit. The Certificate of Incorporation of PLD Delaware provides such limitation of liability.

                 The OBCA does not permit any such limitation of a director's liability.

                                  THE MEETING

GENERAL

         This Circular/Prospectus is being furnished as a management proxy circular in connection with the solicitation by the Board of Directors and management of the Company of proxies for use at the special meeting of shareholders of the Company to be held on ______________, 1997 at ______________, Toronto, Ontario at 10:00 a.m. (Toronto time), or any adjournment or adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors and/or officers of the Company at nominal cost. The cost of such solicitation will be borne by the Company.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND ADOPTED THE CONTINUANCE, THE DELAWARE FILINGS AND OBCA AUTHORIZATION AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE CONTINUANCE, THE CERTIFICATE OF INCORPORATION, THE OBCA AUTHORIZATION AND THE AUTHORIZATION OF THE DIRECTORS OF THE COMPANY, IN THEIR DISCRETION, TO ABANDON THE CONTINUANCE AND ANY FILINGS RELATED THERETO WITHOUT FURTHER APPROVAL OF THE SHAREHOLDERS.

PURPOSE OF THE MEETING

         At the Meeting, the Company's common shareholders will be asked to vote upon a proposal to (i) continue the Company as PLD Delaware under the DGCL and simultaneously discontinue the Company's existence in Ontario under the OBCA; (ii) approve the Certificate of Incorporation, which will be filed with the Secretary of State of the State of Delaware as part of the Delaware Filings, each of which is attached as Schedules "C" and "D" hereto respectively; (iii) authorize the Company to apply to the Director under the OBCA for the OBCA Authorization), file the OBCA Authorization and the Delaware Filings with the Secretary of State of the State of Delaware and a notice of the Delaware Filings with the Director under the OBCA in order to obtain a Certificate of Discontinuance under the OBCA and (iv) authorize the directors of the Company, in their discretion, to abandon the Continuance and any filings related thereto without further approval of the shareholders. In order to take effect, the proposal must be passed by at least 66-2/3% of the votes cast at the Meeting. The text of the Special Resolution concerning the Continuance is attached as Schedule "A" hereto. The persons named in the enclosed form of proxy intend to vote for the Special Resolution.

VOTING RIGHTS

         The Board of Directors of the Company has set January ___, 1997 as the Record Date for the determination of shareholders of the Company entitled to notice and to vote at the Meeting. At January __, 1997, the Company had outstanding ______ Common Shares, each of which carries one vote. Only holders of such Common Shares of record as of January __, 1997 or transferees of such shares who produce, prior to January __, 1997, proper evidence of
ownership of such shares will be entitled to vote at the Meeting.    At January
__, 1997 CEDE & Co. (The Depository Trust Company) is the registered holder of
_____   Common Shares which represent ____% of the outstanding Common Shares of the Company. The directors and officers of the Company are not aware of the beneficial ownership of such Common Shares, other than as set forth herein.

         So far as the directors and officers of the Company are aware, the only person or Company beneficially owning, directly or indirectly, or exercising control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company is Navona Communications Corporation Ltd., a corporation organized under the laws of Bermuda ("Navona"), which beneficially owns 10,055,739 common shares, being __% of all voting rights outstanding. To the knowledge of the Company, Navona is a wholly-owned indirect subsidiary of Cable & Wireless.

         The Special Resolution is required to be passed by at least 66-2/3% of the votes cast by common shareholders present in person or represented by proxy
and entitled to vote at the Meeting.   In the event that the shareholders do
not approve the Continuance, the Company will continue to be an Ontario corporation under the OBCA. The Board of Directors has not considered any alternative action if the Continuance is not approved.

         Each shareholder may vote personally or by proxy; and a person acting by proxy need not be a shareholder of the Company.

         Holders of Series II Convertible Preferred Shares and Series III Convertible Preferred Shares of the Company are not entitled to vote at the Meeting or to dissent with respect to the Special Resolution.

SOLICITATION AND REVOCATION OF PROXIES

         Proxies will be solicited primarily by mail and may also be solicited by the directors and/or officers of the Company at nominal cost. The cost of such solicitation will be borne by the Company.

         A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY, WHO ARE DIRECTORS OF THE COMPANY. Such right may be exercised by striking out the names of the persons designated in the enclosed form of proxy and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to the Company on or before ______________, 1997. A shareholder who has given a proxy may revoke it at any time prior to its use either (i) by signing a proxy bearing a later date and delivering it to the Secretary of the Company on or before ___________, 1997 or (ii) by signing a written notice of revocation and delivering it to the Chairman of the Meeting.

         PROPERLY EXECUTED PROXIES CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREON WILL BE VOTED FOR THE APPROVAL OF SUCH MATTER.


                                THE CONTINUANCE

GENERAL

         Through the Continuance, the Company intends to change its domicile from Ontario to Delaware by means of domestication in the State of Delaware, a process available to non-United States corporations under Section 388 of the DGCL. Simultaneously with the domestication, the Company will apply for discontinuance under Section 181 of the OBCA.

         PROCEDURES UNDER THE DGCL. Unlike in the case of a change of domicile via an interstate migratory merger (as is common practice for domiciliary changes by corporations between states within the United States), the Continuance does not involve the merger of two separate corporations. In an interstate migratory merger within the United States, a shell corporation is typically created in the state of intended domicile prior to the merger; and, at the effective time of such merger, the migrating corporation is merged into the shell corporation, with only the shell corporation surviving. In the case of a continuance and domestication, on the other hand, no corporate entity will exist under the DGCL prior to the effective date of the Continuance. Consequently, there is no "surviving corporation" and "target corporation" as is typical in merger practice. Rather, the corporate entity domiciled in the non-United States jurisdiction consents to the jurisdiction of Delaware by filing a certificate of incorporation that complies with the provisions of the DGCL applicable to domestic Delaware corporations and an additional document, a certificate of domestication, which states (i) the date on which and jurisdiction where the corporation originally came into being, (ii) the name of the corporation prior to the filing of the certificate of domestication, (iii) the name of the corporation as set forth in its new certificate of incorporation under the DGCL and (iv) the jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent thereto under applicable law, immediately prior to the filing of the certificate of incorporation. Upon filing the new certificate of incorporation and the certificate of domestication, a corporation becomes subject to the jurisdiction of Delaware and the DGCL, but retains the original incorporation date from its previous domicile as the incorporation date for purposes of the DGCL. In addition,
Section 388 of the DGCL provides explicitly that the domestication shall not be deemed to affect any obligations or liabilities of the corporation incurred prior to its domestication. The process is analogous to an individual changing nationality.

         PROCEDURES UNDER THE OBCA. Simultaneously with the domestication in Delaware, the migrating corporation must terminate its existence under the laws of its then current jurisdiction. Under Section 181 of the OBCA, a corporation may apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that jurisdiction. Such an application for continuance becomes authorized upon (i) approval by a special resolution requiring approval of 66-2/3% of shareholders and (ii) endorsement by the Director under the OBCA of an application filed with the Director. The Director may endorse the authorization if the Director is satisfied that the laws of the jurisdiction where continuance is sought provide in effect that following continuance (a) the property of the corporation continues to be the property of the body corporate; (b) the body corporate continues to be liable for the obligations of the corporation, (c) an existing cause of action, claim or liability to prosecution is unaffected; (d) a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and (e) a conviction against the corporation may be enforced against the body corporate or a ruling, order or judgment in favor of or against the corporation may be enforced by or
against the body corporate.   The Director's authorization expires ninety days
after issuance unless, within the ninety day period, the corporation is continued under the laws of the continuing jurisdiction. The OBCA also requires the corporation to obtain authorizations from the Corporations Tax Branch of the Ministry of Revenue of the Province of Ontario and the Ontario Securities Commission prior to continuation.

CONTINUATION BY THE COMPANY AS PLD DELAWARE IN ACCORDANCE WITH THE SPECIAL RESOLUTION

         If the Special Resolution is passed, the Company will immediately thereafter apply to the Director under the OBCA for authorization to continue. The Company will file this authorization with the Secretary of State of the State of Delaware, along with the Delaware Filings. Once the Delaware Filings have been filed in Delaware and notice of the Delaware Filings has been received by the Director under the OBCA, it is anticipated that the Director will issue a Certificate of Discontinuance dated retroactively to the date of effectiveness of the Delaware Filings

EFFECTS OF THE CONTINUANCE

         APPLICABLE LAW. As of the effective date of the Continuance, the legal domicile of the Company will be Delaware and the Company, as PLD Delaware, will no longer be subject to the corporate governance provisions of the OBCA. All matters of corporate governance of PLD Delaware will be determined under the DGCL. PLD Delaware will retain the original incorporation date of the Company in Ontario as PLD Delaware's date of incorporation for purposes of the DGCL.

         ASSETS, LIABILITIES, OBLIGATIONS, ETC. By operation of law under the DGCL, as of the effective date of the Continuance, all of the assets, property, rights, liabilities and obligations of the Company immediately prior to the Continuance will continue to be the assets, property, rights, liabilities and obligations of PLD Delaware. As required to receive authorization of the Continuance by the Director under the OBCA, on the effective date of the Continuance, the property of the Company will continue to be the property of PLD Delaware; PLD Delaware will continue to be liable for the obligations of the Company; an existing cause of action, claim or liability to prosecution against the Company will be unaffected; a civil, criminal or administrative action or proceeding pending by or against the Company may be continued to be prosecuted by or against PLD Delaware; a conviction against the Company may be enforced against PLD Delaware or a ruling, order or judgment in favor of or against the Company may be enforced by or against PLD Delaware.

         CAPITAL STOCK. On the effective date of the Continuance, holders of Common Shares of the Company will continue to hold one share of PLD Delaware Common Stock for each Common Share of the Company held immediately prior to the effective date and holders of Preferred Shares, Series II and Preferred Shares, Series III of the Company will continue to hold one share of PLD Delaware Series II Preferred Stock or PLD Delaware Series III Preferred Stock, as the case may be, for each Series II Convertible Preferred Share or Series III Convertible Preferred Share of the Company held. The existing share certificates representing shares of the Company's stock will not be canceled. Holders of options to purchase the Company's Common Shares on the effective date of the Continuance will continue to hold options to purchase an identical number of shares of PLD Delaware Common Stock on substantially the same terms. Similarly, holders of warrants to purchase the Company's Common Shares will continue to hold warrants to purchase an identical number of shares of PLD Delaware Common Stock on substantially the same terms.

         The principal attributes of the Company's Common Shares and the PLD Delaware Common Stock will be identical, other than differences in shareholders' rights under the OBCA and DGCL. The principal attributes of the shares of PLD Delaware Series II Preferred Stock and PLD Delaware Series III Preferred Stock will be identical to the Company's Series II Convertible Preferred Shares and Series III Convertible Preferred Shares, respectively, other than differences in shareholders' rights under the OBCA and DGCL. See "Comparison of Shareholders' Rights" and "Description of Capital Stock."

         BUSINESS AND OPERATIONS. The Continuance, if approved, will effect a change in the legal domicile of the Company as of the effective date thereof, but the Company will not change its business or operations after the effective date of the Continuance as PLD Delaware.

         DIRECTORS AND OFFICERS. The directors and officers of PLD Delaware immediately following the Continuance will be identical to the current directors and officers of the Company. See "Management of the Company." As of the effective date of the Continuance, the election, duties, resignation and removal of PLD directors and officers shall be governed by the DGCL, the Certificate of Incorporation and the By-Laws of PLD Delaware.

         STOCK EXCHANGE LISTINGS. The Company's Common Shares are currently listed and traded on the Nasdaq National Market under the symbol "PLDIF" and The Toronto Stock Exchange under the symbol "PLD." The Company anticipates that it will maintain both listings as PLD Delaware following the Continuance.

         SECURITIES REGULATION. Following the Continuance, PLD Delaware will be subject to the reporting obligations of domestic U.S. issuers under the U.S. securities laws, which are more comprehensive than the disclosure obligations applicable to the Company as a non-U.S. issuer. The Company also anticipates that it will continue to be a "reporting issuer" in each Province of Canada immediately following the Continuance.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE CONTINUANCE

         The Board of Directors believes that it is desirable for the Company to continue its corporate existence under the laws of the State of Delaware for the following reasons:

         COST OF CAPITAL. The Company's principal sources of capital are located outside Canada, principally in the U.S. As a result of withholding taxes imposed in Canada on payments to investors located outside Canada, or the necessity to arrange the terms of any financing to minimize or avoid the impact of such withholding taxes, the cost to the Company of raising capital from sources outside Canada is greater than it would be if the Company was incorporated in the U.S. In addition, the need to comply on an ongoing basis with conditions under which financing was undertaken in order to minimize or avoid Canadian withholding taxes has imposed, and could continue to impose, significant constraints on the manner in which the Company proposes to do business, or the kinds of transactions in which the Company could engage. For example, one such condition in the indenture governing the Company's Convertible Notes prevents the Company from engaging in a cash merger for a period of five years after the effective date thereof.

         IMPROVED MARKET ACCESS. In addition, the Continuance is viewed by the Board of Directors as facilitating access to the capital markets in the U.S., currently the Company's principal source of debt and equity financing. The Board believes that, not only will the greater identification of the Company with the U.S. improve the receptivity of the Company's securities among investors in the U.S. but, more specifically, this will permit the Company to access certain regulated investors currently not permitted to invest in the Company's securities because they are treated as foreign securities, as well as other investors who overlook or reject the Company's securities for such reason.

         ACCESS TO U.S. GOVERNMENT FINANCING.   The Board further believes that
continuation as a U.S. corporation will assist the Company in accessing various financing programs administered by agencies of the United States Government, such the Overseas Private Investment Corporation, currently foreclosed to the Company as a foreign company.

         IMPACT OF UNITED STATES INCOME TAX CODE ON COMPANY'S FINANCING ACTIVITIES. The Code classifies non-U.S. corporations such as the Company which have passive income or passive assets in excess of certain thresholds as a PFIC. The result of this classification for shareholders in the U.S. is that they will be required to allocate any gain realized on a future disposition (or deemed disposition) of the Company's shares (or, in certain circumstances, the disposition of shares of any subsidiary which is also classified as a PFIC) ratably over the shareholder's entire holding period for the shares. In addition, any such gain allocated to years in which the Company (or such subsidiary) was a PFIC will be taxed at the highest rate applicable to such taxpayer in such years (currently, 39.6% for individuals), rather than the capital gain tax rate (currently, 28% for individuals). In addition, an interest charge will be imposed on such shareholders and added to the total amount due. Therefore the potential effect of PFIC status for the Company for U.S. Shareholders is to dramatically increase the effective tax rate on any future disposition (or deemed disposition) of the Company's shares.

         These potentially adverse tax consequences can be avoided if the U.S. Shareholder elects to have included in its income its proportionate share of the Company's earnings and profits for the applicable tax year. In years where the Company does not have earnings and profits this election can be made without adverse tax consequences to the individual shareholder. Nevertheless each individual shareholder affected has to take pains to comply with the filing and other administrative details associated with making an effective election.

         The issue of PFIC status for the Company usually arises following the completion of a financing exercise, when the Company will hold passive assets
(cash) which may well be in excess of the applicable thresholds, until that cash can be invested in the Company's businesses. If the Company is unable to deploy the cash quickly, this may result in PFIC status. This in fact occurred this year, as the result of the successful completion of a major private placement in June 1996. Because the Company does not anticipate having earnings and profits in 1996, it has advised all U.S. Shareholders to make the election described above, because this will enable such shareholders to avoid the adverse effects of its PFIC status without tax cost to them. Currently, it is unable to predict with any certainty whether it will continue to be a PFIC in 1997 or whether or not it will have earnings and profits in that year.

         One way to avoid PFIC status would be to have the Company expend the proceeds of any financing as rapidly as possible. However, the Board of Directors does not believe that this would be in the best interests of the Company. PFIC status and the problems for U.S. Shareholders associated with this can, however, be entirely avoided if the Company was a U.S. corporation. Continuance of the Company in the U.S. will therefore eliminate the PFIC issue for the future.

         INCREASINGLY LIMITED CONTACT WITH CANADA. While the Company's operations at one time were located in, or closely associated with Canada, as the Company' s business has focussed increasingly upon the telecommunications business in the former Soviet Union, its connections with Canada have become increasingly tenuous. Currently, the Company has no business operations in Canada, all but two of its employees are located outside of Canada, and, as of ____, more than __% of its outstanding Common Shares were held by shareholders of record who are Canadian non-residents. Until 1993 the Company's Common Shares were only traded on The Toronto Stock Exchange. At the start of that year they were admitted to trading on the Nasdaq National Market, and since that time trading on the Nasdaq National Market has been significantly greater than the volume of trading on The Toronto Stock Exchange. For example, the total volume of shares traded on the Nasdaq National Market in 1993, 1994 and 1995 was 11,596,297 shares, 13,312,376 shares and 19,090,619 shares, respectively. The comparable figures for The Toronto Stock Exchange were 2,441,596 shares, 558,126 shares and 1,759,330 shares, respectively.

         DIRECTOR RESIDENCY REQUIREMENTS. The OBCA requires that a majority of the directors, and a majority of any committee of the directors, be Canadian residents. While to date, the Company has been fortunate in being able to attract qualified Canadian residents to serve on its board, this requirement has substantially inhibited the Company's ability to attract to its board persons who are involved in the countries in which the Company actually does business or which are the principal sources of its capital, as well as its opportunities to diversify the composition of its board. The DGCL does not impose any such requirement, and thus the Continuance will provide greater flexibility to the Company in the future with respect to the composition of its board of directors.

         MOVEMENT OF EXECUTIVE OFFICES. In addition, the Company is currently considering the movement of its executive offices, currently spread among a number of locations, to the United States. In addition to bringing management closer to the Company's principal financing sources, trading market and major investors, this concentration of management is expected to improve operational efficiency. While the Company may determine to undertake this regardless of whether the Continuance is approved, the likelihood that this will occur will be substantially enhanced if the Continuance occurs.

SELECTION OF STATE OF DELAWARE

         The selection of the State of Delaware as the jurisdiction into which the Company should continue its corporate existence was based upon the following:

         For many years Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have chosen Delaware initially for their domicile, or have subsequently reincorporated in, continued into or domesticated in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing the DGCL and establishing specific legal principles and policies with respect to Delaware corporations. Not only has this served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations, but it has also given Delaware an important role in respect of the corporate laws of the United States generally, inasmuch as many of its principles and policies have been adopted by, and become important precedents for the laws of other states. It is anticipated that Delaware corporate law will continue to assume its leadership position in respect of the development of corporate law in the United States, and that the Delaware legislature will continue to endeavor to ensure that the DGCL itself remains as up to date, and as flexible as possible.


               CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Blake, Cassels & Graydon, Canadian counsel to the Company, the following is a summary of the principal Canadian federal income tax considerations generally applicable to the Company and to shareholders of the Company in connection with the Continuance. The summary applies to the Company and to shareholders that, for purposes of the Act, hold common shares of the Company as capital property, deal at arm's length with the Company and, under proposed amendments to the Act contained in Bill C-69, which received first reading in the House of Commons on December 2, 1996, are not affiliated with the Company. This summary does not consider the potential application of the "mark-to-market" rules in the Act to shareholders that are "financial institutions" for such purposes. This summary also does not apply to a shareholder in respect of whom the Company is at any time a "foreign affiliate" for purposes of the Act.

         This summary is based on the current provisions of the Act, the regulations thereunder (the "Regulations"), specific proposals (the "Proposals") to amend the Act and the Regulations publicly announced by the Department of Finance prior to the date hereof and counsel's understanding of the current published administrative and assessing practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). Otherwise, this summary does not take into account or anticipate any changes in law, or the administration thereof, whether by legislative, governmental or administrative action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations. No assurance can be given that the Proposals will be enacted in their present form or at all.

         This summary is based on the assumptions that: (i) the common shares of the Company will remain listed on The Toronto Stock Exchange or the Nasdaq National Market at all times while any common shares are issued and outstanding, (ii) after the effective date of the Continuance, the management of the Company will not reside in Canada at any time, and (iii) the shares of the Company may not reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investments in shares, debt or any other properties.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SUCH PERSONS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

THE COMPANY

         Upon the Continuance, the Company will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the Continuance. The Company will be subject to tax on any income and net taxable capital gains arising thereby. The Company will also be subject to an additional tax at the rate of 5% on the amount by which the fair market value of the Company's assets, net of liabilities, exceeds the paid-up capital of the Company's issued and outstanding shares, except that if one of the main reasons for the Company changing domicile to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25%. Provided the management of the Company does not reside in Canada at any time thereafter, the Company will not be resident in Canada after the Continuance. The management of the Company, in consultation with certain of its advisors, has reviewed the Company's assets, liabilities and paid-up capital and has advised counsel that no Canadian federal taxes should be due and payable by the Company under the Act as a result of the Continuance. This conslusion is based in part on analyses of the fair market value of the Company's property and certain other factual matters, and counsel can express no opinion on such matters of factual determination. In reaching its conclusions, the Company made certain favorable assumptions regarding the Canadian federal tax treatment of certain amounts, the treatment of which is subject to some doubt. No opinion has been sought in this matter, and facts underlying the Company's assumptions and conclusions may also change prior to the effective date of the Continuance. The Company has not applied to the Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by the Company under the Act as a result of the Continuance and does not intend to apply for such a ruling. Moreover, it is extremely unlikely that the Canadian federal tax authorities would issue any such ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that the Company has adopted with respect to the
Canadian federal tax treatment of such amounts.   Accordingly, there can be no
assurance that the Canadian federal tax authorities will conclude after the effective date of the Continuance that no Canadian federal taxes are due under the Act as a result of the Continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

SHAREHOLDERS RESIDENT IN CANADA

         The following portion of the summary applies to shareholders who are resident in Canada for purposes of the Act.

         Shareholders of the Company will not be considered to have disposed of their common shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their common shares.

         Following the Continuance, dividends received by a shareholder on shares of PLD Delaware Common Stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

         Also, following the Continuance, shares of PLD Delaware Common Stock will be a qualified investment for trusts governed by Deferred Income Plans, provided such shares of Common Stock remain listed on The Toronto Stock Exchange, the Nasdaq National Market or another prescribed stock exchange. However, such shares of stock will be foreign property after the effective date of the Continuance, and accordingly, the holding of such shares of stock by Deferred Income Plans or by certain other tax-exempt entities including registered investments and registered pension plans may subject such holders to penalty taxes under the Act. Such holders are urged to contact their own tax advisors to determine the potential applicability of such penalty taxes to them.

         DISSENTING SHAREHOLDERS. Although the matter is not free from doubt, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her common shares of the Company. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the common shares to the holder. If a holder is a corporation, any capital loss arising on the disposition of a common share of the Company may in certain circumstances be reduced by the amount of any dividends which have been received on the common share. Analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary. The Proposed Amendments will extend these rules to apply where a trust or partnership is a member of a partnership or a beneficiary of a trust that owns shares. A shareholder will be required to include three-quarters of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Act in that regard.

SHAREHOLDERS NOT RESIDENT IN CANADA

         The following portion of the summary applies to shareholders who, for purposes of the Act, are not resident or deemed to be resident in Canada at any time when they held or hold Common Shares of the Company and do not use or hold and are not deemed to use or hold their Common Shares in or in the course of carrying on a business in Canada and, in the case of shareholders who carry on an insurance business in Canada and elsewhere, establish that the Common Shares are not effectively connected with their Canadian insurance business.

         Shareholders will not be considered to have disposed of their Common Shares or to have realized a taxable capital gain or loss by reason only of the Continuance. The Continuance will also have no effect on the adjusted cost base to shareholders of their Common Shares. After the effective date of the Continuance, dividends received by a shareholder on shares of PLD Delaware Common Stock will not be subject to Canadian withholding tax.

         Provided that a Common Share is not "taxable Canadian property" to a shareholder at the time of disposition of such Common Share, such shareholder will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such Common Share. After the effective date of the Continuance, shares of PLD Delaware Common Stock will not generally be taxable Canadian property to a shareholder at the time of disposition of PLD Delaware such Common Stock unless at any time during the five-year period that ends at the time of disposition the shareholder (together with persons not dealing at arm's length with the shareholder) owned 25% or more of the shares of any class or series of PLD Delaware stock and more than 50% of the fair market value of the Common Share was derived directly or indirectly from one or any combination of real property situated in Canada, Canadian resource properties and timber resource properties. For purposes of this test, a shareholder and any person not dealing at arm's length with a shareholder will be considered to own any share that the shareholder or person has a right to acquire.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of material United States federal income tax consequences of the Continuance. This discussion may not identify United States tax consequences applicable to each shareholder in view of the shareholder's particular tax situation, and does not address state, local or foreign tax consequences. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT THE SHAREHOLDER'S OWN TAX ADVISOR TO EVALUATE THE TAX CONSEQUENCES OF THE CONTINUANCE.

TAX-FREE REORGANIZATION

          In the opinion of Morgan, Lewis & Bockius LLP, United States counsel to the Company, for United States federal income tax purposes, the Continuance should qualify as a reorganization in which neither gain nor loss is recognized to the Company or its shareholders, except as otherwise described below.

         Counsel's opinion is based upon certain representations furnished by the Company. In connection with Counsel's opinion, the Company has represented that (i) the principal purposes of the Continuance are to reduce administrative burdens associated with being organized in Canada, to improve access to capital markets to lower the costs of financing, among other reasons; (ii) the fair market value of the PLD Delaware stock received by each of the Company's shareholders will be approximately equal to the fair market value of the Company's shares held immediately prior to the effective date of the Continuance; (iii) to the best of the knowledge of management of the Company, there is no specific plan on the part of any shareholder of the Company to sell, exchange or otherwise dispose of any of the shares of PLD Delaware stock held as a result of the Continuance; (iv) immediately following consummation of the Continuance, the shareholders of the Company will own all of the outstanding PLD Delaware stock and will own such stock solely by reason of their ownership of the Company's shares immediately prior to the Continuance; (v) immediately following consummation of the transaction, PLD Delaware will possess the same assets and liabilities, except for assets distributed to shareholders who receive cash or other property, assets used to pay dissenters to the Continuance, and assets used to pay expenses incurred in connection with the Continuance, as those possessed by the Company immediately prior to the Continuance; (vi) assets distributed to shareholders who receive cash or other property, assets used to pay expenses, assets used to pay dissenters to the Continuance, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the Continuance will, in the aggregate, constitute less than one percent of the net assets of the Company; (vii) dissenting shareholders will own less than one percent of the Company's shares; (viii) the Company has no intention of PLD Delaware reacquiring any of its stock immediately following the Continuance; (ix) the liabilities of the Company assumed by PLD Delaware plus the liabilities, if any, to which the assets transferred as a result of the Continuance are subject were incurred by the Company in the ordinary course of its business and are associated with the assets transferred; (x) following the Continuance, PLD Delaware will continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business;
(xi) the shareholders will pay their respective expenses, if any, incurred in connection with the Continuance; (xii) the Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code; (xiii) the Company will comply with the reporting requirements of Temp. Reg. Section 7.367(b)-1(c); and (xiv) the Company is not, and has not been within the five-year period ending on the effective date of the Continuance, a "controlled foreign corporation" within the meaning of Section 957 of the Code.

         The Company has not requested and does not intend to request the IRS for a ruling that the Continuance will qualify as a tax-free reorganization. Unlike a ruling, counsel's opinion does not bind the IRS or the courts. If the Continuance were determined not to qualify as a tax-free reorganization, the shareholders of the Company who are United States persons would recognize taxable gain or loss with respect to their shares. The remainder of this discussion assumes that the Continuance will be treated as a tax-free reorganization for United States federal income tax purposes.

CONSEQUENCES TO THE COMPANY

         The Company will recognize no gain or loss in the Continuance, except as otherwise noted in this paragraph. Following the Continuance, the Company will be subject to United States federal income taxation on its worldwide net taxable income, whereas, prior to the Continuance, the Company has been taxable only on United States source income and on income considered to be effectively connected with a trade or business of the Company conducted within the United States. In addition, it appears that the Senior Notes, which will become obligations of PLD Delaware as of the effective date of the Continuance, may be considered "high-yield discount obligations" within the meaning of Section 163(e)(5) of the Code. As a result, any OID associated with the Senior Notes will not be deductible by PLD Delaware until actually paid and no deduction may be allowed to PLD Delaware for a portion of the OID. PLD Delaware shareholders are not directly affected by these rules, except that a corporate shareholder may be entitled to a dividends-received deduction equal to the portion of the OID which is not deductible, assuming PLD Delaware has sufficient earnings and profits.

CONSEQUENCES TO PARTICIPATING U.S. SHAREHOLDERS

         The Company and one of its subsidiaries, Technocom, may be PFICs for United States federal income tax purposes. The Company has previously recommended to U.S. Shareholders that they each make a QEF election with respect to the Company and Technocom in order to eliminate the potentially significant additional United States federal income tax liability to which they might otherwise be subject on any sale of the Company's shares (and deemed sale of Technocom stock). The QEF election is also a condition to tax-free treatment with respect to the Continuance. Thus, assuming they have made the QEF elections with respect to the Company and Technocom, U.S. Shareholders will not recognize gain or loss in connection with the Continuance to the extent that they participate in the Continuance, except as otherwise noted below. In order to qualify for such nonrecognition treatment, a U.S. Shareholder who realizes gain on the Continuance must comply with detailed notice requirements presently set forth in Temp. Reg. Section 7.367(b)-1(c). EACH U.S. SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR IN CONNECTION WITH THE REPORTING REQUIREMENTS OF THE TREASURY REGULATIONS.

         Such notice must be filed by the due date (as extended) for filing a federal income tax return for the year of the Continuance, and must be filed with the IRS district director with whom a return would be filed for the year. The notice must contain (i) a statement that the exchange is one to which
Section 367(b) of the Code applies; (ii) a complete description of the Continuance; (iii) a description of the stock received in the Continuance;
(iv) a statement which describes any amount required under Treasury Regulations to be included in gross income or added to the earnings and profits or deficit of a participating foreign corporation for the year of the Continuance (an amount which is expected to be zero); (v) a statement which describes any amount of earnings and profits attributed by reason of the Continuance under Treasury Regulations to stock owned by any United States person (again, an amount which is expected to be zero); (vi) any information required to be furnished with a federal income tax return under Treas. Reg. Section 1.368-3 (i.e., a statement of the cost or other basis of the stock transferred, and a statement in full of the amount of stock and any other property received) if such information is not otherwise provided; and (vii) information required to be furnished on Form 5471 under Section 6046 of the Code by persons subject to reporting under this provision (generally, 5% U.S. Shareholders and shareholders who are officers and directors) if this information is not otherwise provided. Shortly after the consummation of the Continuance, the Company intends to provide each U.S. Shareholder with a statement containing all information necessary to comply with the Temp. Reg. Section 7.367(b)-1(c) notice requirements.

         A U.S. Shareholder who does not recognize gain or loss in the Continuance will obtain a tax basis in the shares of PLD Delaware received in the Continuance equal to the U.S. Shareholder's adjusted tax basis in the shares of the Company converted in the Continuance, and the U.S. Shareholder's holding period in the shares of PLD Delaware received in the Continuance will include the holding period of the shares of the Company.

         Under Proposed Treasury Regulation Section 1.367(b)-3(c), which is not yet in effect, U.S. Shareholders would be required to recognize gain (but not loss) in connection with the Continuance. This Proposed Regulation would be effective 30 days after it is issued in final form. While the Company does not believe that this Proposed Regulation will become effective prior to the Continuance, if it were to become effective prior to the Continuance, the U.S. Shareholders would recognize gain (but not loss) in the Continuance.

         Under Temporary and Proposed Treasury Regulations, the IRS may take the position that a shareholder which is a domestic corporation must recognize gain (but not loss) in the Continuance unless the shareholder includes in gross income the "all earnings and profits amount" as defined by Prop. Reg. Section 1.367(b)-2(d), i.e., earnings and profits of the Company (subject to certain adjustments) which are deemed attributable to the shareholder's stock. See Temp. Treas. Reg. Section 7.367(b)-7(c)(2). The Company does not presently expect that there will be an "all earnings and profits amount" with respect to its shares.

DISSENTING SHAREHOLDERS

         Dissenting shareholders who receive cash in exchange for their shares will be treated as receiving such cash as a distribution in redemption of their shares. If, as a result of the distribution, a dissenting shareholder no longer owns, directly or constructively, any shares of the Company, the redemption will be treated as a distribution in exchange for the shares redeemed. Accordingly, such dissenting shareholders will recognize gain or loss measured by the difference between the amount of cash received and the adjusted basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares were held as capital assets and will be long-term capital gain or loss if the shareholder has held its shares for more than one year. Under limited circumstances, dissenting non-U.S. Shareholders will be subject to United States federal income taxation at graduated rates upon gain recognized with respect to their shares, if such gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.

DIVIDENDS PAID TO NON-U.S. SHAREHOLDERS

         PLD Delaware does not anticipate paying dividends in the foreseeable future. Any dividends that are paid to non-U.S. Shareholders after the Continuance will be subject to United States withholding tax at the basic rate of 30%, subject to reduction by the terms of any applicable tax treaty. Under the United States-Canada Income Tax Convention, the withholding rate on dividends paid to Canadian persons generally is 15%. Under the United States-United Kingdom Income Tax Treaty, the withholding rate on dividends paid
to United Kingdom persons generally is also 15%.   In addition,
such withholding tax may be further reduced to the extent that PLD Delaware's income satisfies certain foreign source requirements of the Internal Revenue Code. It is impossible to predict whether, or to what extent, PLD Delaware's income will comply with these requirements. Where the dividend is effectively connected with a United States trade or business, however, it will be subject to the regular United States federal income tax.

CONSEQUENCES TO WARRANT HOLDERS

         There is a possibility that holders of the Company's warrants will recognize gain or loss with respect to their warrants in the Continuance, if the IRS were to take the position that the Company's warrants should be treated as constructively exchanged for new warrants in the Continuance. Any such gain or loss would be capital gain or loss (assuming the Warrant holder holds the Warrants as capital assets), and would be long-term or short-term capital gain or loss depending on whether the warrants have been held for more or less than a year before the Continuance.

CONSEQUENCES TO DEBT HOLDERS

         Holders of Senior Notes and Convertible Notes, which will become obligations of PLD Delaware as of the effective date of the Continuance, who are United States corporations, citizens or residents for United States income tax purposes will not recognize gain or loss in connection with the Continuance.

BACKUP WITHHOLDING

         A shareholder of PLD Delaware may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to dividends if any paid on, or the proceeds of a sale, exchange or redemption of, such stock, unless such holder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies that he is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be creditable against the holder's United States federal income tax liability.


                       COMPARISON OF SHAREHOLDERS' RIGHTS

         Upon the effective date of the Continuance, all shareholders of the Company will become shareholders of PLD Delaware. The Company is a corporation organized under and governed by Ontario law, the Articles of the Company and the By-Laws of the Company. PLD Delaware will be a corporation organized under and governed by Delaware law, the Certificate of Incorporation and the By-Laws of PLD Delaware. The principle attributes of PLD Delaware Common Stock and the Company's Common Shares on the one hand, and PLD Delaware Series II and Series III Convertible Preferred Stock and the Company's Series II and Series III Convertible Preferred Shares on the other hand, will be identical other than differences in shareholders' rights under the OBCA and DGCL. While the rights and privileges of stockholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of an Ontario corporation under the OBCA, there are certain differences. The following is a summary of the material differences between the rights of holders of shares of the Company after the effective date of the Continuance and the rights of holders of shares of the Company at the date hereof. These differences arise from differences between United States and Canadian securities laws, between the DGCL and the OBCA, and between the Company's Articles as presently constituted and the Certificate of Incorporation and By-Laws, attached hereto as Schedules E and F respectively.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OBCA, THE DGCL, THE ARTICLES OF THE COMPANY, THE BY-LAWS OF THE COMPANY, THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS OF PLD DELAWARE

VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

         Under the OBCA, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

         The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended in any respect by the merger, (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) either no shares of common stock, including securities convertible into common stock will be issued in the merger or the number of shares of common stock to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The Certificate of Incorporation does not require such a vote. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Finally, unless required by its certificate of incorporation, stockholder approval is not required under the DGCL for a corporation to merge with or into a direct or indirect wholly-owned subsidiary of a holding company (as defined in the DGCL) in certain circumstances. The Certificate of Incorporation does not require such a vote.

         The Company currently does not have a shareholders' rights plan. Shareholders' rights plans, in a variety of forms, are common to many corporations incorporated in the United States and serve to afford a corporation's board of directors the opportunity to withstand an unsolicited takeover attempt while providing the board of directors sufficient time to evaluate the offer and its adequacy and to consider alternative measures or transactions that may be appropriate in responding to the offer. The DGCL permits shareholders' rights plans in general and permits the adoption of shareholders' rights plans by a board of directors without shareholder approval.

AMENDMENT TO GOVERNING DOCUMENTS

         Under the OBCA, any amendment to the articles generally requires the approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Under the OBCA, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present and entitled to vote on the resolution.

         The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the corporation's certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The Certificate of Incorporation will not require a greater level of approval for an amendment thereto. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation resides in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The Certificate of Incorporation expressly authorizes the board of directors to adopt, amend or repeal PLD Delaware's By-Laws.

DISSENTERS' RIGHTS

         The OBCA provides that shareholders of an OBCA corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The OBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;
(iv) a continuance under the laws of another jurisdiction; (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation or (vii) certain amendments to the articles of a corporation which require a separate class or series vote, provided that a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest.

         Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders unless the agreement of merger or consolidation converts such shares into anything other than (i) stock of the surviving corporation, (ii) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares or (iv) any combination of (i), (ii) or (iii) above. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

OPPRESSION REMEDY

         The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the Director appointed under Section 278 of the OBCA or the Ontario Securities Commission is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result; (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner or (iii) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner; that is oppressive or unfairly prejudicial to, or that unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates and (c) any other person who in the discretion of the court is a proper person to make such application.

         Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interest of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

         The DGCL does not provide for a similar remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors. Under the DGCL, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the stockholder must overcome the "business judgment rule," which simply stated means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterest directors' decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.

DERIVATIVE ACTION

         Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the OBCA, no action may be brought and no intervention in an action may be made unless the complainant has given 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith and (iii) it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given the required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice.

         Under the OBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under the OBCA, a court may order a Company or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

         A derivative action may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

SHAREHOLDER CONSENT IN LIEU OF MEETING

         Under the OBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.

         Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The Certificate of Incorporation will not provide otherwise. The corporation is required to give prompt notice of the taking of the corporate action to stockholders who have not consented in writing.

DIRECTOR QUALIFICATIONS

         A majority of the directors of an OBCA corporation generally must be resident Canadians but where a corporation has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian.

The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded must not be officers or employees of the Company or any of its affiliates.

         The DGCL does not have comparable requirements.

FIDUCIARY DUTIES OF DIRECTORS

         Directors of corporations incorporated or organized under the OBCA and the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty."

         Pursuant to section 134 of the OBCA, the duty of loyalty requires directors of an Ontario corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

          Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interest of the stockholders pursuant to the "business judgment rule."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Under the OBCA and pursuant to the Company's By-Laws, the Company may indemnify a director or officer, a former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such body corporate if: (i) he or she acted honestly and in good faith with a view to the best interest of the Company and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the Company if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or such body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfils the conditions set out in (i) and (ii), above.

         The DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which such expenses were advanced. The OBCA does not expressly provide for such advance payment.

DIRECTOR LIABILITY

         The DGCL provides that a corporation's certificate of incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit.

         The Certificate of Incorporation of PLD Delaware provides that no director of PLD Delaware shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         The OBCA does not permit any such limitation of a director's liability.

ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS

         The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value of 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting, and not by written consent; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (v) the corporation has opted out of this provision. PLD Delaware will not opt out of this provision.

         The OBCA does not contain a comparable provision with respect to "business combinations." However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

         Policy 9.1 requires more detailed disclosures in the proxy material sent to security holders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either a simple majority or two-thirds of the votes cast, depending upon the circumstances.


                        DISSENTING SHAREHOLDERS' RIGHTS

         Pursuant to Section 182 of the OBCA, shareholders of the Company are provided with a right to dissent from the Special Resolution relating to the Continuance under and in compliance with section 185 of the OBCA, reprinted in its entirety as Schedule B to this Circular. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 185 OF THE OBCA.

         Any shareholder of the Company who dissents from the Special Resolution in compliance with section 185 of the OBCA (a "Dissenting Shareholder") will be entitled, in the event the Continuance becomes effective, to be paid by the Company the fair value of the shares held by such Dissenting Shareholder determined as at the close of business on the day before the Special Resolution is adopted.

         A shareholder who wishes to dissent must send to the Company, no later than the termination of the Special Meeting (or any adjournment thereof), written objection to the Special Resolution (a "Dissent Notice"). The filing of a Dissent Notice does not deprive a shareholder of the right to vote; however, the OBCA provides, in effect, that a shareholder who has submitted a Dissent Notice and who votes in favor of the Special Resolution will no longer be considered a Dissenting Shareholder with respect to the class of shares voted in favor of the Special Resolution. The OBCA does not provide, and the Company will not assume, that a vote against the Special Resolution or an abstention constitutes a Dissent Notice but a shareholder need not vote his or her shares against the Special Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the Special Resolution does not constitute a Dissent Notice; however, any proxy granted by a shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Special Resolution, should be validly revoked (see "Appointment and Revocation of Proxies") in order to prevent the proxy holder from voting such shares in favor of the Special Resolution and thereby disentitling the shareholder from his or her right to dissent. Under the OBCA, there is no right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

         The Company is required, within 10 days after the shareholders adopt the Special Resolution, to notify each shareholder who has filed a Dissent Notice that the Special Resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the Special Resolution or who has withdrawn his or her Dissent Notice.

         A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Special Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Special Resolution has been adopted, send to the Company a written notice (a "Payment Demand") containing his or her name and address, the number of shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to the Company's transfer agent the certificates representing the shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send to the Company, within the appropriate time frame, a Dissent Notice, a Payment Demand and certificates representing the shares in respect of which he or she dissents forfeits his or her right to make a claim under section 185 of the OBCA. The Company's transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

         On sending a Payment Demand to the Company, a Dissenting Shareholder ceases to have any rights as a shareholder, other than the right to be paid the fair value of his or her shares as determined under section 185 of the OBCA, except where (i) the Dissenting Shareholder withdraws his or her Payment Demand before the Company makes an offer to him or her pursuant to the OBCA; (ii) the Company fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand or (iii) the Continuance does not proceed; in which case his or her rights as a shareholder are reinstated as of the date he or she sent the Payment Demand.

         The Company is required, not later than seven days after the later of the effective time of the Continuance or the date on which the Company received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her shares in an amount considered by the board of directors of the Company to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The Company must pay for the shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if the Company does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

         If the Company fails to make an Offer to Pay for a Dissenting Shareholder's Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, the Company may, within 50 days after the effective time of Continuance or within such further period as a court may allow, apply to a court to fix a fair value for the shares of Dissenting Shareholders. If the Company fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

         Upon an application to a court, all Dissenting Shareholders whose shares have not been purchased by the Company will be joined as parties and bound by the decision of the court, and the Company will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of a court will be rendered against the Company in favor of each such Dissenting Shareholder and for the amount of the fair value of his or her shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the effective time of Continuance until the date of payment.

         THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE OBCA, WHICH ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHTS UNDER THOSE PROVISIONS SEEK HIS OR HER OWN LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE OBCA MAY PREJUDICE HIS OR HER RIGHT OF DISSENT. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Certain Canadian Federal Income Tax Considerations -- Dissenting Shareholders" and "Certain United States Federal Income Tax Considerations -- Dissenting Shareholders."

                           MANAGEMENT OF THE COMPANY



                                                                                       COMMON SHARES OWNED AT
             NAME                   AGE                      POSITION                    SEPTEMBER 30, 1996
             ----                   ---                      --------                    ------------------
 Alan Brooks                        54        Chief Operating Officer                          1,500

 Alan F. Brown                      42        Secretary                                           --

 Conor Carroll                      30        Vice President, Business Development             2,500

 Ronald R. Cripps, C.A.             62        Director                                        10,571

 Simon Edwards                      34        Chief Financial Officer                          2,000

 James R.S. Hatt                    36        Chairman and Chief Executive Officer            10,000

 David L. Heavenridge               49        Director                                     2,622,330 (1)

 Timothy P. Lowry                   40        Director                                            --

 Peter Owen-Edmunds                 37        Representative Director, Russia                     --

 Robert Smith                       58        Director                                         1,000

 David M. Stovel                    47        Director                                            --

 Richard Wainright-Lee              48        Director                                            --

 Clayton A. Waite                   35        Director and Vice President                        300

 Douglas T. Waite                   69        Director                                         6,000


(1) Shares owned of record by Dominion Capital, Inc. ("Dominion"), of which Mr. Heavenridge is President and Chief Executive Officer. Dominion also holds warrants to purchase 200,000 Common Shares at an exercise price of $7.50, which expire on December 31, 1996, warrants to purchase 100,000 Common Shares at an exercise price of Cdn.$14.50, which expire on December 3, 1998 and warrants to purchase 50,000 Common Shares at an exercise price of Cdn.$11.31, which expire on June 22, 1999.

         Set forth below is selected biographical information for the executive officers and directors of the Company.

         Alan Brooks has served as Chief Operating Officer of the Company since March 1995. Previously, Mr. Brooks served in a number of senior management positions with Cable & Wireless for over 30 years, most recently in Sweden, Japan, Papua New Guinea and the Middle East.

         Alan F. Brown has served as Secretary of the Company since May 1989. Mr. Brown is a partner with the law firm of Blake, Cassels & Graydon in Toronto, Ontario, which is the Company's Canadian counsel.

         Conor Carroll has served as Vice President for Business Development of the Company since January 1995. From 1991 to 1994, Mr. Carroll was Business Development Manager for Cable & Wireless Europe.

         Ronald R. Cripps has served as a Director of the Company since February 1986. From 1991 through 1995, Mr. Cripps was a partner with the firm of Ernst & Young LLP. Mr. Cripps is currently a corporate finance consultant.

         Simon Edwards has served as Chief Financial Officer of the Company since October 1995. Mr. Edwards was previously Director of Finance for Cable & Wireless Europe from October 1994 to September 1995. From July 1992 to October 1994, Mr. Edwards held a number of corporate finance positions within Cable & Wireless. From July 1988 to June 1992, Mr. Edwards was a management consultant with Arthur Andersen.

         James R.S. Hatt has served as a Director of the Company since June 1994, as Chief Executive Officer since January 1995 and as Chairman since June 1995. From 1987 to 1995, he served as Director of Business Development, Europe, for Cable & Wireless.

         David L. Heavenridge has served as a Director of the Company since October 1996. Mr. Heavenridge has been the President and Chief Executive Officer of Dominion since April 1994.

         Timothy P. Lowry has served as a Director of the Company since November 1995. Since June 1995, Mr. Lowry has been Director, Central and Eastern Europe, for Cable & Wireless. From June 1991 to May 1995, he was Project Director, South Africa, for Cable & Wireless.

         Peter Owen-Edmunds has served as Representative Director, Russia since November 1996. From January 1996 to November 1996, Mr. Owen-Edmunds served as Deputy Director General of PeterStar. Mr. Owen-Edmunds joined PeterStar in April 1992 and became PeterStar's Sales and Marketing Director in December 1992. Prior to joining PeterStar, Mr. Owen-Edmunds served for 14 years as an officer in the British Army.

         Robert Smith has served as a Director of the Company since September 1993. He has been President of Newmark Capital Limited ("Newmark"), a private investment and consulting company since 1992. From 1990 to 1992, he was Chief Executive Officer of the First Hungarian Investment Advisory RT. He also serves as Chairman of BECET and sits on the boards of other companies including Rogers Cantel Mobile Communications Inc.

         David M. Stovel has served as a Director of the Company since February 1993. Mr. Stovel has been President of Brawley Cathers Limited, an investment bank headquartered in Toronto, Canada since 1987.

         Richard Wainright-Lee has served as a Director of the Company since April 1995. He is the Deputy Director, Finance and Chief Executive, Regional Businesses of Cable & Wireless. He has held various executive positions at Cable & Wireless since August 1991.

         Clayton A. Waite has served as Vice President since October 1995 and as a Director since November 1992. He served as Chief Financial Officer of the Company from August 1993 to September 1995 and as Senior Vice President from April 1992 to September 1995. From 1990 to 1992, Mr. Waite was a director and officer of Southern International. From 1988 to 1989, he served as President and Chief Executive Officer of VenTech Healthcare Canada Inc. Mr. Waite is the son of Douglas T. Waite.

         Douglas T. Waite has served as a Director of the Company since September 1986. Mr. Waite has been a management consultant since 1990. Previously, he served as Senior Vice-President of Montreal Trust Company. Mr. Waite is the father of Clayton A. Waite.

         In accordance with the OBCA, the Company has an audit committee, which is composed of Douglas T. Waite, Richard Wainright-Lee, Robert Smith and David
M. Stovel. The Company also has a compensation committee composed of Robert Smith, Douglas T. Waite and David M. Stovel.

COMPENSATION OF DIRECTORS AND OFFICERS

         Information regarding compensation of directors and officers, employment agreements, stock options, warrants and indebtedness of directors and officers to the Company and its subsidiaries is incorporated herein by reference to Items 10 and 11 of the 1995 Form 20-F.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital of the Company consists of an unlimited number of Common Shares without nominal or par value and an unlimited number of nonvoting preferred shares, issuable in series ("Preferred Shares"). The authorized capital of PLD Delaware under the Certificate of Incorporation is 100,000,000 shares of PLD Common Stock and 100,000,000 shares of Preferred
Stock.   As of January __, 1997, there were __________ Common Shares, 405,217
Series II Convertible Preferred Shares and 41,667 Series III ConvertiblePreferred Shares of the Company outstanding. The principal attributes of the classes and series of capital stock of PLD Delaware will be identical to those of the corresponding shares of the Company, other than differences in shareholders' rights under the OBCA and the DGCL.

PLD DELAWARE COMMON STOCK

         The holders of PLD Delaware Common Stock will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to receive the remaining property of the Company upon dissolution.

PLD DELAWARE PREFERRED STOCK

         The Preferred Stock of PLD Delaware as a class (the "PLD Delaware Preferred Stock") will be issuable in series by resolution of the Board of Directors. The PLD Delaware Preferred Stock of each series will rank on a parity with the PLD Delaware Preferred Stock of every other series with respect to priority in payment of dividends and in the distribution of assets and return of capital. The PLD Delaware Preferred Stock as a class will be entitled to a preference over the PLD Delaware Common Stock and over any other shares ranking junior to the PLD Delaware Preferred Stock with respect to priority in payment of dividends and in the distribution of assets and return of capital of the Company. Subject to the provisions of the DGCL and to the provisions of any particular series, PLD Delaware Preferred Stock of any series may be purchased for cancellation or redeemed by PLD Delaware, in whole or in part, and may have attached thereto a right of conversion into PLD Delaware Common Stock or other securities of PLD Delaware. The holders of the PLD Delaware Preferred Stock, except as otherwise specifically provided by law or by the provisions attaching to any series, will not be entitled to receive notice, to attend or to vote at any meeting of the shareholders of PLD Delaware

         The following is a description of the outstanding series of Preferred Shares of the Company and a comparison to corresponding PLD Delaware Preferred Stock.

         Series II Convertible Preferred Shares. The Series II Convertible Preferred Shares consist of 405,217 shares issued at a price of Cdn.$1.00 per share. The shares do not pay dividends. The holders thereof have no voting rights except as otherwise specifically provided by law. The Series II Convertible Preferred Shares are subject to redemption at the option of the Company at a price of Cdn.$1.00 per share. The Company may at any time and from time to time purchase for cancellation the whole or any part of the outstanding Series II Convertible Preferred Shares by invitation for tenders at a price per share not exceeding Cdn.$1.00 per share. The Series II Convertible Preferred Shares are not convertible into Common Shares. The principal attributes of the Series II Preferred Stock will be identical to those of the Series II Convertible Preferred Shares (including the redemption price of Cdn. $1.00), other than differences in shareholders' rights under the OBCA and the DGCL.

         Series III Convertible Preferred Shares. The Series III Convertible Preferred Shares consist of 41,667 shares issued at a price of Cdn.$1.00 per share. The shares do not pay dividends. The holders thereof have no voting rights except as otherwise specifically provided by law. The Series III Convertible Preferred Shares are subject to redemption at the option of the Company at a price of Cdn.$1.00 per share. The Company may at any time, and from time to time, purchase for cancellation the whole or any part of the outstanding Series III Convertible Preferred Shares by invitation for tenders at a price per share not exceeding Cdn.$1.00 per share. The Series III Convertible Preferred Shares are not convertible into Common Shares. The principal attributes of the Series III Preferred Stock will be identical to those of the Series III Convertible Preferred Shares (including the redemption price of Cdn.$1.00), other than differences in shareholders' rights under the OBCA and the DGCL.



                          NATURE OF THE TRADING MARKET

         The closing sales prices of the Company's Common Shares on the Nasdaq National Market and Toronto Stock Exchange on January __, 1997 were $____________ and Cdn. $____________, respectively. The following table sets forth the high and low closing prices for the Company's Common Shares, as reported on the Nasdaq national market, for the second, third and forth quarters of the Company's current fiscal year ended December 31, 1996. The prices below represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not reflect actual transactions.

                                       CLOSING PRICES
                                       --------------
                                      HIGH         LOW
                                      ----         ---
                    1996
                 2nd Quarter         $8.375       $8.125

                 3rd Quarter         $7.563       $7.25

                 4th Quarter         $_____       $_____

The following table sets forth the high and low closing prices of the Company's common shares (in Canadian dollars), as reported by The Toronto Stock Exchange, for the second and third quarters of the Company's current fiscal year ended December 31, 1996. The prices below represent prices between dealers, without adjustment for retail mark-ups, mark-downs or commissions, and may not reflect actual transactions.

                                            CLOSING PRICES
                                            --------------
                                        HIGH             LOW
                                        ----             ---
                     1996
                  2nd Quarter         Cdn.$11.50      Cdn.$11.10
                  3rd Quarter         Cdn.$9.70       Cdn.$9.25
                  4th Quarter         Cdn.$_____      Cdn.$_____



                                 LEGAL MATTERS

         Certain matters of Canadian law in connection with the Continuance will be passed upon by Blake, Cassels & Graydon, Toronto, Ontario. Alan F. Brown of Blake, Cassels & Graydon is Secretary of the Company and an affiliate thereof. Certain legal matters in connection with the shares of PLD Delaware Capital Stock to be issued in connection with the Continuance will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania on behalf of the Company.


                                    EXPERTS

        The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, included in the Company's Annual Report on Form 20-F filed with the SEC on May 17, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of the Company, prepared in accordance with U.S. generally accepted accounting principles, as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

and incorporated herein by reference. Such consolidated financial statements of the Company are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.


                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

         Management knows of no matters to come before the Meeting other than as set forth in the Notice of the Meeting. However, if other matters which are not now known to Management should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgement of the persons voting the proxy.

The undersigned, Chairman and Chief Executive Officer of PLD Telekom Inc., an Ontario corporation, hereby certifies that the contents of this Circular and the sending of it to each shareholder and director, to the auditors of the Company and to the appropriate regulatory authorities were approved by the Board of Directors of the Company.


         James R.S. Hatt
         Chairman and Chief Executive Officer

         January __, 1997

   INDEX TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS OF PLD TELEKOM INC.,
                     PREPARED IN ACCORDANCE WITH U.S. GAAP

                                                                                                                             Page
                                                                                                                             ----
Auditors Report to the Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-3

Consolidated Balance Sheets as at December 31, 1995 and December 31, 1994 (audited) . . . . . . . . . . . . . . . . . . . . . F-4

Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993 (audited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-5

Consolidated Statements of Deficit for the years ended December 31, 1995, 1994 and
   1993 (audited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6

Consolidated Statements of Changes in Financial Position for the years ended December 31,
   1995, 1994 and 1993 (audited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-7

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-8

Interim Consolidated Balance Sheet as at September 30, 1996, with comparative figures as at December 31, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-29

Interim Consolidated Statement of Operations for the three months ended September 30,
   1996 and 1995 (unaudited) and the nine months ended September 30, 1996 and
   1995 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-30

Interim Consolidated Statement of Changes in Financial Position for the three months ended September 30, 1996 and 1995 (unaudited) and the nine months ended
   September 30, 1996 and 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-31

Notes to Interim Consolidated Financial Statements (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-32

[KPMG LOGO]




             Consolidated Financial Statements of

             PLD TELEKOM INC.

             (formerly Petersburg Long Distance Inc.)



             December 31, 1995

             (Prepared in accordance with United States

             Generally Accepted Accounting Principles, see note 1)

AUDITORS' REPORT TO THE DIRECTORS


We have audited the consolidated balance sheets of PLD Telekom Inc. (formerly Petersburg Long Distance Inc.) as at December 31, 1995 and 1994 and the consolidated statements of operations, deficit and changes in financial position for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1995 and 1994 and the results of its operations and the changes in its financial position for each of the years in the three year period ended December 31, 1995 in accordance with United States generally accepted accounting principles, as described in note 1.





Chartered Accountants

Toronto, Canada
April 15, 1996, except as to note 19(b)
which is as of June 12, 1996

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Consolidated Balance Sheets

As at December 31
(Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

==============================================================================================================
                                                                                     1995                 1994
--------------------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and term deposits (note 9)                                        $      15,676        $      56,710
     Trade receivables, net of allowance                                            3,171                1,490
     Other receivables and prepaids                                                 4,347                2,438
     Inventory                                                                      1,289                  681
     Due from related parties (note 17(d))                                          2,499                 -
     Current portion of lease receivable (note 6)                                   3,313                 -
--------------------------------------------------------------------------------------------------------------
                                                                                   30,295               61,319

Property and equipment (note 5)                                                    45,357               21,718
Telecommunications licenses - PeterStar (note 4)                                   21,677               24,086
Telecommunications licenses - BECET (note 4)                                       27,906               30,013
Investment in Teleport (note 6)                                                    23,564               15,699
Other investments (note 7)                                                         19,079               16,672
Other assets (note 8)                                                              10,214                2,253

--------------------------------------------------------------------------------------------------------------
                                                                            $     178,092        $     171,760
==============================================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
     Bank indebtedness (note 9)                                             $      22,379        $        -
     Accounts payable                                                               8,516               13,402
     Accrued liabilities                                                            1,924                2,622
     Loans payable to shareholder (note 10)                                         1,843                1,102
     Deferred revenue                                                               1,958                 -
     Advances from company related to a former director                              -                     815
     Due to equipment supplier (note 11)                                             -                   4,384
--------------------------------------------------------------------------------------------------------------
                                                                                   36,620               22,325

Minority interest                                                                   5,640                   89

Redeemable preferred shares (note 12)                                                -                   4,886

Shareholders' equity:
     Share capital (note 12):
         Preferred shares                                                              31                   31
         Common shares                                                            179,887              173,034
--------------------------------------------------------------------------------------------------------------
                                                                                  179,918              173,065
     Deficit                                                                      (44,086)             (28,605)
--------------------------------------------------------------------------------------------------------------
                                                                                  135,832              144,460
Future operations (note 2)
Commitments and contingencies (note 18)

--------------------------------------------------------------------------------------------------------------
                                                                            $     178,092        $     171,760
==============================================================================================================

See accompanying notes to consolidated financial statements.

On behalf of the Board:

                Director                         Director
----------------             --------------------

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Consolidated Statements of Operations

Years ended December 31
(Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

==============================================================================================================
                                                                 1995                1994                 1993
--------------------------------------------------------------------------------------------------------------
Revenue:
     Telecommunications                                $       27,686       $       8,526        $       2,308
     Finance lease income (note 6)                              1,434                -                    -
--------------------------------------------------------------------------------------------------------------
                                                               29,120               8,526                2,308

Operating expenses:
     Direct costs                                              10,382               3,172                1,299
     General and administrative                                18,168               9,042                4,034
     Depreciation                                               3,837               1,232                  624
     Amortization of telecommunications licenses                4,516               3,802                1,649
     Amortization of goodwill                                     143                -                    -
     Other taxes                                                1,220                -                    -
--------------------------------------------------------------------------------------------------------------
                                                               38,266              17,248                7,606

--------------------------------------------------------------------------------------------------------------
Operating income (loss)                                        (9,146)             (8,722)              (5,298)

Share of loss of Teleport, including amortization
   of licenses of $1,528 (note 6)                              (1,555)               -                    -
Interest income                                                 2,066                 235                   34
Interest expense                                                 (957)             (1,004)                -
Foreign exchange loss                                            (443)               -                    -
Loss on disposal of investments and property
   and equipment                                                 (915)               -                    -
Provision for amounts due from a shareholder
   of PeterStar (note 17(e))                                   (2,490)               -                    -

--------------------------------------------------------------------------------------------------------------
Loss from continuing operations before income
   taxes and minority interest                                (13,440)             (9,491)              (5,264)

Income taxes (note 13)                                         (1,490)               -                    -

--------------------------------------------------------------------------------------------------------------
Loss from continuing operations before
   minority interest                                          (14,930)             (9,491)              (5,264)

Minority interest                                                (551)               -                    -

--------------------------------------------------------------------------------------------------------------
Loss from continuing operations                               (15,481)             (9,491)              (5,264)

Discontinued operations (note 14)                                -                   -                  (5,138)

--------------------------------------------------------------------------------------------------------------
Loss for the year                                      $      (15,481)      $      (9,491)       $     (10,402)
==============================================================================================================

Loss per common share (note 15)
     Loss from continuing operations                   $        (0.49)      $      (0.78)        $      (0.70)
     Discontinued operations                                     -                   -                  (0.63)

--------------------------------------------------------------------------------------------------------------
Loss for the year                                      $        (0.49)      $      (0.78)        $      (1.33)
==============================================================================================================

See accompanying notes to consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Consolidated Statements of Deficit

Years ended December 31
(Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

==============================================================================================================
                                                                 1995                1994                 1993
--------------------------------------------------------------------------------------------------------------
Balance, beginning of year                             $      (28,605)      $     (18,736)       $      (7,854)

Loss for the year                                             (15,481)             (9,491)             (10,402)

Dividends declared                                               -                   -                    (185)

Accrual of excess of redemption price over
   dividends paid on Series VIII and IX
   preferred shares (note 12)                                    -                   (378)                (295)

--------------------------------------------------------------------------------------------------------------
Balance, end of year                                   $      (44,086)      $     (28,605)       $     (18,736)
==============================================================================================================

See accompanying notes to consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Consolidated Statements of Changes in Financial Position

Years ended December 31
(Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

==============================================================================================================
                                                                 1995                1994                 1993
--------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Loss from continuing operations                   $      (15,481)      $      (9,491)       $      (5,264)
     Non-cash items:
         Depreciation and amortization                          8,496               5,034                2,273
         Share of loss of Teleport, including
           license amortization of $1,528                       1,555                -                    -
         Loss on disposals                                        915                -                    -
         Minority interest                                        551                -                    -
         Other                                                    628                -                    -
     Deferred revenue                                           1,958                -                    -
     Changes in non-cash working capital (note 16)             (5,346)              1,142                  144
--------------------------------------------------------------------------------------------------------------
     Cash from continuing operations                           (6,724)             (3,315)              (2,847)
     Cash from discontinued operations                           -                   (331)              (1,119)
--------------------------------------------------------------------------------------------------------------
                                                               (6,724)             (3,646)              (3,966)

Financing:
     Change in bank indebtedness                               22,379                -                  (2,374)
     Issue of common shares                                        67             110,799                3,477
     Changes in non-cash working capital (note 16)             (2,869)              2,869                 -
     Loans from shareholders                                      405                (143)               1,245
     Related company advances                                    (815)               -                    -
     Due to equipment supplier                                 (4,384)                 87                 (174)
     Dividends paid                                              -                   -                    (185)
--------------------------------------------------------------------------------------------------------------
                                                               14,783             113,612                1,989

Investments:
     Property and equipment                                   (27,763)            (16,536)              (2,215)
     Changes in non-cash working capital (note 16)             (3,775)              3,775                 -
     Investment in C.P.Y. Yellow Pages                           (244)               -                    -
     Teleport finance lease                                    (7,733)               -                    -
     Other investments                                         (3,000)               -                    -
     Other assets                                              (6,578)               (895)              (1,358)
     Investment in PeterStar                                     -                 (8,166)                -
     Investment in BECET                                         -                 (1,398)                (197)
     Investment in Technocom, net of cash acquired               -                (14,905)                -
     Investment in SPMMTS                                        -                (16,079)                -
--------------------------------------------------------------------------------------------------------------
                                                              (49,093)            (54,204)              (3,770)

--------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and term deposits                 (41,034)             55,762               (5,747)

Cash and term deposits, beginning of year                      56,710                 948                6,695

--------------------------------------------------------------------------------------------------------------
Cash and term deposits, end of year                    $       15,676       $      56,710        $         948
==============================================================================================================

See accompanying notes to consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements

Year ended December 31, 1995
(Tabular amounts in thousands of United States dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

1.   BASIS OF PRESENTATION:

     These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) for purposes of a registration statement to be filed by the Company in connection with the Company's proposed continuance from the province of Ontario, Canada to the state of Delaware, United States. Audited consolidated financial statements for the years ended December 31, 1995, 1994 and 1993 have been prepared in accordance with Canadian GAAP, with a reconciliation to U.S. GAAP, and distributed to shareholders. However, if the continuance becomes effective, the Company will become a U.S. domestic registrant and will be required to prepare its financial statements in accordance with U.S. GAAP as presented herein.


2.   INCORPORATION, PRINCIPAL ACTIVITIES AND FUTURE OPERATIONS:

     PLD Telekom Inc. (formerly Petersburg Long Distance Inc.) is incorporated under the laws of Ontario, Canada. The Company, through its investments, is a provider of local, long distance and international telecommunications services in the former Soviet Union. The Company's key interests at December 31, 1995 include a 59% equity interest in PeterStar Company Limited ("PeterStar") which provides telecommunications services in St. Petersburg, Russia (note 4(a)); a 50% equity interest in BECET International ("BECET") which provides cellular services in Kazakstan (note 4(b)); and a 51% equity interest in Technocom Limited ("Technocom"), which, through its 42% equity interest in Teleport-TP ("Teleport"), operates an international teleport in Moscow and fiber optic networks in Moscow and its environs (note 4(c)). Cable and Wireless plc ("Cable & Wireless"), a United Kingdom telecommunications company, is the Company's principal shareholder at December 31, 1995.

     The Company is in the early stages of operations in the telecommunications industry. The Company's businesses are developing rapidly in an emerging economy which, by its nature, has an uncertain economic, political and regulatory environment. The general risks of operating businesses in the former Soviet Union include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations.

     Ultimate recoverability of the Company's investments in PeterStar, BECET and Technocom is dependent on the Company achieving consistent profitability in its operations, which is dependent to a certain extent on the stabilization of the economies of the former Soviet Union, the ability to maintain the necessary telecommunications licenses and the ability to obtain adequate financing to meet capital commitments.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 2

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

2.   INCORPORATION, PRINCIPAL ACTIVITIES AND FUTURE OPERATIONS (CONTINUED):

     At December 31, 1995 the Company had a working capital deficiency of $6.3 million and its revolving credit facility (note 9) expired July 31, 1996. The Company also had a commitment to contribute $20 million to Technocom which had not yet been met (note 4(c)). The capital commitments of Technocom as set out in note 18(b) would be covered by such contribution. In addition, the Company may be required to make additional contributions to PeterStar, BECET and Technocom to enable them to complete their proposed development programs. The Company was exploring a range of financing alternatives. Historically, sources of financing have included private placements of common and preferred shares, asset and investment sales, shareholder loans, bank lines of credit supported by shareholder guarantees and supplier financing. Had the Company not been successful in obtaining adequate financing on acceptable terms, it would have been necessary to re-evaluate the size and timing of the Company's capital expenditure plans. In June 1996 the Company was successful in completing a private placement (see note 19(b)).

     These financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the Company will continue operations in the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. If the going concern assumption was not appropriate for these financial statements, then adjustments would be necessary in the carrying value of assets and liabilities and the reported revenues and expenses.



3.   SIGNIFICANT ACCOUNTING POLICIES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

     The Company's significant accounting policies are as follows:

     (a) Basis of consolidation:

         The consolidated financial statements include the accounts of the Company and its subsidiaries, including PeterStar, BECET and Technocom, which the Company effectively controls. All significant intercompany transactions and balances have been eliminated on consolidation.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 3

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (b) Reporting currency and foreign currency translation:

         During the fourth quarter of 1994 the Company changed its reporting currency to the U.S. dollar. This change was made due to the significant increase in the Company's business operations in Russia and Kazakstan, which use the U.S. dollar as the unit of measure. In addition, the Company completed a major public offering of common shares in the United States in December 1994. As a result of this transaction, the Company's Canadian activities also adopted the U.S. dollar as the unit of measure and are now classified as an integrated operation for purposes of applying translation procedures.

         The comparative figures for the year ended December 31, 1993 have been restated in U.S. dollars as if the new reporting currency had been in effect since December 31, 1991.

         The Company uses the temporal method for translation of its accounts into U.S. dollars under which monetary items are translated at the rate of exchange in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets are acquired or obligations incurred. Revenues and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in earnings.

     (c) Property and equipment:

         Property and equipment are stated at cost less accumulated depreciation. Costs directly related to the installation of telecommunications equipment are included in the cost of the equipment. Interest directly related to financing the acquisition of equipment is also included in cost. Depreciation is provided using the straight-line method and the following annual rates over the estimated useful lives of the assets:

         =======================================================================
         Asset                                                              Rate
         -----------------------------------------------------------------------
         Telecommunications equipment                                        10%
         Buildings                                                          3.5%
         Leasehold improvements                                              10%
         Office furniture and equipment                                 20 - 33%
         =======================================================================

     (d) Telecommunications licenses:

         PeterStar has a ten year non-exclusive license to operate an international, national and local telecommunications system in St. Petersburg which expires in December 2004. BECET has a 15 year license to operate a cellular and mobile telephone system in Kazakstan which expires in February, 2009. Teleport has two operating licenses which expire in 2004. Telecommunications licenses are amortized on a straight line basis over the terms of the licenses.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 4

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

3.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (d) Telecommunications licenses (continued):

         Annually, or more frequently as circumstances require, management reviews the carrying value of telecommunications licenses. If it is determined that the net recoverable amount is significantly less than the carrying value and the impairment in value is likely to be permanent, a write down is made with a charge to earnings. The net recoverable amount of each of PeterStar's, BECET's and Teleport's licenses is calculated based upon the estimated undiscounted future net cash flow expected to be generated by PeterStar, BECET and Teleport, respectively.

     (e) Investment in SPMMTS

         The Company's investment in SPMMTS is accounted for on the cost basis. The Company regularly evaluates the value of the investment to determine if it is less than carrying value. Any declines in value below the carrying amount of the investment, which are other than temporary, are recognized in earnings.

     (f) Investment in Teleport:

         The Company acquired an approximate 42% interest in Teleport through its acquisition of Technocom (note 4(c)). The investment in Teleport is accounted for using the equity method.

     (g) Goodwill:

         Goodwill represents the excess of the purchase price over the fair values of the net assets acquired of C.P.Y. Yellow Pages, and is being amortized on a straight-line basis over 10 years. The value of goodwill is regularly evaluated by reviewing the returns of C.P.Y. Yellow Pages, taking into account the risk associated with the investment. Any permanent impairment in the value of the goodwill is written-off against earnings.

     (h) Cash and term deposits:

         The Company's term deposits are considered to be cash equivalents and are recorded at cost, which approximates current market value.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 5

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

4.   ACQUISITIONS:

     (a) PeterStar:

     ===========================================================================
                                                      1995                 1994
     ---------------------------------------------------------------------------
     Telecommunications license,
       at cost                               $      27,955        $      27,955
     Accumulated amortization                       (6,278)              (3,869)

     ---------------------------------------------------------------------------
                                             $      21,677        $      24,086
     ===========================================================================

         On October 6, 1992 the Company acquired 50% of the ordinary registered shares of PeterStar at a cost of $19,789,000 which was allocated entirely to telecommunications licenses. Consideration for the acquisition was $4,644,000 cash, 2,415,384 common shares of the Company at an ascribed value of $14,587,000 and an acquisition fee of $558,000.

         On March 25, 1994, the Company acquired an additional 9% interest in PeterStar, increasing the Company's total equity interest to 59%. Consideration for the acquisition was $8 million cash of which $5 million was paid on closing and $3 million was deferred. Since the net assets of PeterStar were insignificant at the date of this transaction, the entire consideration, including acquisition costs of $166,000, has been allocated to telecommunications licenses. The first $5 million was financed from the proceeds of an $8 million private placement involving the issuance of 880,088 common shares of the Company to Navona Communications Corporation Ltd. ("Navona"), at an ascribed value of $9.09 per share. Subsequent to this acquisition, Cable & Wireless acquired all of the outstanding shares of Navona. The remaining $3 million of the consideration was paid in September 1994 and was financed by the issuance of a note to Cable & Wireless, which was repaid in December 1994.

         PeterStar is a joint stock company registered under the laws of the Russian Federation to provide international and domestic telecommunications services to St. Petersburg. In December 1994, PeterStar was granted a new license to provide these services for a further ten years. The license sets the number of lines which PeterStar may have at 100,000 and requires that 50,000 be in place by August 1997. However, management believes that the maximum and minimum line numbers are not strict requirements, but are instead designed to provide guidance as to the number of lines to be included on the system. Management anticipates having at least 50,000 lines in place by August 1997.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 6

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

4.   ACQUISITIONS (CONTINUED):

     (b) BECET:

         =====================================================================
                                                         1995             1994
         ---------------------------------------------------------------------
         Telecommunications license,
           at cost                                $    31,595      $    31,595
         Accumulated amortization                      (3,689)          (1,582)

         ---------------------------------------------------------------------
                                                  $    27,906      $    30,013
         =====================================================================

         On March 18, 1994, the Company acquired from Navona all the outstanding shares of Wireless Technology Corporations Limited ("WTC") for consideration of $30 million which was satisfied by the issuance of 2,500,000 common shares of the Company. WTC is incorporated in the territory of the British Virgin Islands and is a 50% participant in BECET International, a joint stock company in Kazakstan. BECET has been granted a license to operate a cellular and mobile telephone system in Kazakstan for a period of 15 years. The license requires BECET to provide cellular service to the greater Almaty area by the third quarter of 1994 (which condition has been met) and to ten to twelve additional regional centres by the end of 1996, which condition is expected to be met.

         The acquisition was accounted for by the purchase method. As of the date of acquisition, BECET had not commenced operations and did not have any tangible assets or liabilities. Therefore, the entire purchase price, including acquisition costs of $1,595,000, was allocated to telecommunications licenses. BECET commenced commercial operations in September 1994.

         The Company was committed to contribute $20 million to BECET in the form of cash, equipment and property by January 1995, which commitment was satisfied. In addition, the Company was committed to provide financing of up to $3 million to fund a number of special telecommunications projects undertaken by the Ministry of Communications in Kazakstan. In 1995 the Company provided such financing in the form of a convertible note (see note 7(b)).

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 7

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

4.   ACQUISITIONS (CONTINUED):

     (c) Technocom:

         On December 28, 1994, the Company acquired 51% of the ordinary share capital of Technocom, a company incorporated in the Republic of Ireland, for consideration of $15 million cash plus acquisition costs of $159,000. Technocom's principal asset is a 42% equity interest in Teleport, a Russian joint stock company which holds two operating licenses. The first license expires in November 2004 and authorizes Teleport to provide long distance and international telecommunications services to private networks within Moscow and, to a limited extent, elsewhere in the Russian Federation. Teleport is required by the terms of the license to have at least 12,635 subscribers in place by November 1997 (which is 70% of the maximum number of subscribers permitted under the license). Management expects to meet this requirement by the end of 1996. The second license expires in November 2004 and authorizes Teleport to provide international leased telecommunications services and circuits for the transmission of television signals within Moscow.

         Subsequent to December 31, 1995, Teleport was also issued a data license providing for interconnection to the public network.

         The acquisition of Technocom has been accounted for by the purchase method effective December 31, 1994 as follows:

         ======================================================================
         Net assets acquired:
           Cash                                                     $       253
           Other current assets                                           1,140
           Current liabilities                                           (1,617)
         ----------------------------------------------------------------------
                                                                           (224)
           Investment in and advances to
              Teleport, including
              allocation of purchase
              price discrepancy of $15,078                               15,699
           Plant and equipment                                              109
           Due to shareholders                                             (336)
           Minority interest                                                (89)

         ----------------------------------------------------------------------
         Total consideration                                        $    15,159
         ======================================================================

         The consolidated balance sheet of the Company includes the accounts of Technocom from December 31, 1994. The results of operations of Technocom are included in the consolidated statement of operations of the Company commencing January 1, 1995.

         The carrying value of the investment in Teleport at December 31, 1994 exceeded the Company's share of the underlying net book value of Teleport by $15,078,000. This excess purchase consideration, which arose on the purchase of Technocom, is attributed to the telecommunications licenses held by Teleport and is being amortized over the terms of those licenses, commencing January 1, 1995.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 8

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

4.   ACQUISITIONS (CONTINUED):

     (c) Technocom (continued):

         The Company is committed to subscribe for preferred shares of Technocom in the amount of $40 million of which $20 million was subscribed for on December 28, 1994. The remaining $20 million was to have been contributed by January 1996. However, it was contributed in June 1996 out of the proceeds of the new financing described in note 19(b). The total of the preferred shares subscribed entitle the Company to the first $20 million of Technocom's dividend distributions. After receipt of such preference dividends, all the preferred shares will be converted into a single ordinary share of Technocom. The carrying value of the Company's investment in Teleport and minority interest have each been increased by $10 million ($5 million in 1995 and $5 million in 1996) to reflect the minority interest's ultimate share in preferred equity contributed.

         In addition, the Company has the option to acquire the remaining ordinary shares of Technocom from the other shareholders and those shareholders have the option to require the Company to acquire their interest. The price of the shares is to be agreed by the parties or, in the absence of such an agreement, determined by one of five leading investment banks. The first option period commences the date the audited results of Technocom for the year ended December 31, 1998 are released and ends 90 days later.

     (d) C.P.Y. Yellow Pages:

         On April 26, 1995 the Company acquired all the outstanding shares of C.P.Y. Yellow Pages Limited, a company incorporated in the Republic of Cyprus, for consideration of 368,820 common shares of the Company at an ascribed value of $1,900,000, plus acquisition costs of $244,000. Yellow Pages publishes a Yellow Pages directory and owns a comprehensive database of Russian and foreign businesses in St. Petersburg.

         The acquisition has been accounted for by the purchase method effective April 30, 1995 as follows:

         =======================================================================
         Net assets acquired:
              Property and equipment                                 $       35
              Working capital                                               (45)
              Goodwill                                                    2,154

         -----------------------------------------------------------------------
         Total consideration                                         $    2,144
         =======================================================================

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 9

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

5.   PROPERTY AND EQUIPMENT:

     =========================================================================================================
                                                                              Accumulated             Net book
     1995                                                        Cost        depreciation                value
     ---------------------------------------------------------------------------------------------------------
     Telecommunications equipment:
       Installed                                       $       29,283       $       3,462        $      25,821
       Uninstalled                                              7,720                -                   7,720
     Buildings                                                    459                  88                  371
     Office furniture and equipment                             3,667                 986                2,681
     Leasehold improvements                                     2,680                 369                2,311
     Advances to equipment suppliers                            6,453                -                   6,453

     ---------------------------------------------------------------------------------------------------------
                                                       $       50,262       $       4,905        $      45,357
     =========================================================================================================

     =========================================================================================================
                                                                              Accumulated             Net book
     1994                                                        Cost        depreciation                value
     ---------------------------------------------------------------------------------------------------------
     Telecommunications equipment                      $       19,711       $       1,668        $      18,043
     Buildings                                                  1,607                 216                1,391
     Office furniture and equipment                             2,336                  52                2,284

     ---------------------------------------------------------------------------------------------------------
                                                       $       23,654       $       1,936        $      21,718
     =========================================================================================================


         During the year ended December 31, 1995, the Company capitalized interest costs of $363,000 (1994 - $287,000) directly related to the installation of telecommunications equipment.

         Advances to equipment suppliers at December 31, 1995 includes an amount of $3,527,000 which bears interest at 6.5% per annum.

6.   INVESTMENT IN TELEPORT:

     ==========================================================================
                                                          1995             1994
     --------------------------------------------------------------------------
     Investment in Teleport                        $    20,363      $    15,363
     Advances and loans to Teleport                        336              336
     Finance lease receivable,
       long term portion                                 4,420             -

     --------------------------------------------------------------------------
                                                        25,119           15,699
     Share of Teleport loss                             (1,555)            -

     --------------------------------------------------------------------------
                                                   $    23,564      $    15,699
     ==========================================================================

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 10

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

6.   INVESTMENT IN TELEPORT (CONTINUED):

     Condensed financial information of Teleport is as follows:

     =========================================================================
                                                       1995               1994
     -------------------------------------------------------------------------
     Current assets                             $     2,668        $       858
     Current liabilities                             (6,957)            (3,953)
     Equipment under capital lease,
       net of accumulated
       depreciation of $1,733                         8,431               -
     Other property, plant
       and equipment                                    345              9,253
     Restricted cash                                   -                 1,138
     Other assets                                       665                253
     Capital lease obligations,
       long term portion                             (4,420)              -
     Long-term debt                                    -                (7,003)

     -------------------------------------------------------------------------
     Shareholders' equity                       $       732        $       546
     =========================================================================

     =========================================================================
                                                                          1995
     -------------------------------------------------------------------------
     Revenue                                                       $     7,273

     Operating expenses:
       Cost of sales                                                    (2,083)
       General and administrative                                       (1,606)
       Interest on capital lease                                        (1,434)
       Other interest and
         financing charges                                                (546)
       Depreciation of assets
         under capital lease                                              (570)
       Other depreciation and
         amortization                                                     (762)
     -------------------------------------------------------------------------

     -------------------------------------------------------------------------
     Income before income taxes                                            272
     Income taxes                                                         (335)

     -------------------------------------------------------------------------
     Loss for the year                                             $       (63)
     =========================================================================

     Technocom's 42% interest
       therein                                                     $       (27)
     Amortization of excess
       purchase price                                                   (1,528)

     -------------------------------------------------------------------------
     Share of Teleport loss                                        $    (1,555)
     =========================================================================

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 11

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

6.   INVESTMENT IN TELEPORT (CONTINUED):

     During the year, Technocom purchased telecommunications equipment from Teleport and simultaneously leased the assets back to Teleport under a capital lease. Future minimum lease payments, by year and in aggregate, are as follows:

     ===========================================================================
     1996                                                            $    3,684
     1997                                                                 3,085
     1998                                                                   560
     1999                                                                   182
     2000                                                                   182
     Thereafter                                                             911

     --------------------------------------------------------------------------
     Total minimum lease payments                                         8,604
     Amounts representing interest                                         (871)

     --------------------------------------------------------------------------
     Present value of minimum lease payments                              7,733
     Less current portion                                                (3,313)

     --------------------------------------------------------------------------
                                                                     $    4,420
     ==========================================================================


7.   OTHER INVESTMENTS:

     ===========================================================================
                                                         1995               1994
     ---------------------------------------------------------------------------
     Investment in SPMMTS,
       at cost                                    $    16,079        $    16,079
     Investment in Monogram
       Finance Group Limited                            3,000               -
     Real estate investment
       (note 14)                                         -                   593

     ---------------------------------------------------------------------------
     Total                                        $    19,079        $    16,672
     ===========================================================================

     (a) Investment in SPMMTS

         In July 1994, the Company acquired a 10.4% equity interest (13.9% voting interest) in St. Petersburg Intercity International Telephone ("SPMMTS"), a recently privatized Russian company which operates the long distance and international gateway in St. Petersburg, Russia, for consideration of $16 million, plus costs of acquisition. The acquisition of the SPMMTS shares was financed by the issuance to Navona of 1,650,832 common shares of the Company at an ascribed value of $9.09 each (for a total subscription of $15,006,062) and a note in the principal amount of $993,938 convertible into 109,344 common shares of the Company. The note was converted into common shares in October 1994.

         Shares in SPMMTS trade in a very limited over-the-counter market in Russia. Quoted market values are not available. However, actual trades occurred during the year ended December 31, 1995 at prices ranging from $4 to $6 per share. There are approximately 6.6 million shares outstanding.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 12

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

7.   OTHER INVESTMENTS (CONTINUED):

     (b) Investment in Monogram Finance Group Limited

         During the year the Company advanced $3 million to Monogram Finance Group Limited ("Monogram") in exchange for a convertible promissory note due on February 20, 2000. The note is convertible into common shares of Monogram at any time prior to February 20, 2000 at the then current fair market price of the shares.

         Monogram is incorporated in the British Virgin Islands and intends to enter into a joint venture with the Government of Kazakstan and another third party for the development of existing and proposed telecommunications projects in Kazakstan.


8.   OTHER ASSETS:

     Other assets is comprised of the following:

     ===========================================================================
                                                           1995             1994
     ---------------------------------------------------------------------------
     Goodwill, net of accumulated
       amortization of $143 (note 4(d))               $   2,011        $    -
     Deferred charges                                     1,000             -
     Telecommunications access rights                     2,403             -
     Due from shareholder of PeterStar                     -                 869
     Other                                                4,800            1,384

     ---------------------------------------------------------------------------
                                                      $  10,214        $   2,253
     ===========================================================================

9.   BANK INDEBTEDNESS:

     Bank indebtedness at December 31, 1995 includes $14,500,000 owing to a Canadian chartered bank under the terms of a revolving credit facility in the maximum amount of $22,500,000. Advances under the facility bear interest at LIBOR plus 1/2% or U.S. base rate on U.S. dollar loans and are due on July 31, 1996. The facility is guaranteed by Cable & Wireless. The weighted average interest rate on the loans was 6.54% at December 31, 1995.

     Bank indebtedness at December 31, 1995 also includes overdraft balances of $1,764,000 and demand bank loans of Technocom in the amount of $6,115,000 bearing interest at 6.125%. The demand bank loans are secured by term deposits of $6,115,000 held at the same bank.

     Cash interest paid in the years ended December 31, 1995, 1994 and 1993 was $380,000, $916,000 and $68,000, respectively.

10.  LOANS PAYABLE TO SHAREHOLDER:

     During 1994 and 1995, Cable & Wireless provided services to and met certain liabilities of the Company. At December 31, 1995 the aggregate amount owed to Cable & Wireless under these arrangements was $1,843,000 (1994 - $1,102,000). These amounts do not bear interest and are repayable over a twelve month period commencing June 1, 1996.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 13

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

11.  DUE TO EQUIPMENT SUPPLIER:

     PeterStar had entered into an agreement with a supplier of telecommunications equipment pursuant to which PeterStar was committed to purchase equipment with an aggregate value of up to $40 million over a ten year period. As at December 31, 1994, PeterStar had only taken delivery of equipment valued at $4,615,000 under this agreement. The amount due to the supplier at December 31, 1994 was non-interest bearing and secured by the equipment.

     During 1995 the Company terminated the agreement with the supplier and settled all amounts owing.


12.  SHARE CAPITAL:

     (a) Authorized:

         The authorized share capital of the Company consists of an unlimited number of common shares without nominal or par value and an unlimited number of preferred shares issuable in series.

     (b) Issued redeemable preferred shares:

         =====================================================================================================
                                                                 1995                1994                 1993
         -----------------------------------------------------------------------------------------------------

         Series VIII (1995 - nil, 1994 and 1993 -
           5,000,000 shares)                           $         -          $       4,645        $       4,645
         Series IX (1995 and 1994 - nil; 1993 -
           2,000,000 shares)                                     -                   -                   1,909
         -----------------------------------------------------------------------------------------------------
                                                                 -                  4,645                6,554
         Accrual of excess of redemption price over
           dividends paid on Series VIII and Series IX
           preferred shares                                      -                    241                  394

         -----------------------------------------------------------------------------------------------------
                                                       $         -          $       4,886        $       6,948
         =====================================================================================================

         The Series VIII convertible redeemable preferred shares were issued at a price of $1 per share and were convertible to common shares of the Company at the rate of 0.222 common shares for each preferred share. The Series VIII preferred shares were entitled to fixed, annual, cumulative, preferential cash dividends of $0.04 and $0.06 per share on June 30, 1993 and 1994, respectively. During February 1995 the Series VIII preferred shares were converted to 1,110,000 common shares.

         The Series IX convertible redeemable preferred shares were issued at a price of $1 per share. The terms of the Series IX preferred shares were identical to those of the Series VIII preferred shares with the exception that the Series IX preferred shares were convertible into common shares at a rate of 0.20 common shares for each Series IX preferred share. During 1994 the Series IX preferred shares were converted to 400,000 common shares.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 14

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

12.  SHARE CAPITAL (CONTINUED):

     (b) Issued redeemable preferred shares (continued):

         The excess of the redemption price over dividends paid on the Series VIII and Series IX preferred shares was accrued as a charge to the Company's deficit and deducted from earnings in the determination of earnings (loss) per common share.

     (c) Issued preferred shares:

         =======================================================================
                               Number of                     Amount
                                  shares         1995         1994          1993
         -----------------------------------------------------------------------
         Series II               405,217    $    -      $     -         $   -
         Series III               41,667           31           31            31

         -----------------------------------------------------------------------
                                            $      31   $       31      $     31
         ========================================================================


         The Series II and III preferred shares, issued at a price of Cdn. $1 per share, are redeemable at the option of the Company at Cdn. $1 per share. The shares do not pay dividends and holders thereof do not have voting rights.

     (d) Issued common shares:

         =====================================================================================================
                                                                                Number of
                                                                                   shares               Amount
         -----------------------------------------------------------------------------------------------------
         Balance at December 31, 1992                                           7,866,771        $      26,618

         Shares issued:
              In payment of liability to former director                           22,683                  108
              On exercise of stock options                                        242,500                  990
              For cash pursuant to private placement                              430,000                2,379
         -----------------------------------------------------------------------------------------------------
         Balance at December 31, 1993                                           8,561,954               30,095

         Shares issued:
              For cash pursuant to public offering, net of
                share issue costs of $12,220,000                               15,750,000               86,217
              Acquisition of BECET (note 4(b))                                  2,500,000               30,000
              For cash pursuant to private placements with
                Navona (notes 4(a) and 7(a))                                    2,530,916               23,006
              On conversion of Series IX preferred shares                         400,000                2,140
              On conversion of convertible note (note 7(a))                       109,344                  994
              On exercise of warrants                                              40,000                  260
              On exercise of stock options                                        120,000                  322
         -----------------------------------------------------------------------------------------------------
         Balance at December 31, 1994                                          30,012,214              173,034

         Shares issued:
              On conversion of Series VIII preferred shares                     1,110,000                4,886
              On acquisition of C.P.Y. Yellow Pages (note 4(d))                   368,820                1,900
              On exercise of warrants and options                                  16,000                   67

         -----------------------------------------------------------------------------------------------------
         Balance at December 31, 1995                                          31,507,034        $     179,887
         =====================================================================================================

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 15

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

12.  SHARE CAPITAL (CONTINUED):

     (e) Shares reserved:

         Changes in options and warrants outstanding to purchase common shares of the Company are as follows:

         =====================================================================================================
                                                                       Number of                      Exercise
                                                                          shares                        prices
         -----------------------------------------------------------------------------------------------------
         Outstanding at December 31, 1992                                819,500           Cdn.$3.50 - US$7.50
         Granted                                                         585,000            Cdn.$9.00 - $15.75
         Exercised                                                      (242,500)            Cdn.$3.50 - $9.00
         Cancelled                                                       (25,000)                    Cdn.$3.50

         -----------------------------------------------------------------------------------------------------
         Outstanding at December 31, 1993                              1,137,000             Cdn.$3.50 -$15.75
         Granted                                                         557,500           Cdn.$11.00 - $14.00
         Exercised                                                      (160,000)          Cdn.$3.50 - US$7.50
         Cancelled                                                          -                             -

         -----------------------------------------------------------------------------------------------------
         Outstanding at December 31, 1994                              1,534,500            Cdn.$3.50 - $15.75
         Granted                                                         610,000             Cdn.$8.00 - $8.63
         Exercised                                                       (16,000)            Cdn.$5.50 - $6.38
         Cancelled                                                      (387,000)           Cdn.$6.00 - $15.75

         -----------------------------------------------------------------------------------------------------
         Outstanding at December 31, 1995                              1,741,500            Cdn.$3.50 - $15.75
         =====================================================================================================


     Options outstanding at December 31, 1995 expire from time to time to November 2000.

13.  INCOME TAXES:

     The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) "Accounting for Income Taxes" effective January 1, 1993 on a prospective basis. SFAS 109 requires the Company to account for income taxes using the asset and liability method. There was no cumulative effect or effect on current results as a consequence of adopting SFAS 109.

     The geographic components of loss from continuing operations before income taxes and minority interest is as follows:

     ==========================================================================
                                        1995             1994              1993
     --------------------------------------------------------------------------
     Canada                      $   (16,747)      $   (7,911)       $   (2,076)
     Russia and Kazakstan              3,307           (1,580)           (3,188)

     --------------------------------------------------------------------------
                                 $   (13,440)      $   (9,491)       $   (5,264)
     ==========================================================================

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 16

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

13.  INCOME TAXES (CONTINUED):

     The tax provision relates entirely to the Company's Russian and Kazakstan businesses. The provision for income taxes differs from the Canadian federal and provincial statutory tax rate as follows:

     ================================================================================================
                                                              1995             1994              1993
     ------------------------------------------------------------------------------------------------
     Provision for income taxes at statutory rate      $    (6,190)      $   (4,790)       $     (900)
     Add (deduct) the tax effect of:
       Non-deductible amortization of licenses
           and goodwill                                      2,720            1,673              -
       Non-deductible Russian and Kazak
           taxes and other expenses                          1,010             -                 -
       Differences in Russian and Kazak statutory
           tax rates                                          (350)            -                 -
       Unrecognized operating losses                         4,300            3,117               900

     ------------------------------------------------------------------------------------------------
     Provision for income tax                          $     1,490       $     -           $     -
     ================================================================================================
     Cash income taxes paid                            $       809       $     -           $     -
     ================================================================================================

     At December 31, 1995, the Company had deferred tax assets aggregating approximately $20,920,000 (1994 - $18,200,000) which are offset entirely by a valuation allowance. The tax effects of temporary differences that give rise to the deferred tax assets are as follows:

     ==========================================================================
                                                         1995              1994
     --------------------------------------------------------------------------

     Share issue costs                            $     4,320        $    5,400
     Operating loss carryforwards                       6,600             2,800
     Capital loss carryforwards                        10,000            10,000
     --------------------------------------------------------------------------
                                                       20,920            18,200

     Less valuation allowance                         (20,920)          (18,200)

     --------------------------------------------------------------------------
     Net deferred tax asset                       $      -           $     -
     ==========================================================================

     At December 31, 1995, the Company has Canadian non-capital loss carryforwards of approximately Cdn.$15 million available under certain conditions to reduce future Canadian taxable income, the benefit of which has not been recognized in these accounts. The loss carryforwards expire from 1996 to 2002 and are subject to final determination by taxation authorities.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 17

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================


14.  DISCONTINUED OPERATIONS:

     Effective December 31, 1993, the Company adopted a formal plan to discontinue the land development business of North West Estates plc ("North West Estates"), a wholly-owned subsidiary of the Company operating in the United Kingdom. Effective December 31, 1994, the Company sold all its shares of North West Estates in exchange for a 50% equity interest (18% voting interest) in Strikeland Limited, a United Kingdom land development business which subsequently changed its name to North West Estates (Holdings) Limited ("Holdings"). All liabilities of North West Estates relating to its former operations, as of the date of sale, were retained by the Company, except for those liabilities relating to land purchases and options on land. The Company's investment in Holdings is accounted for on the cost basis with a cost equivalent to the adjusted carrying value of deferred land acquisition costs as at December 31, 1994.

     The results of the discontinued land development business for the year ended December 31, 1993 were as follows:

     ===========================================================================
     Expenses:
         General and administrative                                   $      88
         Interest to a company related to a director                        115
         Write-off of deferred land acquisition costs                       199
     --------------------------------------------------------------------------
                                                                            402

     --------------------------------------------------------------------------
     Loss from discontinued operations                                     (402)

     Write-down of deferred land acquisition costs to
       estimated net realizable value                                    (4,736)

     --------------------------------------------------------------------------
                                                                      $  (5,138)
     ==========================================================================

     Subsequent to December 31, 1995 the Company sold its interest in Holdings for nominal consideration. As part of this transaction, the Company has either settled or obtained relief from all liabilities, actual and contingent, that were assumed as part of the disposal of North West Estates. Accordingly, the Company's investment in Holdings (see note 7) was written down to net realizable value at December 31, 1995. No additional provisions were required in respect of the settlement of former North West Estates liabilities.

15.  LOSS PER COMMON SHARE:

     The weighted average number of common shares outstanding for the years ended December 31, 1993, 1994 and 1995 are 8,155,533, 12,663,030, and
     31,314,662 respectively. Fully diluted loss per common share is not presented because all outstanding options and convertible securities are anti-dilutive.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 18

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

16.  CHANGES IN NON-CASH WORKING CAPITAL:

     ==========================================================================
                                                 1995         1994         1993
     --------------------------------------------------------------------------
     Increase in trade receivables        $    (1,681)   $    (699)   $    (639)
     Increase in other receivables             (1,909)      (1,218)         (80)
     Increase in inventory                       (608)        (681)        -
     Increase in due from
       related parties                         (2,499)        -            -
     Increase (decrease) in
       accounts payable
       and accrued liabilities                 (5,293)      10,384          863

     --------------------------------------------------------------------------
                                          $   (11,990)   $   7,786    $     144
     ==========================================================================

17.  RELATED PARTY TRANSACTIONS:

     (a) A shareholder of PeterStar has provided PeterStar with office space in St. Petersburg for no consideration.

     (b) General and administrative expenses for the year ended December 31, 1993 include fees of $400,000 charged by a company related to a former officer and director of the Company for management, consulting and office services.

     (c) Direct costs for the year ended December 31, 1995 include $1,788,000 (1994 - $112,000) paid to the other shareholder of BECET in relation to carriage of traffic over the public telephone network. General and administrative costs for the year ended December 31, 1995 include consulting fees of $107,000 paid to the other shareholder of BECET.

     (d) Amounts due from related parties at December 31, 1995 includes $1,693,000 due from Teleport on the finance lease (see note 6), and $651,000 due from the other shareholder of BECET.

     (e) The Company has guaranteed telephone billing system lease payments of a shareholder of PeterStar totalling $2,490,000. Lease payments of $124,000 are due quarterly until July 1998. To December 31, 1995 the Company has paid $1,126,000 (December 31, 1994-$628,000) on account of this lease. At December 31, 1995 full provision has been made for all amounts paid to date under the guarantee and for all future amounts.

     (f) See also notes 6, 7, 8, 9 and 10.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 19

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

18.   COMMITMENTS AND CONTINGENCIES:

     (a) Under applicable Russian currency control regulations, PeterStar is required to have certain licenses from the Central Bank of Russia to enable it to make payments of and accept receipts of hard currency. While PeterStar has applied for all the necessary licenses, some have been received and others are outstanding. Failure to receive the remaining licenses could result in fines and penalties.

     (b) At December 31, 1995 Technocom has commitments of approximately $13.5 million related to the acquisition of telecommunications equipment. The associated supply contracts provide for supplier financing of approximately $4.6 million for terms of 3 - 5 years.

     (c) See also note 4(c).

19.  SUBSEQUENT EVENTS:

     (a) In January 1996 the Company entered into an agreement to purchase all of the outstanding common shares of Baltic Communications Limited ("BCL") from Cable & Wireless and its Russian partners for cash consideration of $3 million. The Company also agreed to provide funding to BCL in an amount of up to $1.5 million to enable it to meet certain outstanding trade liabilities. BCL is a Russian joint stock company which provides international direct dial, international pay phone and private line services to a corporate customer base in St. Petersburg, Russia.

     (b) On June 12, 1996 the Company completed a $149.5 million private placement consisting of (i) 123,000 Units consisting of $123 million 14% Senior Discount Notes ("Senior Notes") due 2004 and ten year Warrants to purchase a total of 4,182,000 common shares at $6.60 per share, and (ii) $26.5 million 9% Convertible Subordinated Notes ("Convertible Notes") due 2006, convertible into common shares of the Company at a price of $6.90 per share.

         The Senior Notes were issued at a discount for gross proceeds of $87.7 million of which $13.6 million was allocated to the Warrants. Interest on the Senior Notes is added to the principal balance until December 1, 1998 on which date the principal balance will have accreted to $123 million. Thereafter, interest is payable semi-annually commencing June 1, 1999. Interest on the Convertible Notes is payable semi-annually commencing December 1, 1996. The Senior Notes are secured by the Company's investments in PeterStar, BECET and BCL. The Convertible Notes are secured by the Company's investment in Technocom.

         A portion of the net proceeds of $103.8 million (after agent's commission and expenses of $10.4 million) have been used to meet the Company's outstanding $20 million commitment to Technocom as described in note 4(c). In addition, the Company's revolving credit facility described in note 9 was repaid. The remaining proceeds will be used principally for capital investments in the existing operating units and to fund the development of additional products and services to be delivered over the Company's networks.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Consolidated Financial Statements, page 20

Year ended December 31, 1995
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting Principles, see note 1)

================================================================================

20.  QUARTERLY FINANCIAL DATA:

     During 1995 the Company released a debtor from its obligations under a short term loan in the principal amount of $3 million. Accrued and unpaid interest on the loan, recorded in the second and third quarter of 1995 in the amounts of $960,000 and $900,000, respectively, has been reversed. Accordingly, the loss for the six months ended June 30, 1995 has been increased by $960,000 to $3,036,000 ($0.10 per share) and the loss for the nine months ended September 30, 1995 has been increased by $1,860,000 to $6,082,000 ($0.20 per share).

21.  NEW ACCOUNTING STANDARDS:

     The Financial Accounting Standards Board has issued new standards on impairment of long-lived assets and stock compensation, effective commencing January 1, 1996. The Company does not expect the provisions of these standards to affect its results of operations or financial position.

KPMG




               Interim Consolidated Financial Statements of

               PLD TELEKOM INC.

               (formerly Petersburg Long Distance Inc.)


               Nine months ended September 30, 1996

               (Prepared in accordance with United States

               Generally Accepted Accounting Principles, see note 1)

               (Unaudited)

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Interim Consolidated Balance Sheet

As at September 30, 1996, with comparative figures as at December 31, 1995 (Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting
  Principles, see note 1)(Unaudited)

================================================================================
                                                       1996        1995
--------------------------------------------------------------------------------
Assets

Current assets:
   Cash and term deposits                         $  43,477   $  15,676
   Trade receivables, net of allowance                7,327       3,171
   Other receivables and prepaids                     4,370       4,347
   Inventory                                            938       1,289
   Due from related parties                           7,756       2,499
   Current portion of lease receivable                2,867       3,313
--------------------------------------------------------------------------------
                                                     66,735      30,295

Escrow funds                                         46,665        -
Property and equipment                               64,946      45,357
Telecommunications licenses - PeterStar              21,568      21,677
Telecommunications licenses - BECET                  26,326      27,906
Investment in Teleport                               26,651      23,564
Other investments                                    19,179      19,079
Other assets                                         18,494      10,214

--------------------------------------------------------------------------------
                                                  $ 290,564   $ 178,092
================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
   Bank indebtedness                              $   9,017   $  22,379
   Accounts payable and accrued liabilities          19,443      10,440
   Loans payable to shareholder                        -          1,843
   Deferred revenue                                   1,834       1,958
--------------------------------------------------------------------------------
                                                     30,294      36,620

Long-term debt:
   14% Senior discount notes                         78,255        -
   9% Convertible subordinated notes                 26,500        -
--------------------------------------------------------------------------------
                                                    104,755        -

Minority interest                                    12,289       5,640

Shareholders' equity:
   Share capital:
      Preferred shares                                   31          31
      Common shares                                 180,878     179,887
      Warrants                                       13,592        -
--------------------------------------------------------------------------------
                                                    194,501     179,918
   Deficit                                          (51,275)    (44,086)
--------------------------------------------------------------------------------
                                                    143,226     135,832

--------------------------------------------------------------------------------
                                                  $ 290,564   $ 178,092
================================================================================


See accompanying notes to interim consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

 Interim Consolidated Statement of Operations

(Thousands of United States dollars)
(Prepared in accordance with United States Generally Accepted Accounting
 Principles, see note 1)
(Unaudited)

===========================================================================
                                 Three months ended       Nine months ended
                                    September 30,           September 30,
                                   1996        1995        1996        1995
---------------------------------------------------------------------------
Revenue:
   Telecommunications           $16,874   $   6,489   $  40,260   $  19,717
   Finance lease income             137         741         413       1,116
---------------------------------------------------------------------------
                                 17,011       7,230      40,673      20,833
Direct costs                      5,581       2,938      12,788       8,137
---------------------------------------------------------------------------

---------------------------------------------------------------------------
Gross profit                     11,430       4,292      27,885      12,696

Operating expenses:
   General and
     administrative               6,313       3,391      16,016       9,335
   Depreciation                   1,378         902       3,789       2,771
   Amortization of
     telecommunications
     licenses                     1,180       1,193       3,488       3,554
   Amortization of goodwill          54          53         162          88
   Other taxes                      723         305       1,738         915
---------------------------------------------------------------------------
                                  9,648       5,844      25,193      16,663

---------------------------------------------------------------------------
Operating income (loss)           1,782      (1,552)      2,692      (3,967)

Share of loss of Teleport          (541)       (221)     (1,423)     (1,015)
Interest and other income         1,263         518       3,193       1,737
Interest on bank indebtedness      (154)       (170)       (896)       (283)
Interest on long-term debt       (3,707)       -         (4,944)       -
Foreign exchange loss              (192)        (47)       (612)        (47)
Amortization of deferred
   financing costs                 (327)       -           (432)       -

---------------------------------------------------------------------------
Loss before income taxes and
  minority interest              (1,876)     (1,472)     (2,422)     (3,575)

Income taxes                     (1,764)       (985)     (3,118)     (1,568)

---------------------------------------------------------------------------
Loss before minority interest    (3,640)     (2,457)     (5,540)     (5,143)

Minority interest                (1,118)       (589)     (1,649)       (939)

---------------------------------------------------------------------------
Loss for the period             $(4,758)  $  (3,046)  $  (7,189)  $  (6,082)
===========================================================================

Loss per common share           $  (0.15) $    (0.10) $    (0.23) $  (0.20)
===========================================================================

See accompanying notes to interim consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Interim Consolidated Statement of Changes in Financial Position

(Thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting
  Principles, see note 1)
(Unaudited)

===========================================================================
                                 Three months ended       Nine months ended
                                    September 30,           September 30,
                                   1996        1995        1996        1995
---------------------------------------------------------------------------
Cash provided by (used in):

Operations:
   Loss for the period          $(4,758)  $  (3,046)  $  (7,189)  $  (6,082)
   Non-cash items:
      Depreciation and
      amortization                2,939       2,148       7,871       6,413
      Share of loss of Teleport     541         221       1,423       1,015
      Minority interest           1,118         589       1,649         939
      Non-cash interest
      on long-term debt           3,113        -          4,150        -
   Deferred revenue                 594        -           (124)       -
   Changes in non-cash
   working capital               (5,784)     (5,915)     (1,409)     (8,150)
---------------------------------------------------------------------------
   Cash from operations          (2,237)     (6,003)      6,371      (5,865)

Financing:
   Change in bank
     indebtedness                 (592)      5,804     (13,362)     11,864
   Issue of senior discount and
     convertible notes             -           -        114,197        -
   Issue of common shares           991       1,704         991       1,726
   Deferred financing costs      (2,062)       -         (9,041)       -
   Loans from shareholder        (2,045)        534      (1,843)        417
   Related company advances        -           -           -           (815)
   Due to equipment supplier       -         (4,462)       -         (4,384)
---------------------------------------------------------------------------
                                 (3,708)      3,580      90,942       8,808

Investments:
   Property and equipment        (6,595)       (440)    (23,378)    (23,746)
   Escrow funds                    (545)       -        (46,665)       -
   Other investments               (100)        583        (100)     (6,000)
   Other assets                    (116)      2,763        (305)     (5,179)
   Investment in Teleport        (2,000)       -         (2,000)       -
   Advances to Teleport            (178)       -            158        -
   Teleport finance lease         1,467        -          2,778      (7,322)
---------------------------------------------------------------------------
                                 (8,067)      2,906     (69,512)    (42,247)

---------------------------------------------------------------------------
Increase (decrease)
  in cash and
  term deposits                 (14,012)        483      27,801     (39,304)

Cash and term deposits,
  beginning of period            57,489      16,923      15,676      56,710

---------------------------------------------------------------------------
Cash and term deposits,
  end of period              $   43,477  $   17,406  $   43,477  $   17,406
===========================================================================


See accompanying notes to interim consolidated financial statements.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Interim Consolidated Financial Statements

Nine months ended September 30, 1996
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting
  Principles, see note 1)
(Unaudited)

================================================================================

1. BASIS OF PRESENTATION:

   These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) for purposes of a registration statement to be filed by the Company in connection with the Company's proposed continuance from the province of Ontario, Canada to the state of Delaware, United States. Unaudited interim consolidated financial statements for the nine months ended September 30, 1996 have been prepared in accordance with Canadian GAAP and distributed to shareholders. However, if the continuance becomes effective, the Company will become a U.S. domestic registrant and will be required to prepare its financial statements in accordance with U.S. GAAP as presented herein.

   These interim financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 1995, prepared in accordance with U.S. GAAP for purposes of the registration statement, which include information as to significant accounting policies.

   The interim consolidated financial statements include the accounts of the Company and its subsidiaries, including PeterStar (60% owned), BECET (50%) and Technocom (51%), which the Company effectively controls and, with effect from April 1, 1996, Baltic Communications Limited (100% owned).

   100% of the loss in a subsidiary in which the parent company bears the majority of the financial risk (which applies to the Company's subsidiaries) is required to be included in the parent company's consolidated financial statements, regardless of whether the subsidiary is wholly-owned. Further, when such a subsidiary becomes profitable, the parent company is permitted to recognize 100% of the profits until such time as the losses previously recorded have been recovered. Thereafter, a charge is made in the consolidated financial statements to reflect the interest of the minorities (eg. 50% in the case of BECET) in the profits of the subsidiary.

   In the case of PeterStar, during the third quarter of 1996 the Company completed the recovery of PeterStar's accumulated losses and began to record a minority interest charge of 40%. In the case of BECET, 100% of its profits were recognized by the Company in 1995 because they were marginally below the losses recorded in 1994. Since the accumulated losses have now been recovered, 50% of profits have been charged to the minority interest throughout 1996. The Company has recognized the existence of the 49% minority interest in Technocom in its reported results since acquisition on December 28, 1994.

   The interim consolidated financial statements have been prepared on the same basis as the annual financial statements and include all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and the results of operations for the interim periods. Such adjustments consist of items of a normal recurring nature.

   Results of operations for interim periods are not necessarily indicative of results for the full year.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Interim Consolidated Financial Statements, page 2

Nine months ended September 30, 1996
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting
  Principles, see note 1)
(Unaudited)

================================================================================

2. AMORTIZATION OF TELECOMMUNICATIONS LICENSES:

   Upon the acquisition by the Company of its interests in PeterStar, BECET and Technocom (incorporating Teleport), the differential between the purchase price and the fair value of the net assets acquired was allocated to the telecommunications licenses held by these entities. These licenses, which expire in the years 2004, 2009 and 2004 respectively, are being amortized on a straight line basis over the appropriate terms.

   Under the original terms of the Technocom acquisition, the Company committed to subscribe for preferred shares in the amount of $40 million, of which $20 million was subscribed at the end of 1994 and $20 million in mid-June 1996. Upon each subscription, the carrying value of the Company's investment in Teleport and minority interest have each been increased by $5 million to reflect the minority interest's ultimate share in equity contributed to date.

3. FINANCING:

   On June 12, 1996 the Company completed a $149.5 million private placement consisting of (i) 123,000 Units consisting of $123 million 14% Senior Discount Notes ("Senior Notes") due 2004 and ten year Warrants to purchase a total of 4,182,000 common shares at $6.60 per share, and (ii) $26.5 million 9% Convertible Subordinated Notes ("Convertible Notes") due 2006, convertible into common shares of the Company at a price of $6.90 per share.

   The Senior Notes were issued at a discount for gross proceeds of $87.7 million of which $13.6 million was allocated to the Warrants. Interest on the Senior Notes is added to the principal balance until December 1, 1998 on which date the principal balance will have accreted to $123 million. Thereafter, interest is payable semi-annually commencing December 1, 1999. Interest on the Convertible Notes is payable semi-annually commencing December 1, 1996. The Senior Notes are secured by the Company's investments in PeterStar, BECET and Baltic Communications Limited. The Convertible Notes are secured by the Company's investment in Technocom.

   A portion of the net proceeds of $103.8 million (after agent's commission and expenses) has been used to meet the Company's outstanding $20 million commitment to Technocom and to repay a revolving credit facility. The remaining proceeds, of which $46.7 million was held in escrow at September 30, 1996, will be used principally for capital investments in the existing operating units and to fund the development of additional products and services to be delivered over the Company's networks.

PLD TELEKOM INC.
(formerly Petersburg Long Distance Inc.)

Notes to Interim Consolidated Financial Statements, page 3

Nine months ended September 30, 1996
(Tabular amounts in thousands of United States Dollars)
(Prepared in accordance with United States Generally Accepted Accounting
  Principles, see note 1)
(Unaudited)

================================================================================

4. 1995 COMPARATIVES:

   As disclosed in Note 20 to the 1995 consolidated financial statements, the Company released a debtor from its obligations under a short term loan in the principal amount of $3 million. Accrued and unpaid interest on the loan, recorded in the second and third quarter of 1995 in the amount of $960,000 and $900,000, respectively, has been reversed. Accordingly, the loss for the three months ended September 30, 1995 has been increased by $960,000 to $3,046,000 ($0.10 per share) and the loss for the nine months ended September 30, 1995 has been increased by $1,860,000 to $6,082,000 ($0.20 per share).

5. FUTURE OPERATIONS AND CONTINGENCIES:

   (a) Under applicable Russian currency control regulations, PeterStar is required to have certain licenses from the Central Bank of Russia to enable it to make payments of and accept receipts of hard currency. While PeterStar has applied for all the necessary licenses, some have been received and others are outstanding. Failure to receive the remaining licenses could result in fines and penalties.

   (b) The Company is in the early stages of operations in the telecommunications industry. The Company's businesses are developing rapidly in an emerging economy which, by its nature, has an uncertain economic, political and regulatory environment. The general risks of operating businesses in the former Soviet Union include the possibility for rapid change in government policies, economic conditions, the tax regime and foreign currency regulations.

         Ultimate recoverability of the Company's investments requires the operations to be consistently profitable, which is dependent to a certain extent on the stabilization of the economies and political framework of the former Soviet Union and the ability of the Company's subsidiaries to maintain the necessary telecommunications licenses.

                                  SCHEDULE "A"

         WHEREAS the Company is governed by the Business Corporations Act (Ontario) (the "OBCA") and wishes to continue under the Delaware General Corporation Law (the "DGCL");

         RESOLVED as a special resolution that:

  1. The Company is authorized to continue the Company as a Delaware corporation under the DGCL and simultaneously discontinue the Company's existence in Ontario under the OBCA (the "Continuance");

  2. The Company is authorized to make application to the Director under the OBCA for authorization to permit the Continuance;

  3.     The Certificate of Incorporation of the Company attached hereto as
Exhibit 1 (the "Certificate of Incorporation") is approved and the Company is authorized to file the Certificate of Incorporation with the Secretary of State of the State of Delaware;


  4. Subject to the filing of the Certificate of Incorporation with the Secretary of State of Delaware and the receipt by the Company of a Certificate of Discontinuance under the OBCA, the Articles of the Company shall be amended and restated in their entirety by substituting for the provisions of its Articles, as presently constituted, the provisions set out in the Certificate of Incorporation;

  5. Any director or officer of the Company is hereby authorized to do all things and execute all other instruments and documents necessary or desirable to carry out the foregoing and consummate the Continuance; and

  6. The directors of the Company in their sole discretion may abandon the Continuance and any filings related thereto without further approval of the shareholders.





                                    Sch. A-1

                                  SCHEDULE "B"

                            SECTION 185 OF THE OBCA


         185.    (1)      RIGHTS OF DISSENTING SHAREHOLDERS.--Subject to
subsection (3) and to sections 186 and 248, if a corporation resolves to,

         (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

         (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

         (c) amalgamate with another corporation under sections 175 and 176;

         (d)     be continued under the laws of another jurisdiction under
                 section 181; or

         (e) sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

                 (2) IDEM.--If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

         (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

         (b)     subsection 170(5) or (6).

                 (3) EXCEPTION.--A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

         (a) amends the express terms of any provision of the articles of the corporation to confirm to the terms of the provision as deemed to be amended by section 277; or

         (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

                 (4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE.--In addition to any other right the shareholder may have, but subject to subsection
(30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

                 (5) NO PARTIAL DISSENT.--A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

                 (6) Objection.--A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

                 (7) Idem.--The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).





                                    Sch. B-1

                 (8) NOTICE OF ADOPTION OF RESOLUTION.--The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

                 (9) IDEM.--A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

                 (10) DEMAND FOR PAYMENT OF FAIR VALUE.--A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

         (a)     the shareholder's name and address;

         (b) the number and class of shares in respect of which the shareholder dissents; and

         (c)     a demand for payment of the fair value of such shares.

                 (11) CERTIFICATES TO BE SENT IN.--Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

                 (12) IDEM.--A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

                 (13) ENDORSEMENT ON CERTIFICATE.--A corporation or its transfer agent shall endorse on any share certificate received under subsection
(11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

                 (14) RIGHTS OF DISSENTING SHAREHOLDER.--On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

         (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

         (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

         (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

                 (15) OFFER TO PAY.--A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

         (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

         (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.





                                    Sch. B-2

                 (16) Idem.--Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

                 (17) Idem.--Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

                 (18) APPLICATION TO COURT TO FIX FAIR VALUE.--Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

                 (19) IDEM.--If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

                 (20) IDEM.--A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

                 (21) COSTS.--If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection
(19) are to be borne by the corporation unless the court otherwise orders.

                 (22) NOTICE TO SHAREHOLDERS.--Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

         (a) has sent to the corporation the notice referred to in subsection (10); and

         (b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

   of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

                 (23) PARTIES JOINED.--All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

                 (24) IDEM.--Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

                 (25) APPRAISERS.--The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

                 (26) FINAL ORDER.--The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favor of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

                 (27) INTEREST.--The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

                 (28)     WHERE CORPORATION UNABLE TO PAY.--Where subsection
(30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.





                                    Sch. B-3

                 (29) IDEM.--Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

         (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

         (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

                 (30) IDEM.--A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

         (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

         (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                 (31) COURT ORDER.--Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection
(4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

                 (32) COMMISSION MAY APPEAR.--The Commission may appoint counsel to assist the court upon the hearing of an application under subsection
(31).





                                    Sch. B-4

                                  SCHEDULE "C"

                          CERTIFICATE OF DOMESTICATION

                                       OF

                                PLD TELEKOM INC.

         The undersigned, Simon Edwards, Chief Financial Officer, of PLD Telekom Inc., in accordance with the provisions of Section 388 of Title 8 of the Delaware Code does hereby certify:

         FIRST: The Corporation was first formed on May 23, 1978 in Toronto, Ontario, Canada.

         SECOND: The name of the Corporation immediately prior to the filing of this Certificate of Domestication was PLD Telekom Inc.

         THIRD: The name of the Corporation as set forth in this certificate of incorporation is: PLD Telekom Inc.

         FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication was Ontario, Canada.


         IN WITNESS WHEREOF, I, being the Chief Financial Officer and duly authorized to sign this Certificate of Domestication on behalf of the Corporation have made, signed and sealed this Certificate of Domestication on this _______ day of ____________, 1997.



                                        ------------------------------
                                        Simon Edwards
                                        Chief Financial Officer





                                    Sch. C-1

                                  SCHEDULE "D"

                          CERTIFICATE OF INCORPORATION

                                       OF

                                PLD TELEKOM INC.


         The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:


         FIRST:  The name of the corporation is PLD Telekom Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, no par value, and 100,000,000 shares of Preferred Stock, no par value. The voting powers designations, preferences, rights and qualifications, limitations and restrictions of the Common Stock and the Preferred Stock shall be as set forth on Exhibit A, attached hereto and made a part hereof.

         FIFTH: The name and mailing address of the incorporator is E. Clive Anderson, Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103.

         SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

         SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

         EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         IN WITNESS WHEREOF, I have signed this Certificate this __________ day of ________, 1997.



                                  ----------------------------
                                  Incorporator





                                    Sch. D-1

                                   EXHIBIT A

2.       The holders of the Common Stock are entitled:

         1. to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

         2.      to receive any dividend declared thereon by the Corporation;
                 and

         3. subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, to receive the remaining property of the Corporation upon dissolution.

3. The rights, privileges, restrictions and conditions attaching to the Preferred Stock as a class are as follows:

         1.      Preferred Stock Issuable in Series

                 The Directors of the Corporation may at any time and from time to time issue the Preferred Stock in one (1) or more series, each to consist of such number of shares as may, before issuance thereof, be fixed by resolution of the Board of Directors of the Corporation. The number of shares in any series may from time to time be increased by the Directors upon compliance with the same conditions as are applicable to the issue of shares in a new series. The Board of Directors of the Corporation may (subject as hereinafter provided) by resolution duly passed before the issue of any Preferred Stock of any series from time to time determine the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Stock of each Series, including but without in any way limiting or restricting the generality of the foregoing, the rate or amount of preferential dividends, whether cumulative, non-cumulative or partially cumulative, the date or dates and place or places of payment thereof, the consideration and the terms and conditions of any purchase for cancellation or redemption thereof, conversion rights (if any), the terms and conditions of any share purchase plan or sinking funds and the restrictions (if any) respecting payment of dividends on, or the repayment of capital in respect of, any shares ranking junior to the Preferred Stock, the whole subject to the preferences, rights, privileges, restrictions and conditions attaching to the Preferred Stock as a class and also subject to the filing of Articles of Amendment in the prescribed form to designate a series of Preferred Stock.

         2.      Parity of Preferred Stock

                 The Preferred Stock of each series shall rank on a parity with the Preferred Stock of every other series with respect to priority in payment of dividends and in the distribution of assets and return of capital in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or on the occurrence of any other event as a result of which the holders of all series of Preferred Stock are then entitled to a return of capital.

         3.      Preference as to Dividends and Distributions

                 The Preferred Stock shall be entitled to a preference over the Common Stock of the Corporation and over any other shares ranking junior to the Preferred Stock with respect to priority in the payment of dividends and in the distribution of assets and return of capital in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or on the occurrence of any other event as a result of which the holders of all series of Preferred Stock are then entitled to a return of capital, but such preference shall not exceed the amount paid up on the Preferred Stock plus the amount of dividends in arrears or accrued and unpaid on such shares. The Preferred Stock of each series may also be given such other preferences not inconsistent with the provisions herein set forth over the Common Stock of the Corporation and any other shares ranking junior to the Preferred Stock as may be determined in the case of each series authorized to be issued. When any cumulative dividends in respect of a series of Preferred Stock or amounts payable on a winding-up, or on the occurrence of any other event as a result of which the holders of the Preferred Stock of all series are then entitled to a return of capital, are not paid in full, the Preferred Stock of all series shall participate ratably in respect of such accumulated dividends, in accordance with the amounts that would be payable on such shares if all such accumulated dividends were paid in full and on any return of capital in accordance with the amounts that would be payable on such return of capital if all amounts so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims aforesaid, the claims of the holders shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of the Preferred Stock of the amount payable to them aforesaid, they shall not be entitled to share in any further distribution of property or assets of the Corporation.

         4.      Voting Rights

                 The holders of the Preferred Stock shall be entitled to receive copies of the annual financial statements of the Corporation and the auditors' report thereon to be submitted to the annual meeting of shareholders, but, except as otherwise specifically provided by law and except as may otherwise be specifically provided in the provisions attaching to any series of the Preferred Stock, the holders of Preferred Stock shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation, or to vote at any such meeting. In any instance where the holders of Preferred Stock are entitled to vote, each holder of Preferred Stock shall be entitled to one (1) vote in respect of each Preferred share held.

         5.      Purchase for Cancellation, Redemption and Conversion

                 Subject to the provisions of the Delaware General Corporations Law and to the provisions relating to any particular series, Preferred Stock of any series may be purchased for cancellation or made subject to redemption by the Corporation in whole or in part, and may have attached thereto a right of conversion into Common Stock or other securities of the Corporation, at such time and at such prices and upon such other terms and conditions as may be specified in the special rights and restrictions attaching to the Preferred Stock of such series as set forth in the resolution of the Board of Directors of the Corporation relating to such series.

         6.      No Pre-Emptive Rights

                 The holders of Preferred Stock of any series shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or of bonds, debentures or other securities of the Corporation now or hereafter authorized otherwise than in accordance with the conversion, exchange or other rights, if any, which may from time to time attach to that series.

         7.      Amendments to Preferred Stock

                 The class provisions attaching to the Preferred Stock may be amended with the approval of all of the holders thereof given in writing or by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of such shares duly called for that purpose and a quorum for such meeting is not less than two holders of the outstanding Preferred Stock being present in person or represented by proxy.

   4.    Provisions Attaching to the Series II Convertible Preferred Stock

         The first series of Preferred Stock of the Corporation shall consist of 405,217 shares having a redemption value of Cdn. $1.00, shall be designated as Series II Convertible Preferred Stock and, in addition to the rights, conditions, restrictions and limitations attached to the Preferred Stock as a class, shall have attached thereto rights, conditions, restrictions and limitations substantially as hereinafter set forth, that is to say:

         1.      Voting Rights

                 1.01 The Series II Convertible Preferred Stock shall have no voting rights as specified in the class provisions attached to the Preferred Stock.

         2.      Issue Price

                 2.01 The redemption value, the issue price and the amount paid up with respect to the Series II Convertible Preferred Stock shall be Cdn. $1.00 per share.

         3.      Redemption

                 3.01 On and after October 15, 1991, at its option, the Corporation may redeem the Series II Convertible Preferred Stock, whereupon all holders of shares of Series II Convertible Preferred Stock shall surrender for redemption all of their outstanding Series II Convertible Preferred Stock on payment by the Corporation of Cdn. $1.00 for each share to be redeemed.

                 3.02 On the redemption of Series II Convertible Preferred Stock under this Section 3, the Corporation shall give, in the manner provided in Section 5, at least 30 days prior notice to each person who, at the date of giving such notice, is the holder of shares of Series II Convertible Preferred Stock of the right of the Corporation to redeem such shares. Such notice shall set out the redemption price and confirm the date on which the redemption is to take place and such notice shall state the then applicable Current Conversion Price (as defined in subsection 3.01). Such notice shall also advise the holder that the right of the holder to convert the shares so to be redeemed will cease and terminate at the close of business on the business day immediately prior to the date on which redemption is to take place. On the date specified for redemption, the Corporation shall pay or cause to be paid to the holders of Series II Convertible Preferred Stock, the redemption price on presentation and surrender at the offices of the Corporation in Calgary, Alberta or at any other place or places within Canada designated by such notice, of the certificate or certificates for such Series II Convertible Preferred Stock. Such payment shall be made by check payable at par at any branch in Canada of the Corporation's bankers. From and after the date specified for redemption, the holders of the Series II Convertible Preferred Stock, shall not, with the exception of the conversion rights provided in
Section 4, be entitled to exercise any of the rights of shareholders in respect thereof, unless payment of the redemption price is not duly made by the Corporation. At any time after notice of redemption is given, the Corporation shall have the right to deposit the redemption price of the Series II Convertible Preferred Stock called for redemption with any chartered bank or banks or with any trust company or companies in Canada named for such purpose in the notice of redemption to the credit of a special account or accounts in trust for the respective holders of such shares to be paid to them respectively upon surrender to such bank or banks or trust company or trust companies of the certificate or certificates representing the same. Upon such deposit or deposits being made, such shares shall be and be deemed to be redeemed and the rights of the holders of such shares shall be limited to the conversion right described in Section 3 and to receiving the proportion of the amounts so deposited applicable to their respective shares without interest. Any interest allowed on such deposit or deposits shall accrue to the Corporation.

                 3.03 Subject to the provisions of Section 5 and in addition to its right to redeem Series II Convertible Preferred Stock as provided in this Section 3, the Corporation may at any time or times purchase for cancellation the whole or any part of the outstanding shares of Series II Convertible Preferred Stock by invitation for tenders addressed to all holders of record of the outstanding Series II Convertible Preferred Stock, at a price per share not exceeding Cdn. $1.00 plus, in each case, the cost of purchase. If, in response to any request for tenders more Series II Convertible Preferred Stock are tendered at a price or prices acceptable to the Corporation then the Corporation is prepared to purchase, the Corporation shall accept, to the extent required, the tenders submitted at the lowest price and then, if and to the extent required, the tenders submitted at the next progressively higher price, and if more shares are tendered at any such price than the Corporation is prepared to purchase, the shares tendered at that price shall be purchased as nearly as possible pro rata, disregarding fractions, according to the number of shares of Series II Convertible Preferred Stock so tendered by each holder thereof.

                 3.04 Shares of Series II Convertible Preferred Stock which are purchased, redeemed or deemed to be redeemed in accordance with this
Section 3, shall be and be deemed to be canceled and shall not be reissued.

         4.      Conversion Privilege

                 4.01     For the purpose of this Section 4:

                          (a) "Common Stock" shall mean common shares in the capital of the Corporation as it existed at that time under the Business Corporations Act (Ontario), as such shares were constituted on July 10, 1987, and any other shares resulting from reclassification or change of such common shares or amalgamation, consolidation, merger or sale, all as referred to in subsection 4.07.

                          (b) "Current Conversion Basis" means at any particular time the result obtained (expressed to the nearest thousandth of a share of Common Stock by dividing Cdn. $1.00 by the Current Market Price;

                          (c) "Current Market Price" shall mean as at any date when the Current Market Price is to be determined, the weighted average price at which the Common Stock of the Corporation has been traded on the Alberta Stock Exchange during the 20 consecutive trading day not preceding such date. In the event such Common Stock is not listed on the Alberta Stock Exchange but is listed on another stock exchange or stock exchanges in Canada, the foregoing references to the Alberta Stock Exchange shall be deemed to be references to such other stock exchange, or, if more than one, to such one as shall be designated by the Board of Directors of the Corporation. In the event shares of Common Stock of the Corporation are not so traded on any stock exchange in Canada, the Current Market Price thereof shall be determined by the Board of Directors, which determination shall be conclusive; and

                          (d) "First City Loan" means the loan made by VenTech Healthcare International Inc. To Nu-Med Industries Ltd. in the amount of Cdn. $600,000.

                 4.02 A holder of any Series II Convertible Preferred Stock has the right, at his option, at any time after the First City Loan and all interest accrued thereon has been repaid in full, or in the case of shares called for redemption up to the close of business on the business day prior to the date fixed for redemption, whichever is earlier, to convert, subject to the terms and provisions hereof, such Series II Convertible Preferred Stock into fully paid and non-assessable Common Stock on the basis of the Current Conversion Basis. Should payment of the redemption price of Series II Convertible Preferred Stock which have been called for redemption not be paid upon surrender of the certificate for such Series II Convertible Preferred Stock the right of conversion shall revive and continue from the time of the failure to pay as if such Series II Convertible Preferred Stock had not been called for redemption.

                 4.03 The conversion of Series II Convertible Preferred Stock may be effected by the surrender of the certificate or certificates representing the same at any time during usual business hours at any office of the transfer agent of the Corporation at which the Common Stock is transferrable, accompanied by: (1) payment or evidence of payment of the tax (if any) payable as provided in subsection 4.11 and (2) a written instrument of surrender in form satisfactory to the Corporation duly executed by the registered holder, or his attorney duly authorized in writing, in which instrument such holder may also elect to convert part only of:

                          (a) the Series II Convertible Preferred Stock represented by such certificate or certificates not theretofore called for redemption, in which event such holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series II Convertible Preferred Stock represented by such certificate or certificates which have not been converted; and

                          (b) the Series II Convertible Preferred Stock, represented by such certificate or certificates, theretofore called for redemption, in which event on the date specified for redemption of such Series II Preferred Stock such holder shall be entitled to payment of the redemption price of the Series II Convertible Preferred Stock represented by such certificate or certificates which have been called for redemption and which have not been converted.

                 As promptly as practicable after the surrender of any Series II Convertible Preferred Stock for conversion, the Corporation shall cause to be delivered to or upon the written order of the holder of the Series II Convertible Preferred Stock so surrendered, a certificate or certificates issued in the name of, or in such name or names as may be directed by, such holder representing the number of shares of Common Stock to which such holder is entitled together with a payment by check or a scrip certificate, as the case may be, in respect of any fraction of a Common Share issuable on such conversion as provided in subsection 4.10. Such conversion shall be deemed to have been made at the close of business on the date such Series II Convertible Preferred Share shall have been surrendered for conversion, so that the rights of the holder of such Series II Convertible Preferred Stock as the holder thereof shall cease at such time and the person or persons entitled to receive Common Stock upon such conversion shall be treated for all purposes as having become the holder or holders of record of such Common Stock at such time and such conversion shall be on the Current Conversion Basis as at such time. The date of surrender of any Series II Convertible Preferred Stock for conversion shall be deemed to be the date when the certificate representing such Series II Convertible Preferred Stock is received by the transfer agent of the Corporation.

                 4.04 The registered holder of any share of Series II Convertible Preferred Share on the record date for any dividend payable on such share shall be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend and the registered holder of any share of Common Share resulting from any conversion shall be entitled to rank equally with the registered holders of all other Common Stock of record on any date after the date of conversion. Subject as aforesaid and subject to the provision hereof, upon the conversion of any share of Series II Convertible Stock, the Corporation shall make no payment or adjustment on account of any dividends on the Series II Convertible Preferred Stock so converted nor on account of any dividends on the Common Share issuable upon such conversion.

                 4.05 Upon the surrender of any shares of Series II Convertible Preferred Stock for conversion, the number of shares of full Common Stock issuable upon conversion thereof shall be equal to the aggregate number of such shares of Series II Convertible Preferred Stock to be converted multiplied by the Current Conversion Basis. Fractional shares will not be issued on any conversion but in lieu thereof the Corporation shall, at its option, either make cash payments or issue scrip certificates entitling the holder thereof and of other similar scrip certificates aggregating one full share of Common Share, upon the surrender of such scrip certificates, to a full share of Common Share. Such scrip certificates shall not confer on the holders thereof any rights as a shareholder. In any case where fractional shares are involved and the Corporation decides to make cash payments in lieu of issuing script certificates the payment shall be by check of an amount equal to the then value of such fractional interest computed on the basis of the Current Market Price for the Common Stock.

                 4.06 The issuance of certificates for Common Stock upon the conversion of Series II Convertible Preferred Stock shall be made without charge to the holders of the Series II Convertible Preferred Stock so converted for any fee or tax imposed on the Corporation in respect of the issuance of such certificates or the Common Stock represented thereby; provided that the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom such Common Stock are issued in respect of the issuance of such Common Stock or the certificate therefor or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holder of the Series II Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                 4.07 In case of any reclassification of change (other than a change resulting only from consolidation or subdivision) of the Common Stock, or in case of any amalgamation, consolidation or merger of the Corporation with or into any other corporation, or in the case of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Series II Convertible Preferred Share shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be convertible into the number of shares or other securities or property of the Corporation or such continuing, successor or purchasing corporation, as the case may be, to which a holder of the number of shares of Common Stock as would have been issued if such Series II Convertible Preferred Stock had been converted immediately prior to such reclassification, change, amalgamation, consolidation, merger and sale would have been entitled upon such reclassification, change, amalgamation, consolidation, merger or sale. The Board of Directors may accept the certificate of any firm of independent accountants (who may be the auditors of the Corporation) as to the foregoing calculation, and the Board of Directors may determine such entitlement on the basis of such certificate. Any such determination shall be conclusive and binding on the Corporation and the holders of the Series II Convertible Preferred Stock. No such reclassification, change, amalgamation, consolidation, merger or sale shall be carried into effect unless, in the opinion of legal counsel to the Corporation, all necessary steps shall have been taken to ensure that the holders of the Series II Convertible Preferred Stock shall thereafter be entitled to receive such number of shares or other securities or property of the Corporation or such continuing, successor or purchasing corporation, as the case may be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained in this Section 4.

                 4.08 The Corporation shall give to the holders of the Series II Convertible Preferred Stock at least 21 days prior notice as provided in Section 5, of the record date for the payment of any cash dividend, stock dividend or other distribution on its Common Stock and prompt public notice of the issue to any of its shareholders of rights to subscribe for Common Stock or other securities and shall give at least 30 days prior notice as provided in
Section 5 before making repayment of capital on its Common Stock. Any such public notice shall be sufficiently given if given in accordance with the regulations of the Alberta Stock Exchange from time to time in force with respect to required disclosures to the public by companies listed on such exchange. The accidental failure or omission to give the notice required by this subsection 4.08 or any defect therein shall not affect the legality or validity of any such payment, distribution or issue.

                 4.09 If in the opinion of the Board of Directors the provisions of this Section 4 are not strictly applicable, or if strictly applicable would not fairly protect the rights of the holders of the Series II Convertible Preferred Stock in accordance with the intent and purpose hereof, the Board of Directors shall make any adjustment in such provisions as the Board of Directors deems appropriate.

         5.      Notice

                 5.01 Any notice, except as provided in subsection 4.08 with respect to public notice, required to be given under the provisions attaching to the Series II Convertible Preferred Stock to the holders thereof shall be given by posting the same in a postage paid envelope addressed to each holder at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any such holder not so appearing, then to the address of such holder last known to the Corporation; provided that accidental failure or omission to give any notice as aforesaid to one or more of such holders shall not invalidate any action or proceeding founded thereon.

   5.    Provisions Attaching to the Series III Convertible Preferred Stock

         The second series of Preferred Stock of the Corporation shall consist of 125,000 shares having a redemption value, of Cdn. $1.00, shall be designated as Series III Convertible Preferred Stock and, in addition to the rights, conditions, restrictions and limitations attached to the Preferred Stock as a class, shall have attached thereto rights, conditions, restrictions and limitations substantially as hereinafter set forth, that is to say:

         1.      Voting Rights

                 1.01 The Series III Convertible Preferred Stock shall have no voting rights as specified in the class provisions attached to the Preferred Stock.

         2.      Issue Price

                 2.01 The redemption value, the issue price and the amount paid up with respect to the Series III Convertible Preferred Stock shall be Cdn. $1.00 per share.

         3.      Redemption

                 3.01     (a)     On and after March 31, 1987, at its option,
                                  the Corporation may redeem thirty-three and one-third percent (33 1/3%) of the issued and outstanding Series III Convertible Preferred
                                  Stock, whereupon all holders of shares of Series III Convertible Preferred Stock shall surrender for redemption thirty-three and one-third percent (33 1/3%) of their outstanding shares of Series III Convertible
                                  Preferred Stock on payment by the Corporation of Cdn. $1.00 for each such share to be redeemed.

                          (b) On and after March 31, 1988, at its option the Corporation may redeem sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series III Convertible Preferred Stock originally issued and outstanding, whereupon all holders of Series III Convertible Preferred Stock shall surrender for redemption up to sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series III Convertible Preferred Stock originally outstanding on payment by the Corporation of Cdn. $1.00 for each such share to be redeemed.

                          (c) On and after March 31, 1989, at its option the Corporation may redeem all of the Series III Convertible Preferred Stock issued and outstanding, whereupon all holders of Series III Convertible Preferred Stock shall surrender for redemption all of their outstanding shares of Series III Convertible Preferred Stock on payment by the Corporation of Cdn. $1.00 for each such share to be redeemed.

                 3.02 On the redemption of Series III Convertible Preferred Stock under this Section 3, the Corporation shall give, in the manner provided in Section 5, at least 30 days prior notice to each person who, at the date of giving such notice, is the holder of Series III Convertible Preferred Stock of the right of the Corporation to redeem such shares. Such notice shall set out the redemption price and confirm the date on which redemption is to take place and such notice shall state the then applicable Current Conversion Price (as defined in subsection 4.01). Such notice shall also advise the holder that the right of the holder to convert the shares so to be redeemed will cease and terminate at the close of business on the business day immediately prior to the date on which redemption is to take place. On the date specified for redemption, the Corporation shall pay or cause to be paid to the holders of Series III Convertible Preferred Stock, the redemption price on presentation and surrender at the offices of the Corporation in Calgary, Alberta or at any other place or places within Canada designated by such notice, of the certificate or certificates for such Series III Convertible Preferred Stock. Such payment shall be made by check payable at par at any branch in Canada of the Corporation's bankers. From and after the date specified for redemption, the holders of the Series III Convertible Preferred Stock shall not, with the exception of the conversion right provided in Section 4, be entitled to exercise any of the rights of shareholders in respect thereof, unless payment of the redemption price is not duly made by the Corporation. At any time after notice of redemption is given, the Corporation shall have the right to deposit the redemption price of the Series III Convertible Preferred Stock called for redemption with any chartered bank or banks or with any trust company or companies in Canada named for such purpose in the notice of redemption to the credit of a special account or accounts in trust for the respective holders of such shares, to be paid to them respectively upon surrender to such bank or banks or trust company or trust companies of the certificate or certificates representing the same. Upon such deposit or deposits being made, such shares shall be and be deemed to be redeemed and the rights of the holders of such shares shall be limited to the conversion right described in Section 4 and to receiving the proportion of the amounts so deposited applicable to their respective shares without interest. Any interest allowed on such deposit or deposits shall accrue to the Corporation.

                 3.03 Subject to the provisions of Section 5 and in addition to its rights to redeem Series III Convertible Preferred Stock as provided in this Section 3, the Corporation may at any time or times purchase for cancellation the whole or any part of the outstanding shares of Series III Convertible Preferred Stock by invitation for tenders addressed to all holders of record of the outstanding Series Convertible Preferred Stock, at a price per share not exceeding Cdn. $1.00 plus, in each case, the cost of purchase. If, in response to any request for tenders more Series III Convertible Preferred Stock are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Corporation shall accept, to the extent required, the tenders submitted at the lowest price and then, if and to the extent required, the tenders submitted at the next progressively higher price, and if more shares are tendered at any such price than the Corporation is prepared to purchase, the shares tendered at that price shall be purchased as nearly as possible pro rata, disregarding fractions, according to the number of shares of Series III Convertible Preferred Stock so tendered by each holder thereof.

                 3.04 Series III Convertible Preferred Stock which are purchased, redeemed or deemed to be redeemed in accordance with this Section 3 shall be and be deemed to be canceled and shall not be reissued.

         4.      Conversion Privilege

                 4.01     For the purpose of this Section 4:

                          (a) "Common Stock" shall mean common shares in the capital of the Corporation as it existed at that time under the Business Corporations Act (Ontario) as such shares were constituted on July 10, 1987, and any other shares resulting from reclassification or change of such Common Stock of amalgamation, consolidation, merger or sale, all as referred to in subsection 4.07;

                          (b) "Current Conversion Price" means at any particular time the result obtained (expressed to the nearest thousandth of a share of Common Stock) by dividing Cdn. $1.00 by the Current Market Price; and

                          (c) "Current Market Price shall mean as at any date when the Current Market Price is to be determined, the weighted average price at which the Common Stock of the Corporation has been traded on the Alberta stock Exchange during the 20 consecutive trading days ending on a date not earlier than the fifth trading day preceding such date. In the event such Common Stock is not listed on the Alberta Stock Exchange but is listed on another stock exchange or stock exchanges in Canada the foregoing references to the Alberta Stock Exchange shall be deemed to be references to such other stock exchange, or, of more than one, to such one as shall be designated by the Board of Directors of the Corporation.
                                  In the event Common Stock of the Corporation is not so traded on any stock exchange in Canada, the Current Market Price thereof shall be determined by the Board of Directors, which determination shall be conclusive.

                 4.02 A holder of any Series III Convertible Preferred Stock has the right, at his option, at any time up to the close of business on each of November 1, 1987, November 1, 1988 and November 1, 1989, to convert thirty-three and one-third percent (33 1/3%) of the number of shares of Series III Convertible Preferred Stock originally issued and outstanding to such holder, or in the case of shares called for redemption up to the close of business on the business day prior to the date fixed for redemption, which ever is earlier, subject to the terms and provisions hereof, such Series III Convertible

Preferred Stock into fully paid and non-assessable Common Stock on the basis of the current Conversion Basis. Should payment of the redemption price of Series III Convertible Preferred Stock which have been called for redemption not be paid upon surrender of the certificate for such Series III Convertible Preferred Stock the right of conversion shall revive and continue from the time of the failure to pay as if such Series III Convertible Preferred Stock had not been called for redemption.

                 4.03 The conversion of Series III Convertible Preferred Stock may be effected by the surrender of the certificate or certificates representing the same at any time during usual business hours at any office of the transfer agent of the Corporation at which the Common Stock is transferable, accompanied by: (1) payment or evidence of payment of the tax (if any) payable as provided in subsection 4.11 and (2) or written instrument of surrender in form satisfactory to the Corporation duly executed by the registered holder, or his attorney duly authorized in writing, in which instrument such holder may also elect to convert part only of:

                          (a) the Series III Convertible Preferred Stock represented by such certificate or certificates not theretofore called for redemption, in which event such holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series II Convertible Preferred Stock represented by such certificate or certificates which have not been converted; and

                          (b) The Series III Convertible Preferred Stock, represented by such certificate or certificates, theretofore called for redemption, in which event on the date specified for the redemption of such Series III Convertible Preferred Stock such holder shall be entitled to payment of the redemption price of the Series III Convertible Preferred Stock represented by such certificate or certificates which have been called for redemption and which have not been converted.

                 As promptly as practicable after the surrender of any Series III Convertible Preferred Stock for conversion, the Corporation shall cause to be delivered to or upon the written order of the holder of the Series III Convertible Preferred Stock so surrendered, a certificate or certificates issued in the name of, or in such name or names as may be directed by, such holder representing the number of shares of Common Stock to which such holder is entitled together with payment by check or a scrip certificate, as the case may be, in respect of any fraction of a Common Share issuable on such conversion as provided in subsection 4.10. Such conversion shall be deemed to have been made at the close of business on the date such Series III Convertible Preferred Stock shall have been surrendered for conversion, so that the rights of the holder of such Series III Convertible Preferred Stock as the holder thereof shall cease at such time and the person or persons entitled to receive Common Stock upon such conversion shall be treated for all purposes as having become the holder or holders of record of such Common Stock at such time and
such conversion shall be on the Current Conversion Basis as at such time.   The
date of surrender of any Series II Convertible Preferred Stock for conversion shall be deemed to be the date when the certificate representing such Series III Convertible Preferred Stock is received by the transfer agent of the Corporation.

                 4.04 The registered holder of any share of Series III Convertible Preferred Share on the record date for any dividend payable on such share shall be entitled to such dividend notwithstanding that such share is converted after such record date and before the payment date of such dividend and the registered holder of any share of Common Share resulting from any conversion shall be entitled to rank equally with the registered holders of all other share of Common Stock in respect of all dividends declared payable to holders of all other Common Stock of record on any date after the date of conversion. Subject as aforesaid and subject to the provisions hereof, upon the conversion of any shares of Series III Convertible Preferred Stock the corporation shall make no payment or adjustment on account of any dividends on the Series III Convertible Preferred Stock so converted nor on account of any dividends on the Common Stock issuable upon such conversion.

                 4.05 Upon the surrender of any shares of Series III Convertible Preferred Stock for conversion, the number of shares of full Common Stock issuable upon conversion thereof shall be equal to the aggregate number of shares of such Series III Convertible Preferred Stock to be converted multiplied by the Current Conversion Basis. Fractional shares will not be issued on any conversion but in lieu thereof the Corporation shall, at its option, either make cash payments or issue scrip certificates entitling the holder thereof and of other similar scrip certificates aggregating one full share of Common Share, upon the surrender of such scrip certificates, to a full share of Common Share. Such script certificates shall not confer on the holders thereof any rights as a shareholder. In any case where fractional shares are involved and the Corporation decides to make cash payments in lieu of issuing scrip certificates the payment shall be by check of any amount equal to the then value of such fractional interest computed on the basis of the Current Market Price for the Common Stock.

                 4.06 The issuance of certificates for Common Stock upon the conversion of Series III Convertible Preferred Stock shall be made without charge to the holders of the Series III Convertible Preferred Stock so converted for any fee or tax imposed on the Corporation in respect of the issuance of such certificates or the Common Stock represented thereby; provided that the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom such Common Stock are issued in respect of the issuance of such Common Stock or the certificate therefor or which may be payable in Shares or the certificate therefor or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holder of the Series III Convertible Preferred Stock converted, and the Corporation shall not be required to issue o deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                 4.07 In case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Common Stock, or in case of any amalgamation, consolidation ro merger of the Corporation with or into any other corporation, or in the case of any sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Series III Convertible Preferred Share shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be convertible into the number of shares or other securities or property of the Corporation or such continuing, successor or purchasing corporation, as the case may be, to which a holder of the number of shares of Common Stock as would have been issued if such Series III Convertible Preferred Stock had been converted immediately prior to such reclassification, change, amalgamation, consolidation, merger or sale would have been entitled upon such reclassification, change, amalgamation, consolidation, merger or sale. The Board of Directors may accept the certificate of any firm of independent accountants (who my be the auditors of the Corporation) as to the foregoing calculation, and the Board of Directors may determine such entitlement on the basis of such certificate. Any such determination shall be conclusive and binding on the Corporation and the holders of the Series III Convertible Preferred Stock. No such reclassification, change, amalgamation, consolidation, merger or sale shall be carried into effect unless, in the opinion of legal counsel to the Corporation, all necessary steps shall have been taken to ensure that the holders of the Series III Convertible Preferred Stock or other securities or property of the Corporation or such continuing, successor or purchasing corporation, as the case may be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained in this Section 4.

                 4.08 The Corporation shall give to the holders of the Series III Convertible Preferred Stock at least 21 days prior notice as provided in Section 5, of the record date for the payment of any cash dividend, stock dividend, or other distribution on its Common Stock and prompt public notice of the issue to any of its shareholders of rights to subscribe for Common Stock or other securities and shall give at least 30 days prior notice as provided in Section 5, before making any repayment of capital on its Common Stock. Any such public notice shall be sufficiently given if given in accordance with the regulations of the Alberta Stock Exchange from time to time in force with respect to required disclosures to the public by companies listed on such exchange. The accidental failure or omission to give the notice required by this subsection 4.08 or any defect therein shall not affect the legality or validity of any such payment, distribution or issue.

                 4.09 If in the opinion of the board of Directors the provisions of this Section 4 are not strictly applicable, or if strictly applicable would not fairly protect the rights of the holders of the Series III convertible Preferred Stock in accordance with the intent and purposes hereof, the Board of Directors shall make any adjustment in such provisions as the Board of Directors deems appropriate.

         5.      Notices

                 5.01 Any notice, except as provided in subsection 4.08 with respect to public notice, required to be given under the provisions attaching to the Series III Convertible Preferred Stock to the holders thereof shall be given by posting the same in a postage paid envelope addressed to each holder at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any such holder not so appearing, then to the address of such holder last known to the Corporation; provided that accidental failure or omission to give any notice as aforesaid to one or more of such holders shall not invalidate any action or proceeding founded thereon.

                                  SCHEDULE "E"

                                  B Y- L A W S

                                       OF

                                PLD TELEKOM INC.
                            (A DELAWARE CORPORATION)


                                   ARTICLE I

                        Offices, Fiscal Year and Record

          SECTION 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware until otherwise established by resolution of the Board of Directors, and a certificate certifying the change is filed in the manner provided by statute.

          SECTION 1.02. Other Offices. The Corporation may also have offices at such other places within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation requires.

          SECTION 1.03. Fiscal Year. Until changed by the Board of Directors, the fiscal year of the Corporation shall end on the 31st of December in each year.

          SECTION 1.04. Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. The stockholders and directors of the Corporation shall have examination rights as specified in Section 7.06 of these By-Laws.


                                   ARTICLE II

                                  Stockholders

          SECTION 2.01. Place of Meeting. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors, the President or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

          SECTION 2.02. Annual Meeting. The Board of Directors shall fix and designate the date and time of the annual meeting of the stockholders. At said meeting, the stockholders then entitled to vote shall elect directors and shall transact such other business as may properly be brought before the meeting.

          SECTION 2.03. Special Meetings. Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation ("Preferred Stock") with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board, the President or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.

          SECTION 2.04. Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten
(10) days nor more than sixty (60) days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.01 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of a majority of the total number of directors then in office upon public notice given prior to the date previously scheduled for such meeting of stockholders.





                                    Sch. E-1

          SECTION 2.05.  Quorum, Manner of Acting and Adjournment.

          (a) Quorum. The holders of a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders except as otherwise provided by the Delaware General Corporation Law ("DGCL"), by the Certificate of Incorporation or by these By-Laws. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

          (b) Manner of Acting. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon shall be the act of the stockholders, unless the question is one upon which, by express provision of the applicable statute, the Certificate of Incorporation or these By-Laws, a different vote is required in which case such express provision shall govern and control the decision of the question. The stockholders present in person or by proxy at a duly organized meeting can continue to do business until adjournment, notwithstanding withdrawal of enough stockholders to leave less than a quorum.

          SECTION 2.06.  Notice of Stockholder Business and Nominations.

                (a)      Annual Meetings of Stockholders.

                         (1)            Nominations of persons for election to
the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders
(i) pursuant to the Corporation's notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.

                         (2)            For nominations or other business to be
properly brought before an annual meeting by a stockholder pursuant to clause
(iii) of paragraph (a)(1) of this Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the l0th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (B) the class or series and number of shares of the Corporation which are owned of record and beneficially by such stockholder and such beneficial owner; and (iv) a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

                         (3)            Notwithstanding anything in the second
sentence of paragraph (a)(2) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least seventy (70) days prior to the first anniversary of the preceding year's annual

                                    Sch. E-2
meeting, a stockholder's notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (l0th) day following the day on which such public announcement is first made by the Corporation.

                (b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (a)(2) of this Section shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth
(10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

                (c)      General.

                         (1)  Only such persons who are nominated in accordance
with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal or nomination shall be disregarded.

                         (2)            For purposes of this Section, "public
announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                         (3)            Notwithstanding the foregoing
provisions of this Section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section. Nothing in this Section shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

          SECTION 2.07. Organization. At every meeting of the stockholders, the Chairman of the Board, if there be one, or in the case of a vacancy in the office or absence of the Chairman of the Board, one of the following persons present in the order stated: the Vice Chairman, if one has been appointed, the President, the Vice Presidents in their order of rank or seniority, a Chairman designated by the Board of Directors or a Chairman chosen by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast, shall act as Chairman, and the Secretary, or, in the absence of the Secretary, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, a person appointed by the Chairman, shall act as Secretary.

          SECTION 2.08.  Voting.

          (a) General Rule. Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock having voting power held by such stockholder.

          (b)  Voting and Other Action by Proxy.

                        (1) A stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy. Such execution may be accomplished by the stockholder or the authorized officer, director, employee or agent of the stockholder signing such





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
          writing or causing his signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission if such telegram, cablegram or other means of electronic transmission sets forth or is submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.

                 (2) No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

                 (3) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

          SECTION 2.09. Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

          SECTION 2.10.  Inspectors of Elections

          (a) Appointment. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

          (b) Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

          SECTION 2.11. Consent of Stockholders in Lieu of Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required in this section to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          SECTION 2.12. Voting Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting





                                    Sch. E-4
either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.


                                  ARTICLE III

                               Board of Directors

          SECTION 3.01. Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

          SECTION 3.02. Number and Term of Office. The Board of Directors shall consist of such number of directors, not less than one nor more than fifteen, as may be determined from time to time by resolution of the Board of Directors. Each director shall hold office until the expiration of the term for which he was selected and until a successor shall have been elected and qualified or until his earlier death, resignation or removal. Directors need not be residents of Delaware or stockholders of the Corporation.

          SECTION 3.03. Vacancies. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten (10) percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

          SECTION 3.04. Organization. At every meeting of the Board of Directors, the Chairman of the Board, if there be one, or, in the case of a vacancy in the office or absence of the Chairman of the Board, one of the following officers present in the order stated: the Vice Chairman of the Board, if there be one, the President, the Vice Presidents in their order of rank and seniority, or a chairman chosen by a majority of the directors present, shall preside, and the Secretary, or, in the absence of the Secretary, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, any person appointed by the Chairman of the meeting, shall act as Secretary.

          SECTION 3.05. Place of Meeting. Meetings of the Board of Directors shall be held at such place within or without the State of Delaware as the Board of Directors may from time to time determine, or as may be designated in the notice of the meeting.

          SECTION 3.06. Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this Section immediately after, and at the same place as, the annual meeting of stockholders, or at such other place or time as the Board of Directors may determine by resolution and without other notice than such resolution. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

          SECTION 3.07. Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

          SECTION 3.08. Notice. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by first-class or overnight mail or courier service, telegram or facsimile transmission, orally by telephone or by hand delivery. If mailed by first class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least twenty-four (24)





                                    Sch. E-5
hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours prior to the time set for the meeting. If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section 7.09. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 7.01 of these By-Laws.

          SECTION 3.09. Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

          SECTION 3.10.  Quorum, Manner of Acting and Adjournment.

          (a) General Rule. At all meetings of the Board two-fifths (2/5s) of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by the DGCL or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. If the Corporation has fewer than three directors, all the directors shall be present to constitute a quorum.

          (b) Unanimous Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board.

          SECTION 3.11.  Executive and Other Committees.

          (a) Establishment. The Board of Directors may, by resolution adopted by a majority of the whole board, establish an Executive Committee and one or more other committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee and the alternate or alternates, if any, designated for such member, the member or members of the committee present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

          (b) Powers. The Executive Committee, if established, and any such other committee to the extent provided in the resolution establishing such committee shall have and may exercise all the power and authority of the board of directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board of directors as provided in Section 151(a) of the DGCL, fix the designation and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of shares of any series), adopting an agreement of merger or consolidation under Section 251 or 252 of the DGCL, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation. The Executive Committee shall have the power or authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee so formed shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

          (c) Committee Procedures. The term "Board of Directors" or "Board," when used in any provision of these By-Laws relating to the organization or procedures of or the manner of taking action by the Board of Directors, shall be construed to include and refer to the Executive Committee or other committee of the Board.

          SECTION 3.12. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, the board of directors shall have the authority to fix the compensation of directors.





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
                                   ARTICLE IV

                                    Officers

          SECTION 4.01. Number, Qualifications and Designation. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as may be elected in accordance with the provisions of Section
4.02 of this Article. Any number of offices may be held by the same person. Except as otherwise set forth herein, officers may, but need not, be directors or stockholders of the Corporation. The Board of Directors may elect from among the members of the Board a Chairman of the Board and a Vice Chairman of the Board who may be officers of the Corporation if so designated by the Board. The Chairman of the Board or the President, as designated from time to time by the Board of Directors, shall be the chief executive officer of the Corporation. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

          SECTION 4.02. Election and Term of Office. The officers of the Corporation, except those elected by delegated authority pursuant to Section
4.03 of these By-Laws, shall be elected annually by the board of directors, and each such officer shall hold office for a term of one year and until a successor is elected and qualified, or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation.

          SECTION 4.03. Subordinate Officers, Committees and Agents. The Board of Directors may from time to time elect such other officers and appoint such committees, employees or other agents as it deems necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as are provided in these By-Laws, or as the Board of Directors may from time to time determine. The Board of Directors may delegate to any officer or committee the power to elect subordinate officers and to retain or appoint employees or other agents, or committees thereof, and to prescribe the authority and duties of such subordinate officers, committees, employees or other agents.

          SECTION 4.04. Removal. Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the total number of directors then in office whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by another officer by delegated authority pursuant to Section
4.03 may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

          SECTION 4.05. Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by another officer by delegated authority pursuant to Section 4.03 because of death, resignation, or removal may be filled by such other officer.

          SECTION 4.06. The Chairman and Vice Chairman of the Board. The Chairman of the Board, if there be one, or in the absence of the Chairman, the Vice Chairman of the Board, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors, and shall perform such other duties as may from time to time be assigned to them by the Board of Directors. To be eligible to serve, the Chairman of the Board and the Vice Chairman must be directors of the Corporation.

          SECTION 4.07. The President. The President shall have general supervision over the business and operations of the Corporation, subject, however, to the control of the board of directors. The President shall, in general, perform all duties incident to the office of President, and such other duties as from time to time may be assigned by the Board of Directors and, if the Chairman of the Board is the Chief Executive Officer, the Chairman of the Board.

          SECTION 4.08. The Vice Presidents. The Vice Presidents shall perform the duties of the president in the absence of the President and such other duties as may from time to time be assigned to them by the Board of Directors or by the President.

          SECTION 4.09. The Secretary. The Secretary, or an Assistant Secretary, shall attend all meetings of the stockholders and of the Board of Directors and shall record the proceedings of the stockholders and of the directors and of committees of the board in a book or books to be kept for that purpose; shall see that notices are given and records and reports properly kept and filed by the Corporation as required by law; shall be the custodian of the seal of the Corporation and see that it is affixed to all documents to be executed on behalf of the Corporation under its seal; and, in general, shall





                                    Sch. E-7
perform all duties incident to the office of Secretary, and such other duties as may from time to time be assigned by the Board of Directors or the President.

          SECTION 4.10. The Treasurer. The Treasurer, or an Assistant Treasurer, shall have or provide for the custody of the funds or other property of the Corporation; shall collect and receive or provide for the collection and receipt of moneys earned by or in any manner due to or received by the Corporation; shall deposit all funds in his or her custody as Treasurer in such banks or other places of deposit as the Board of Directors may from time to time designate; whenever so required by the Board of Directors, shall render an account showing his or her transactions as treasurer and the financial condition of the Corporation; and, in general, shall discharge such other duties as may from time to time be assigned by the Board of Directors or the President.

          SECTION 4.11. Officers' Bonds. No officer of the Corporation need provide a bond to guarantee the faithful discharge of the officer's duties unless the Board of Directors shall by resolution so require a bond in which event such officer shall give the Corporation a bond (which shall be renewed if and as required) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of office.

          SECTION 4.12. Salaries. The salaries of the officers and agents of the Corporation elected by the Board of Directors shall be fixed from time to time by the Board of Directors.

                                   ARTICLE V

                     Certificates of Stock, Transfer, Etc.

          SECTION 5.01.  Form and Issuance.

          (a) Issuance. The shares of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares.
Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form.

          (b) Form and Records. Stock certificates of the Corporation shall be in such form as approved by the Board of Directors. The stock record books and the blank stock certificate books shall be kept by the Secretary or by any agency designated by the Board of Directors for that purpose. The stock certificates of the Corporation shall be numbered and registered in the stock ledger and transfer books of the Corporation as they are issued.

          (c) Signatures. Any of or all the signatures upon the stock certificates of the Corporation may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer, transfer agent or registrar, before the certificate is issued, it may be issued with the same effect as if the signatory were such officer, transfer agent or registrar at the date of its issue.

          SECTION 5.02. Transfer. Transfers of shares shall be made on the share register or transfer books of the Corporation upon surrender of the certificate therefor, endorsed by the person named in the certificate or by an attorney lawfully constituted in writing. No transfer shall be made which would be inconsistent with the provisions of Article 8, Title 6 of the Delaware Uniform Commercial Code-Investment Securities.

          SECTION 5.03.  Lost, Stolen, Destroyed or Mutilated Certificates.
The Board of Directors may direct a new certificate of stock or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or the legal representative of the owner, to give the Corporation a bond sufficient to indemnify against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.





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
          SECTION 5.04. Record Holder of Shares. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

          SECTION 5.05.   Determination of Stockholders of Record.

          (a) Meetings of Stockholders. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the board of directors fixes a new record date for the adjourned meeting.

          (b) Consent of Stockholders. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

          (c) Dividends. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

                                   ARTICLE VI

                   Indemnification of Directors, Officers and
                        Other Authorized Representatives

          SECTION 6.01. Indemnification of Authorized Representatives in Third Party Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to, the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.





                                    Sch. E-9

          SECTION 6.02. Indemnification of Authorized Representatives in Corporate Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          SECTION 6.03. Mandatory Indemnification of Authorized Representatives. To the extent that an authorized representative or other employee or agent of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

          SECTION 6.04. Determination of Entitlement to Indemnification. Any indemnification under Section 6.01, 6.02 or 6.03 of these By-Laws (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative or other employee or agent is proper in the circumstances because such person has either met the applicable standard of conduct set forth in Section 6.01 or 6.02 or has been successful on the merits or otherwise as set forth in Section 6.03 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

                 (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such third party or corporate proceeding; or

                 (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                 (3)  by the stockholders.

                 SECTION 6.05. Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the Corporation in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount if it shall ultimately be determined that the authorized representative is not entitled to be indemnified by the Corporation as authorized in this Article. The financial ability of any authorized representative to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance. Expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                 SECTION 6.06.  Definitions.  For purposes of these By-Laws:

                 (1) "authorized representative" shall mean any and all directors and officers of the Corporation and any person designated as an authorized representative by the Board of Directors of the Corporation (which may, but need not, include any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise);

                 (2) "Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

                 (3) "corporate proceeding" shall mean any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or investigative proceeding by the Corporation;





                                   Sch. E-10

                 (4) "criminal third party proceeding" shall include any action or investigation which could or does lead to a criminal third party proceeding;

                 (5) "expenses" shall include attorneys' fees and disbursements;

                 (6) "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan;

                 (7) "not opposed to the best interests of the Corporation" shall include actions taken in good faith and in a manner the authorized representative reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan;

                 (8)  "other enterprises" shall include employee benefit plans;

                 (9) "party" shall include the giving of testimony or similar involvement;

                 (10) "serving at the request of the Corporation" shall include any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries;

                 (11) "third party proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation;

                 (12)  "his" shall include the pronoun "hers"; and

                 (13) "Board" shall mean the Board of Directors of the Corporation and "Director" shall mean a member of the Board of Directors.

                 SECTION 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

                 SECTION 6.08. Scope of Article. The indemnification of authorized representatives and advancement of expenses, as authorized by the preceding provisions of this Article, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The indemnification and advancement of expenses provided by or granted pursuant to Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an authorized representative and shall inure to the benefit of the heirs, executors and administrators of such a person.

                 SECTION 6.09. Reliance on Provisions. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by Article VI.


                                  ARTICLE VII

                               General Provisions

                 SECTION 7.01. Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

                 SECTION 7.02. Dividends. Subject to the restrictions contained in the DGCL and any restrictions contained in the Certificate of Incorporation, the board of directors may declare and pay dividends upon the shares of capital stock of the Corporation.





                                   Sch. E-11

                 SECTION 7.03. Contracts. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, if an executive officer, the President or any Vice President may execute bonds, contracts, deeds, leases, and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chairman of the Board, if an executive officer, the President or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

                 SECTION 7.04. Corporate Seal. The Corporation shall have a corporate seal, which shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

                 SECTION 7.05. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such banks, trust companies, or other depositories as the Board of Directors may approve or designate, and all such funds shall be withdrawn only upon checks signed by such one or more officers or employees as the Board of Directors shall from time to time determine.

                 SECTION 7.06.  Corporate Records.

                 (a) Examination by Stockholders. Every stockholder shall, upon written demand under oath stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose, the stock ledger, list of stockholders, books or records of account, and records of the proceedings of the stockholders and directors of the Corporation, and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business. Where the stockholder seeks to inspect the books and records of the , other than its stock ledger or list of stockholders, the stockholder shall first establish (1) that the stockholder has complied with the provisions of this Section respecting the form and manner of making demand for inspection of such documents; and (2) that the inspection sought is for a proper purpose. Where the stockholder seeks to inspect the stock ledger or list of stockholders of the Corporation and has complied with the provisions of this Section respecting the form and manner of making demand for inspection of such documents, the burden of proof shall be upon the Corporation to establish that the inspection sought is for an improper purpose.

                 (b) Examination by Directors. Any director shall have the right to examine the Corporation's stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to the person's position as a director.

                 SECTION 7.07. Resignations. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

                 SECTION 7.08. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of shares entitled to cast a majority of the votes which all stockholders are entitled to cast at an election of directors.

                 SECTION 7.09. Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.





                                   Sch. E-12

                 SECTION 7.10. Amendment of By-Laws. These By-Laws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting; provided, however, that, in the case of amendments by the Board of Directors, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of a majority of the directors then in office shall be required to alter, amend or repeal any provision of these By-Laws; and further provided, that in the case of amendments by stockholders, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all the then outstanding shares having the right to vote thereon, voting together as a single class, shall be required to alter, amend or repeal any provision of these By-Laws.





                                   Sch. E-13

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                 THE COMPANY

                 The Company's By-Laws provide that, subject to the OBCA, the Company shall indemnify a director or officer of the Company, a former director or officer of the Company or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his office if he acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify any such person in such other circumstances as the Act or law permits or requires.

                 Section 136 of the OBCA provides:

                        136. (1) Indemnification of directors. -- A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

                                 (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

                                 (b) in the case of a criminal or
                                 administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

                         (2) Idem. -- A corporation may, with the approval of
                        the court, indemnify a person referred to in subsection
                        (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfills the conditions set out in clauses (1)(a) and
                        (b).

                         (3) Idem. -- Despite anything in this section, a
                        person referred to in subsection (1) is ntitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

                                 (a) was substantially successful on the merits in his or her defence of the action or proceeding; and

                        (b) fulfills the conditions set out in clauses (1)(a) and (b).

                 (4) Liability insurance. -- A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

                        (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation; or

                        (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation's request, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.

                        (5) Application to court. -- A corporation or a person
                 referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit..

                   (6) Idem. -- Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

          Cable & Wireless currently extends to the Company the coverage of the directors and officers liability which it maintains in the amount of pound sterling 50,000,000 (approximately $75,000,000) to the officers and directors of the Company for any loss incurred in connection with the performance of their duties and to the Company and its subsidiaries for any loss for which they have indemnified their respective directors or officers as permitted by law.

          PLD DELAWARE

          Section 145 of the DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Certificate of Incorporation of PLD Delaware provides that no director of PLD Delaware shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

          The By-Laws of PLD Delaware also provide that PLD Delaware may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company or PLD Delaware pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 21. EXHIBITS

        Exhibit Number          Description
        --------------          -----------
               2*                   Form of Certificate of Domestication (included as Schedule "C" to the
                                Circular/Prospectus).

             3.1*                   Form of Certificate of Incorporation of PLD Delaware (included as Schedule "D"
                                to the Circular/Prospectus).

             3.2*                   Form of By-Laws of PLD Delaware (included as Schedule "E" to the
                                Circular/Prospectus).

               5**                  Opinion of Morgan, Lewis & Bockius LLP regarding validity of securities being registered.

             8.1**                  Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.

             8.2**                  Opinion of Blake, Cassels & Graydon regarding tax matters.

            23.1*                   Consent of KPMG, chartered accountants.

            23.2**                  Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as
                                Exhibit 5 to this Registration).

            23.3**                  Consent of Blake, Cassels & Graydon (included in the opinion filed as
                                Exhibit 8.2 to this Registration Statement).

              27*                   Financial Data Schedule.

 ------------------

     *    Filed herewith.

    **    To be filed by amendment.




ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (d)    That every prospectus (i) that is filed pursuant to paragraph
          (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on December 19, 1996.

                                 PLD TELEKOM INC.


                                 By:   /s/ James R. S. Hatt
                                       ----------------------------------------
                                           James R. S. Hatt
                                           President and
                                           Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                      Title                         Date
          ---------                      -----                         ----
/s/ Ronald R. Cripps                     Director                      December 19, 1996
---------------------------
Ronald R. Cripps

/s/ Simon Edwards                        Chief Financial Officer       December 19, 1996
---------------------------      (Principal Financial Officer)
Simon Edwards

/s/ James R. S. Hatt                     Director, President and       December 19, 1996
---------------------------      Chief Executive Officer
James R. S. Hatt                 (Principal Executive Officer)


/s/ David L. Heavenridge                 Director                      December 19, 1996
---------------------------
David L. Heavenridge

/s/ Timothy P. Lowry                     Director                      December 19, 1996
---------------------------
Timothy P. Lowry

/s/ Robert Smith                         Director                      December 19, 1996
---------------------------
Robert Smith

/s/ David M. Stovel                      Director and Vice Chairman    December 19, 1996
---------------------------
David M. Stovel

/s/ Richard Wainright-Lee                Director                      December 19, 1996
---------------------------
Richard Wainright-Lee

/s/ Clayton A. Waite                     Director                      December 19, 1996
---------------------------
Clayton A. Waite

/s/ Douglas T. Waite                     Director                      December 19, 1996
---------------------------
Douglas T. Waite

                              INDEX TO EXHIBITS

      Exhibit Number            Description
      --------------            -----------
               2*                   Form of Certificate of Domestication (included as Schedule "C"
                                to the Circular/Prospectus).

             3.1*                   Form of Certificate of Incorporation of PLD Delaware (included as
                                Schedule "D" to the Circular/Prospectus).

             3.2*                   Form of By-Laws of PLD Delaware (included as Schedule "E" to the
                                Circular/Prospecuts).

               5**                  Opinion of Morgan, Lewis & Bockius LLP regarding validity of securities being registered.

             8.1**                  Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.

             8.2**                  Opinion of Blake, Cassels & Graydon regarding tax matters.

            23.1*                   Consent of KPMG, chartered accountants.

            23.2**                  Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as
                                Exhibit 5 to this Registration).

            23.3**                  Consent of Blake, Cassels & Graydon (included in the opinion filed as
                                Exhibit 8.2 to this Registration Statement).

              27*                   Financial Data Schedule.


 ------------------

     *    Filed herewith.

    **    To be filed by amendment.